      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1997

                                                           REGISTRATION NO. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             NU-TECH BIO-MED, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

        DELAWARE                                      55 ACCESS ROAD                                  25-1411971
(STATE OF INCORPORATION)                       WARWICK, RHODE ISLAND 02886                         (I.R.S. EMPLOYER
                                                      (401) 732-6520                              IDENTIFICATION NO.)
                                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                                         OFFICES)

                            ------------------------

                              J. MARVIN FEIGENBAUM
                            CHIEF EXECUTIVE OFFICER
                             NU-TECH BIO-MED, INC.
                                 55 ACCESS ROAD
                          WARWICK, RHODE ISLAND 02886
                            TELEPHONE (401) 732-6520
                            FACSIMILE (401) 738-9160
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:
                            CHARLES P. AXELROD, ESQ.
                             WILLIE E. DENNIS, ESQ.
                          CAMHY KARLINSKY & STEIN LLP
                           1740 BROADWAY, 16TH FLOOR
                         NEW YORK, NEW YORK 10019-4315
                            TELEPHONE (212) 977-6600
                            FACSIMILE (212) 977-8389
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                             PROPOSED        PROPOSED
                                                                              MAXIMUM         MAXIMUM
                                                            AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
            TITLE OF SHARES TO BE REGISTERED                 REGISTERED    PER SHARE(1)  OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(2)(3)......................    10,546,118      $1.71875       $18,126,140        $5,493
---------------------------------------------------------------------------------------------------------------------------
Total....................................................    10,546,118      $1.71875       $18,126,140        $5,493
===========================================================================================================================

(1) Estimated solely for purpose of determining the registration fee, and computed based on the average of the closing bid and asked prices of a share of Common Stock as quoted on the SmallCap Market of the Nasdaq Stock Market on June 26, 1997 ($1.71875 per share).

(2) Includes (i) 2,850,660 shares of Common Stock issued upon the conversion of 4,044 shares of Series A Preferred Convertible Stock through June 26, 1997, and (ii) 7,695,458 shares of Common Stock, subject to adjustment, issuable upon conversion of 9,956 shares of Series A Preferred Stock and, for purposes of this Registration Statement is computed based upon an assumed conversion price of $1.293750 per share as of June 27, 1997 representing the average closing bid price for the five days immediately preceding June 27, 1997 less 25% as provided in the formula for the conversion of the Series A Preferred Convertible Stock.

(3) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement is intended to include all of the number of shares issuable upon conversion of the Series A Preferred Convertible Stock which is subject to increase in accordance with the conversion provisions and other adjustment provisions of the Series A Preferred Convertible Stock, and accordingly such indeterminate number of additional shares of Common Stock is registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 1, 1997

PROSPECTUS

                             NU-TECH BIO-MED, INC.

    THIS PROSPECTUS COVERS AN AGGREGATE OF 10,546,118 SHARES OF COMMON STOCK
                            ------------------------

     This Prospectus covers an aggregate of 10,546,118 shares of Common Stock, $.01 par value (the "Shares") of Nu-Tech Bio-Med, Inc. (referred to as the "Company" or "Nu-Tech"), offered by certain security holders ("Selling Security Holders") consisting of 2,850,660 shares issued through June 26, 1997 upon conversions of 4,044 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and 7,695,458 Shares (subject to adjustment) issuable upon conversion of 9,956 issued, outstanding, and as yet unconverted shares of Preferred Stock, and which may be offered and sold by the Selling Security Holders thereof. The number of shares of Common Stock issuable upon conversion of the remaining 9,956 shares of Preferred Stock has been estimated based upon a conversion price of $1.293750 per share as of June 27, 1997, representing the average closing bid price for the five days immediately preceding June 27, 1997, less 25% as provided in the formula for the conversion of the Series A Preferred Convertible Stock. The actual number of shares of Common Stock may be subject to increase or decrease dependent upon the conversion price in effect at the date of conversion of the Preferred Stock. See "Selling Security Holders".

     The Shares may be sold from time to time by the Selling Security Holders, or by the transferees of the holders of Series A Preferred Stock. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares of the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Security Holders either (i) to a broker or dealer as principal for resale by such broker or dealer for an amount pursuant to this Prospectus (e.g., in a transaction with a "market maker"); (ii) in brokerage transactions, including transactions in which the broker solicits purchasers or (iii) in privately negotiated transactions pursuant to any applicable exemption under the Securities act of 1933, as amended (the "Act"). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered.

     The Common Stock is traded in the over-the-counter market and listed on the SmallCap Market of the Nasdaq Stock Market ("Nasdaq") under the symbol "NTBM," and on the Boston Stock Exchange under the symbol "NTB." On June 30, 1997, the closing bid and asked prices for the Common Stock as reported on Nasdaq were $1.75 and $1.9375, respectively. See "Market Information" as set forth in the Form 10-KSB for the fiscal year ended December 31, 1996.
                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING AT PAGE 15 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference except as superseded or modified herein:

          1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

          2. The Company's Form 8-K filed with the Commission on June 18, 1997.

          3. The Company's Form 8-K filed with the Commission on June 9, 1997.

          4. The Company's Form 8-K filed with the Commission on May 31, 1997.

          5. The Company's Form 8-K filed with the Commission on May 1, 1997.

          6. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997 filed with the Commission on May 13, 1997.

          7. The Company's Proxy Statement with respect to its Annual Meeting of Shareholders held on June 20, 1997.

     All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described (other than exhibits). Requests for such copies should be directed to Nu-Tech Bio-Med, Inc., 55 Access Road, Warwick, Rhode Island 02886. The Company's telephone numbers are (401) 732-6520 or (212) 391-2424.

                               PROSPECTUS SUMMARY

     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1996 (the "Form 10-KSB"), the Form 10-QSB for the quarterly period ended March 31, 1997, the Company's reports on Form 8-K filed by the Company since December 31, 1996 and up to the date hereof and the Company's Proxy Statement with respect to its Annual Meeting of shareholders held on June 20, 1997, all of which are incorporated herein by reference. The summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus and Form 10-KSB, 10-QSB, Forms 8-K, and Proxy Statement. Each prospective investor is urged to read this Prospectus and Form 10-KSB, 10-QSB, Forms 8-K and Proxy Statement in their entirety. This Summary is further qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Nu-Tech Bio-Med, Inc. (hereinafter sometimes referred to as "Nu-Tech" or the "Company") was originally organized under the laws of the State of Delaware in September 1981 under the name "Applied DNA Systems, Inc." On November 16, 1994, the Company changed its name to its present name. One of the Company's wholly-owned operating subsidiaries, Analytical Biosystems Corp. ("ABC"), was organized under the laws of the State of Delaware in August, 1985. On October 21, 1996, the Company, through a newly organized wholly-owned subsidiary, NTBM Billing Services Inc. ("NTBM"), acquired substantially all of the medical billing service assets of Prompt Medical Billing, Inc. ("Prompt Medical").

     On November 8, 1996, Nu-Tech joined with Physicians Clinical Laboratory, Inc., a Delaware corporation, ("PCL") in submitting a plan of reorganization for PCL (the "PCL Plan") under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") whereby Nu-Tech would acquire a 52.6% majority interest in PCL. PCL is currently operating under Chapter 11 of the United States Bankruptcy Code, and is incurring ongoing and significant losses. For the Fiscal Year ended February 28, 1997, PCL incurred a net loss of approximately $98,679,000. See the Consolidated Financial Statements of Physicians Clinical Laboratory, Inc. and the notes thereto. At the time of the commencement of the Chapter 11, PCL was also in default on approximately $80,000,000 in senior secured debt and approximately $40,000,000 in subordinated debt. The Company purchased approximately $13,300,000 of PCL senior secured debt in advance of submission of the PCL Plan to the bankruptcy court. PCL is a full service clinical laboratory which provides a comprehensive battery of testing services. PCL operates throughout the State of California and its executive offices are located in Sacramento, California. On April 18, 1997, the United States Bankruptcy Court, Central District of California, Case No. SV96-23185-GM, following the approval and entry of findings of fact, conclusions of law and order confirming the second amended plan of reorganization of PCL and its affiliated debtors, entered a final judgement confirming the second amended plan of reorganization of PCL and its affiliated debtors. Though confirmed, the PCL Plan is not effective as of the date hereof.

     On November 18, 1996, the Company completed the acquisition of Medical Science Institute, a California corporation ("MSI") which had been operating under Chapter 11 of the United States Bankruptcy Code since 1995. The completion of the acquisition of MSI was effected with the intent to resell and transfer such ownership to PCL on a pass through basis, which occurred on February 26, 1997. MSI incurred losses of approximately $617,000 during the 44 day period ending December 31, 1996, and approximately $290,823 for the 57 day period through February 26, 1997. MSI is a full service medical laboratory facility and its primary executive offices are located in Burbank, California. MSI operates throughout the State of California.

     As a result of the acquisitions of the business of Prompt Medical and the anticipated acquisition of a majority interest in PCL, together with an indirect ownership interest in MSI, the business of Nu-Tech has recently significantly changed and expanded. Prior to such acquisitions, the Company's sole business activities were conducted through its subsidiary, ABC. Unless otherwise indicated, or unless the context otherwise requires, the "Company" shall refer to Nu-Tech, NTBM, ABC, PCL and MSI.

     Analytical Biosystems Corp. is a clinical oncology laboratory service and research company which currently performs and furnishes a patented in vitro chemosensitivity assay known as the Fluorescent Cytoprint Assay ("FCA") which aids oncologists in selecting those chemotherapeutic drugs most likely to be effective in treating a cancer patient's solid mass tumor. The FCA, which was developed by M. Boris Rotman, Ph.D., Professor of Medical Science at Brown University, Providence, Rhode Island, is a patented laboratory procedure that measures the effectiveness of specific chemotherapy drugs in destroying cancer cells retrieved from solid mass tumors removed from individual patients. The FCA tests cancer tissue taken from the individual's tumor against many of the chemotherapeutic agents likely to be used for that tumor type. Information provided by the test helps rule out ineffective drugs and assists the oncologists in determining appropriate chemotherapy.

     ABC also offers an ATPase cell viability assay ("ATP-CVA") which is a bioluminescent assay utilized for the determination of inhibition of metabolic activity in cancer cells. The Company uses the non-proprietary ATP-CVA in conjunction with Analytical Biosystems' FCA for the purpose of expanding the number of chemotherapeutic drugs which ABC can offer for in vitro drug response testing. Such expanded drugs include taxol, which is utilized in the treatment of breast and ovarian cancer. Analytical Biosystems intends that the FCA will be principally used for the assay of those chemotherapeutic drugs such as cisplatin, doxorubicin and mitomycin C which have the effect of bursting or killing cancer cells. With respect to other chemotherapeutic drugs which work in a different fashion such as taxol and taxotere, the ATP-CVA will detect the inhibition of metabolic activity. These two latter drugs, which have been approved by the Food and Drug Administration for the use in the treatment of breast, lung and ovarian cancer, will be assayed by the Company utilizing the ATPase assay. In addition, ABC has added navelbine to the chemotherapeutic drugs which it is capable to assay, which is currently used in the treatment of non-small cell lung cancer and whose effect is to burst or kill the cancer cells immediately. This drug is being assayed by Analytical Biosystems Corp. utilizing the FCA.

     The existing and potential customers of Nu-Tech, ABC, MSI, and PCL and NTBM Billing are medical offices, surgeons, oncologists, pathologists, patients, hospitals, health maintenance organizations ("HMOs"), community health centers, and third party insurance companies.

     ABC maintains its administrative offices and clinical laboratory, research facilities and its principal executive offices at 55 Access Road, Warwick, Rhode Island 02886, and its telephone number is (401) 732-6520. Nu-Tech also maintains executive offices at 500 Fifth Avenue, Suite 2424, New York, New York 10110, and its telephone number (212) 391-2424. MSI maintains its executive offices at 811 South San Fernando Boulevard, Burbank, California 91502 and its telephone number is (818) 846-4674. NTBM maintains a place of business at 9090 SW 87th Street, Miami, Florida 33176 and its telephone number is (305) 273-1288. PCL maintains a place of business at 3301 C Street, Suite 100E, Sacramento, California 95816 and its telephone number is (916) 444-3500.

                                 RECENT EVENTS

RECENT WARRANT EXERCISES AND SHARE ISSUANCES

     On April 29, 1997, the Company reduced the exercise price of 15,856 options (the "Options") and 1,076,979 warrants (the "Warrants") to $1.76 per share, which was equal to 75% of the average closing price for the Company's common stock for the ten (10) days prior to such reduction. The warrant holders/option holders were able to exercise the Options and Warrants at the reduced exercise price for the 45 day period commencing April 30, 1997 through June 13, 1997. An aggregate of 351,728 Warrants were exercised for which the Company received an aggregate of $619,041. Upon termination of the 45 day period, the Options and Warrants reverted to, and are exercisable at, their original respective exercise prices which range from $6.30 to $28.35 per share.

DECEMBER 1996 PRIVATE PLACEMENT

     On December 2, 1996, the Company completed a private placement of 14,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") for an aggregate purchase price of $14 million. Each share of Preferred Stock, by its terms, is convertible into such number of shares of Common Stock as shall equal $1,000 divided by a Conversion Rate equal to the lesser of (i) 75% of the average closing bid price of a share of Common Stock as reported by the SmallCap Market of the Nasdaq Stock Market for the five trading days prior to the date of the holders' notice of conversion or (ii) $17.50, subject to adjustment. By reason of such conversion provisions, the holders of the Preferred Stock will have the right, until all of their Preferred Shares are converted, to always avail themselves of a conversion right at 25% below the prevailing market price. Therefore, the lower the market price for the Company's Common Stock, the greater the number of shares that the converting Preferred Shareholder will be able to receive, and the greater consequent dilution to existing shareholders. In addition, the issuance of shares of Common Stock by reason of conversions of the Preferred Stock may have a depressive effect upon the market in that there may not exist sufficient depth or breadth in the market for the Company's Common Stock to absorb the sale of additional shares that may come to the marketplace by reason of such conversions. Anything to the contrary notwithstanding, no holder of Preferred Stock is permitted to convert any portion of the Preferred Stock which would result in the holder being deemed the beneficial owner of 4.99% or more of the then issued and outstanding Common Stock of the Company.

     The holders of the Preferred Stock are entitled to require the Company, upon the demand of a majority of the holders of the registrable securities, to file a registration statement with the Securities and Exchange Commission, registering for sale the Common Stock which the holders of the Preferred Stock may receive upon conversion. In the event the Company fails to have a registration statement declared effective within 120 days of receipt of the holders' Demand Registration Request, the conversion price is subject to adjustment by increasing the percentage discount from 25% to 35% and increasing by an additional 2% for each month for up to six months. In the case of conversion, in the event that the shares of Preferred Stock are not converted within 10 days following the receipt by the Company of a valid conversion notice, the Company shall pay to the converting Preferred Shareholder an amount, as liquidated damages, equal to 1% per day of the purchase price of the shares converted.

     The Company had heretofore filed, and in February 1997 withdrew, a registration statement relating to the shares of its Common Stock issuable upon conversion of the Preferred Stock. At the time of such filing, the Company had not received a valid written demand by a majority of the holders of the Preferred Stock to require it to proceed with such registration statement. At the time such registration statement was withdrawn, and through and as of the date hereof, the Company likewise did not receive a written demand by the holders of a majority of Preferred Stock to file a registration statement. The filing of a registration statement of which this Prospectus is a part has been in effect by the Company without having a requisite demand made upon it.

     Several holders of Preferred Stock have indicated that they intend to commence an action against the Company arising out of the alleged failure of the Company to cause the conversion shares to be registered, seeking unspecified damages and/or seeking to rescind their purchase of the Preferred Stock. The Company believes that in the event any such action is commenced against it, it has good and meritorious defenses. In the event any such action is brought against the Company, and the Company does not prevail thereon, and is found to be responsible for damages or losses, such circumstance would have a material adverse effect upon the Company. The Company has had, and continues to have, continuous discussions with representatives of the holders of Preferred Stock concerning a resolution of the dispute arising out of the registration of the shares of the Company's Common Stock issuable upon conversion of the Preferred Stock.

     As of June 26, 1997, an aggregate of 4,044 shares of Preferred Stock were converted into an aggregate of 2,850,660 shares of Common Stock. This Prospectus has been filed with respect to both the shares of Common Stock which have been issued upon such conversions and shares of Common Stock underlying the Preferred Stock which have yet to be converted. The filing of a registration statement by the Company, may not, however, resolve the dispute to the satisfaction of the holders of the Preferred Stock, and no assurance may be given that the holders of Preferred Stock may not commence an action against the Company.

     As of June 27, 1997, the Company had 5,649,757 shares of Common Stock issued and outstanding (including 2,850,660 shares of common stock issued through June 26, 1997 upon conversion of 4,044 shares of Preferred Stock and 351,728 shares of common stock issued between April 30, 1997 and June 13, 1997 upon the exercise of certain Warrants). In the event that the remaining 9,956 shares of Preferred Stock are converted, the Company would be obligated to issue approximately an additional 7,695,458 shares of Common Stock to the holders of the Preferred Stock based upon a conversion price of $1.293750 per share as of June 27, 1997. In such case the Company would have an aggregate of 13,345,215 shares of common stock issued and outstanding, of which an aggregate of 10,546,118 shares of common stock would be owned by 37 former holders of Preferred Stock, who, as a group, would then be in a position to control the business and affairs of the Company.

     The number of shares of Common Stock issuable upon conversion of the remaining 9,956 shares of the Preferred Stock has been estimated based upon a conversion price of $1.293750 per share as of June 27, 1997. The actual number of shares of Common Stock may be subject to increase dependent upon the conversion price in effect at the date of conversion. The Company's Certificate of Incorporation authorizes the issuance of 12,000,000 shares of Common Stock. In the event that the remaining shares of Preferred Stock are converted at a conversion price of $1.293750 per share, the Company would not have available a sufficient number of authorized Common Stock. In such case the Company would be required to amend its Certificate of Incorporation to increase the number of shares of Common Stock which it is authorized to issue. No assurances may be given that such an amendment would be approved of by the Company's shareholders.

     Under various agreements related to the sale of the Preferred Stock, the Company paid to several investment bankers approximately $1,420,000 from the gross proceeds and issued up to 60,000 shares of common stock and five year Common stock purchase warrants to purchase 85,714 shares of common stock exercisable at $15.00 per share. The Company has engaged certain financial public relations firms for which such firms have been paid an aggregate of $1,355,000, which funds were paid from the offering proceeds.

APRIL 1996 PRIVATE PLACEMENT

     On April 12, 1996, the Company completed a private offering (the "April Offering"), under Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, of 250,000 shares of its Common Stock to 36 investors for an aggregate of $2,875,000. The Company paid to the placement agent commissions of $143,750 (5% of the gross proceeds of the April Offering), an expense allowance of $20,000, and Common Stock purchase warrants to purchase 75,000 shares of the Company's Common Stock at an exercise price of $14.50 per share, subject to adjustment. The Company realized net proceeds of approximately $2,596,000 after deduction of the placement agent commissions and expenses, legal fees, blue sky filing fees and other miscellaneous expenses. The proceeds were used for general working capital purposes as well as certain costs and expenses related to the PCL, MSI and Prompt Medical acquisition activities.

     An aggregate of 250,000 shares of Common Stock were issued to investors in the April Offering. Investors in the April Offering were granted certain demand and piggyback registration rights for the shares of Common stock sold in the April Offering. In satisfaction of certain alleged claims by the investors in the April Offering that the Company had failed to timely register the Shares owned by such investors, the Company issued an additional one-half share to the investors for each Share purchased in the April Offering for an aggregate of 125,000 additional shares. All of the shares issuable to the investors participating in the April Offering have been registered for sale.

ACQUISITION OF MAJORITY INTEREST IN PHYSICIANS CLINICAL LABORATORY

     The proceeds of the Preferred Stock offering discussed above were used in furtherance of, among other things, the acquisition of certain debt securities of Physicians Clinical Laboratory, Inc., a Delaware corporation ("PCL"). PCL is a full service clinical laboratory capable of providing a comprehensive battery of testing services. PCL is a publicly held corporation which the Company believes had been delinquent in filing its reports with the Commission under the Securities Exchange Act of 1934 until June 10, 1997. On June 6, 1997, PCL filed with the Commission (i) its Quarterly Report on Form 10-Q for the quarter ended

August 31, 1996; (ii) its Quarterly Report on Form 10-Q for the quarter ended November 30, 1996; and (iii) a Current Report on Form 8-K. On June 10, 1997, PCL filed with the Commission its Annual Report on Form 10-K for the Fiscal Year ended February 28, 1997. PCL has been, and currently is, operating as a debtor-in-possession under Chapter 11 of the Bankruptcy Code since November 8, 1996. PCL's common stock is traded in the over-the-counter market of the National Securities Dealers Automated Quotation System under the symbol "PCLI". PCL reported net revenues of approximately $111,111,000, $90,392,000 and $62,831,000 for the fiscal years ended February 28 (29), 1995, 1996, and 1997, respectively. PCL incurred net losses of approximately $5,596,000, $79,184,000 and $98,679,000 for the same periods, respectively. PCL has operations throughout the State of California and has been operating since 1992. PCL is continuing to incur significant ongoing losses and is in default on approximately $80,000,000 in senior secured debt (the "Senior Debt") and approximately $40,000,000 in subordinated debt (the "Subordinated Debt").

     Nu-Tech has reached an agreement with the holders of the Senior Debt, Subordinated Debt and the management of PCL whereby Nu-Tech will acquire a 52.6% interest in PCL. The terms of the agreement provide that PCL would file a plan of reorganization under Chapter 11 of the United States Bankruptcy Code to effectuate the agreement (the "PCL Plan"). On November 8, 1996, PCL and the Company filed the PCL Plan with the U.S. Bankruptcy Court located in the Central District of California (Case No. SV96-23185-GM). As required by the aforementioned agreement, the Company, on November 7, 1996, purchased approximately $13,300,000 of Senior Debt for $10,000,000. This purchase was in advance of the filing of the PCL Plan with the bankruptcy court. In accordance with the PCL Plan, certain holders of Senior Debt contributed $10,000,000 in debtor-in-possession financing to PCL, which under the terms of the reorganization, will be forgiven. The PCL Plan also requires that the Company purchase an additional 17% of the capital stock of PCL for $5,000,000. Pursuant to the PCL Plan, the debt purchased by Nu-Tech will be converted into 35.6% of the common stock of PCL, which together with the 17% purchased for $5,000,000, will result in Nu-Tech owning 52.6% of the outstanding common stock of PCL. The $5,000,000 obligation of the Company has been satisfied through the satisfaction of the $5,000,000 Note of PCL to the Company issued in connection with the sale and transfer of MSI by the Company to PCL. On January 29, 1997, the Bankruptcy Court having jurisdiction of PCL approved the acquisition by PCL of MSI from the Company. On April 18, 1997, the United States Bankruptcy Court, Central District of California Case No. SV96-23185-GM, following the approval and entry of findings of fact, conclusions of law and order confirming the second amended plan of reorganization of PCL and its affiliated debtors, entered a final judgment confirming the second amended plan of reorganization of PCL and its affiliated debtors.

     Pursuant to the PCL Plan, J. Marvin Feigenbaum, President and Chief Executive Officer of the Company, was appointed Chief Operating Officer of PCL. It is contemplated that Mr. Feigenbaum will serve in such capacity pending the bankruptcy court's determination of the PCL Plan. Mr. Feigenbaum receives a salary of approximately $104,000 on an annualized basis from PCL for his services. Upon the PCL Plan being consummated, Nu-Tech will have the right to nominate three persons to the five member Board of Directors of PCL. In the event the PCL Plan is not consummated, Nu-Tech shall not be entitled to nominate any person to the PCL Board of Directors. Nu-Tech has no reason to believe that the PCL Plan will not be consummated.

     Upon consummation of the PCL Plan, Mr. J. Marvin Feigenbaum, President and Chairman of Nu-Tech, will enter into an employment agreement with PCL (the "PCL Employment Agreement") which will provide for Mr. Feigenbaum's employment as Chairman of the Board, President and Chief Executive Officer of PCL for a three year term, during which he will continue in such capacity while simultaneously continuing his employment with Nu-Tech. It is anticipated that the PCL Employment Agreement will provide for an initial base salary at the rate of $104,000 per annum for the first year of the term, and at a base salary of $208,000 for each of the second and third years of the term. Additional provision is expected to be made for Mr. Feigenbaum to receive health, life insurance, disability benefits, expense reimbursement, as well as an automobile allowance and lodging while in California. In addition to his compensation, Mr. Feigenbaum will be granted options to purchase 100,000 shares of PCL's Common Stock at an exercise price of $.25 per share and 100,000 shares of PCL's Common Stock at an exercise price of $5 per share, subject to vesting upon PCL achieving certain performance as to earnings before interest, taxes, depreciation and amortization for each of the years ending December 31, 1997, 1998 and 1999, and further subject to the acceleration of vesting in the event of a Change in Control of PCL, as defined in the PCL Employment Agreement. As part of his employment, Mr. Feigenbaum will enter into a confidentiality agreement and restrictive covenant with PCL in which he will agree not to compete with PCL during the term of his employment and for one year thereafter in certain territories. Nu-Tech intends to enter into a similar non-competition agreement with PCL.

     In connection with the implementation of the PCL Plan, it is anticipated that PCL will enter into a series of additional agreements which will consist of the following:

          (i) an Indenture between PCL and First Trust National Association, as Trustee (the "Trustee"), in connection with the issuance by PCL of $55 million of Senior Secured Notes due 2004 (the "Senior Notes") and secured by:

             (a) a Security Agreement granting a first lien on all existing and future assets of PCL, including PCL's accounts, inventory, intellectual property, real estate leases and laboratories of its subsidiaries, including that of MSI; and

             (b) a Pledge Agreement pledging all of the capital stock of PCL and its subsidiaries, including that of MSI;

          (ii) a Warrant Agreement between PCL and the Warrant Agent and a Warrant Agreement relating to PCL's issuance of warrants for the purchase of an aggregate of 131,579 shares of PCL Common Stock, which amount is intended to constitute 5% of the shares of PCL Common Stock to be outstanding upon consummation of the PCL Plan;

          (iii) a Common Stock Registration Rights Agreement with respect to shares of PCL's Common Stock held by senior lenders, granting both demand and piggyback registration rights to the senior lenders; and

          (iv) a Senior Note Registration Rights Agreement relating to the registration of the $55 million of Senior Notes granting both demand and piggyback registration rights to the holders of such Senior Notes.

     In addition, it is anticipated that all of the stockholders of PCL, including Nu-Tech, will enter into a Stockholders Agreement, under which Nu-Tech will agree not to enter any business which directly or indirectly competes with PCL, similar to the non-competition agreement entered into between Mr. Feigenbaum and PCL. Also under the Stockholders Agreement, the right of such stockholders to dispose of their shares in PCL will be restricted to (i) dispositions to successors in interest who agree to be bound by the Stockholders Agreement, (ii) dispositions under a registered public offering, (iii) dispositions to an Affiliate of the transferring stockholder ("Affiliate" is defined in the Stockholders Agreement as a person with the power to direct the management or a 10% beneficial owner of PCL) and (iv) dispositions by Nu-Tech made solely in a pro rata distribution of securities to Nu-Tech's stockholders. Further, the stockholders will agree not to transfer any of their PCL securities to any entity which owns 5% or more of an entity which conducts clinical or specialized laboratory services as its principal business. The aforesaid documents are hereinafter collectively referred to as the "PCL Plan Documents".

     Under the terms of the PCL Plan, Nu-Tech, the holders of the Senior Debt and the holders of the Subordinated Debt will receive 52.6%, 38.1% and 9.3%, respectively, of the common stock of the reorganized PCL. Upon consummation of the Plan, PCL will have less than 300 shareholders and as a result intends to de-register the foregoing. The reorganized Company will continue to file on a voluntary basis periodic reports with the United States Securities and Exchange Commission as required by the terms of Indenture.

  Proposed Secured Financing for PCL

     In anticipation of the effectiveness of the PCL Plan, and to provide PCL with working capital, PCL has been in negotiations with Diawa Healthco-2 LLC ("Diawa") with respect to obtaining a secured financing line (the "Diawa Transaction"). The Diawa Transaction contemplates that PCL enter into two agreements, both of which contain terms which have been substantially negotiated to date but may be subject to additional or revised terms and revisions. It is proposed that PCL enter into a Healthcare Receivables Purchase and

Transfer Agreement with PCL Funding Corp. ("Funding Corp."), a wholly-owned subsidiary of PCL. Simultaneously, Funding Corp. is to enter into a Loan and Security Agreement with Diawa. Under such agreements (referred to collectively herein as the "Diawa Financing"), Funding Corp. will purchase certain "eligible receivables" from PCL, which PCL will finance through Diawa, secured by the receivables, under a $10,000,000 revolving commitment, at an interest rate per annum equal to the LIBO Rate (a rate equal to the rate which appears in the Telerate Service for the Bank of Tokyo of U.S. dollar deposits of amounts comparable to the outstanding loan from time to time) plus 3.00%. In the event that Diawa determines for any reason that it is not in its business interests to enter into, compete or continue the Diawa Financing, the effectiveness of the PCL Plan may be delayed as PCL will be required to obtain an alternate lender. No assurance can be given that an alternate lender with acceptable commercial terms will be available. The inability of PCL to obtain financing may delay it from emerging from the Chapter 11, as it will have an impact on the final effectiveness of the PCL Plan.

  Certain Effects of PCL Plan Documents and Diawa Financing

     The Indenture to be entered into by PCL contains numerous restrictive and affirmative covenants, each of which may have an effect of the business operations of PCL, and therefore, the value of Nu-Tech's investment in PCL. The Indenture details certain restrictions on PCL and its subsidiaries including, but not limited to, the following: (i) restrictions against engaging in any activities other than those related to a clinical laboratory or medical diagnostic service (except for Funding Corp.); (ii) restrictions against asset sales unless certain criteria are met (such as 75% of such sale price is paid in cash and the assumption of certain liabilities); (iii) restrictions against transactions with affiliates of PCL; (iv) restrictions against allowing certain liens against PCL's assets or income; (v) restrictions against PCL or its subsidiaries acquiring additional debt (with exceptions for Funding Corp. and certain leases or purchases of equipment); (vi) restrictions on forming new subsidiaries; (vii) restrictions on capital expenditures; and (viii) restrictions against issuing any preferred stock. In addition, for as long as the Indenture is outstanding, PCL has agreed to: (i) maintain its corporate existence and the existence of each of its subsidiaries (unless PCL's Board of Directors determines that any of such subsidiaries are no longer necessary for the conduct of PCL's business); (ii) maintain certain minimum levels of earnings and net worth; (iii) maintain maximum levels of interest expenses; (iv) maintain its properties in good business condition; (v) maintain certain levels of insurance; and (vi) in the event of a public offering of any of PCL's capital stock, to offer to apply 35% of the net proceeds thereby received by PCL to purchase the principal amount at maturity of the Senior Notes.

     A material breach or default by PCL in any of the PCL Plan Documents, including breaches of the covenants under the Indenture, or the Diawa Financing could adversely and materially affect the business, operations and affairs of PCL, and therefore, the value of the investment of Nu-Tech in PCL could be adversely affected or lost in its entirety. If PCL Funding defaults on the Diawa Financing, Diawa could accelerate the repayment of any outstanding loan amounts, avail itself of the receivables securing the loan and replace PCL or Funding Corp. as the entity responsible for the administration and servicing obligations with respect to the receivables being financed. In addition, a default in the PCL Funding or either of the Registration Rights Agreements will cause a default of the Indenture. A default of the Indenture could result in the Senior Note holders being able to avail themselves of their rights under the Indenture and the collateral therefor, as well as an acceleration of the payments of the Senior Notes. Further, defaults under either of the two registration rights agreements could cause PCL to be subject to liquidated damages for any period of time in which the default continues.

     Additionally, if PCL is required to file a registration statement registering either the debt or equity securities of PCL covered by the two registration rights agreements, a trading market for PCL's securities may develop, and therefore, Nu-Tech's investment interest in PCL could potentially be affected by any fluctuation in the market for the common stock of PCL.

ACQUISITION AND DISPOSITION OF MEDICAL SCIENCE INSTITUTE

     On November 18, 1996, the United States Bankruptcy Court of the Central District of California (the "Court") (Case No. LA 95-37790 TD) approved the first Amended Plan of Reorganization (the "MSI

Plan") of Medical Science Institute ("MSI") pursuant to which Nu-Tech acquired all of the capital stock of MSI. Nu-Tech and MSI submitted the MSI Plan to the court on October 18, 1996. MSI is engaged in the medical laboratory business primarily in the State of California and had been operating under Chapter 11 of the U.S. Bankruptcy Code since October 26, 1995. MSI provides clinical laboratory testing services, including testing of human tissue and fluid specimens to physicians, managed-care organizations, hospitals and other health care providers. MSI is a California corporation with its principal executive offices located in Burbank, California. The completion of the acquisition of MSI was with the intent of reselling and passing through such ownership to PCL for consideration and value substantially equal to that paid by the Company.

     In connection with the initial acquisition of Medical Science Institute ("MSI"), by Order of the Bankruptcy Court, Central District of California, confirming the First Amended Plan of Reorganization of MSI, Fausto Mendez, Jr., the sole shareholder of MSI, received shares of Nu-Tech stock having a then value of $2 million. Based upon the formula provided, Mr. Mendez received 134,228 shares. Mr. Mendez entered into an employment agreement with MSI, concurred in by Nu-Tech, pursuant to which Mr. Mendez received the sum of $275,000 in cash and returned for cancellation 18,456 shares of the Nu-Tech stock to be issued to him. In addition, 15,100 of Nu-Tech shares to be issued to Mr. Mendez was permitted to be transferred by Mr. Mendez to a putative claimant of an ownership interest in MSI in consideration of a settlement agreement entered into with such individual and a general release in favor of MSI.

     Pursuant to the MSI Plan, the holders of all of the MSI capital stock (including any and all options, warrants and other convertible securities) received 134,228 shares of Common Stock of Nu-Tech based upon the average closing price of a share of Common Stock on the Nasdaq Small Cap Market for the 15 day period preceding November 18, 1996 ($14.90 per share). The recipients of Nu-Tech's Common Stock are entitled to "piggyback" registration rights with respect to such shares. Of the 134,228 shares of the Company's Stock issuable to Mr. Mendez, 100,672 shares may not be sold prior to November, 1998 without the consent of the Company. All of such shares have been registered for sale. In addition, Mr. Mendez received a loan of $100,000 from the Company repayable in two years and secured by the shares of the Company's Common Stock received by him.

     In addition, Nu-Tech agreed to make certain other payments to creditors of MSI, and assumed certain obligations under the MSI Plan. These payments include:
(i) approximately $750,000 to pay administrative claims of professionals (ii) an additional $425,000 to pay professional administrative claims payable over 12 months (iii) approximately $572,000 payable for federal and state payroll taxes
(iv) approximately $2,500,000 to Austin Financial Services, Inc., a secured creditor of MSI (v) trade payables in the amount of approximately $738,000 (vi) $75,000 payable to the federal government in satisfaction of certain claims and
(viii) $750,000 payable to general unsecured creditors. At the hearing confirming the MSI Plan held on November 18, 1996, the Company tendered $2,250,000 to the Court with respect to such payments. As reported in the Company's Form 8-K/A filed on January 31, 1997, certain adjustments had been made with respect to such payments.

     Pursuant to Agreement dated February 26, 1997, the Company sold and transferred to PCL all of its interest in MSI in consideration for PCL paying to the Company $2,643,000 which represented amounts lent or contributed by the Company to MSI, and issued a promissory note of PCL in the principal amount of $5 million (the "Note"). This Note will be satisfied by the issuance by PCL of 17% of the reorganized PCL common stock and will be in full satisfaction of the Company's $5 million purchase obligation to PCL for such 17% interest.

     With respect to the sums payable under the MSI Plan to Austin Financial, the Company obtained a loan in the principal amount of $2,500,000 from a third party lender on December 2, 1996 and utilized the loan proceeds to pay off Austin Financial. The loan bore interest at 15% per annum. All principal and interest on the loan was payable on January 31, 1997. The loan was secured by the Company's 16.4447% participation interest in a credit facility dated April 1, 1994 between the lender and Physicians Clinical Laboratory, which participation represents the Company's purchase of the approximate $13,300,000 of debt securities of PCL. The loan was further secured by a personal guaranty of the Company's President, J. Marvin Feigenbaum. The third party lender was a significant creditor of PCL and has agreed to the terms of the PCL Plan. On

January 23, 1997, the Company obtained a new loan from a new third party lender in the principal amount of $2,000,000. The proceeds of this new loan were used to repay the remaining balance of the $2,500,000 loan. The new loan bore interest at 7.5% per annum and was due and payable 60 days from the date of the loan. The lender also received 5-year Common Stock Purchase Warrants to purchase 100,000 shares of Common Stock of the Company at $11.50 per share. On February 26, 1997, this new loan was repaid. The new loan was secured by a pledge of the Company's stock ownership in MSI as well as the participation interest referred to above in the PCL debt. The new third party lender is a significant stockholder of the Company. The Company repaid the new loan on February 26, 1997. The 100,000 shares underlying the warrants issued to the new lender have been registered pursuant to a Registration Statement filed with the Securities and Exchange Commission.

     Mr. Mendez, formerly President of MSI, has entered into an employment agreement with MSI pursuant to which he will be employed at a salary of $182,000 per year. Mr. Mendez also has the right to serve on the Board of Directors of MSI. Mr. Mendez will also receive options to purchase 10,000 shares of Nu-Tech Common Stock for every $1,000,000 of annual collectible revenues obtained by MSI through the acquisition of other businesses by MSI in which Mr. Mendez acted as the procuring cause. The options to be granted, if any, will bear an exercise price equal to the fair market value of Nu-Tech's Common Stock at the time of grant.

ACQUISITION OF BUSINESS ASSETS OF PROMPT MEDICAL BILLING, INC.

     On October 21, 1996, the Company, through a newly formed wholly-owned subsidiary, NTBM Billing Services, Inc. ("NTBM") acquired substantially all of the medical billing service assets of Prompt Medical Billing, Inc. ("Prompt Medical"), a privately owned Florida corporation engaged in the medical billing service business in Miami, Florida. The Company acquired the assets for a total consideration of $675,000 consisting of $100,000 in cash and 37,504 shares of restricted common stock. The number of shares may be subject to increase in the event the fair market value of the shares at the termination of the two year period is less than $500,000 or in the event that the holders thereof sell the shares for less than $500,000. All of the consideration paid by the Company has been placed into escrow for a period of up to two years, to be released upon attainment of certain performance levels of NTBM. The Company has filed a registration statement with the Securities and Exchange Commission registering the 37,504 shares issued to the former shareholders of Prompt Medical for sale. The escrowed cash consideration is being released from escrow in eight quarterly installments of $12,500 together with interest. Additionally, NTBM has entered into a two year $20,000 per annum employment agreement with a former principal and executive officer of Prompt Medical. NTBM also entered into a consulting agreement with Health Systems Development Corporation for a term of two years at approximately $5,000 per month plus commissions on new business brought in by them.

OTHER EVENTS

  Termination of Clinical Trials Agreement

     On August 14, 1995, ABC entered into an agreement (the "Clinical Trials Agreement") with a research institution (the "Institution") and certain individuals (the "Principal Investigators") related to the conduct and performance of certain proprietary research and development activities to be performed and/or coordinated on a work for hire basis on behalf of ABC by the Institution. The Clinical Trials Agreement was terminated by the Company in August 1996 as a result of the Institution's inability to obtain the requisite number of accruals and the Company has commenced action against the institution for return of $54,000 representing the balance of an advance made by the Company. There can be no assurance that the Company will be successful in reaching agreements with these research institutions or that the clinical trials will be completed.

  Rhode Island Laboratory License

     Analytical Biosystems has received approval, effective May 21, 1996, from the State of Rhode Island Department of Health that its clinical laboratory license had been expanded to include laboratory testing for routine chemistry, histopathology and cytology and that the expanded testing approvals had been added to the CLIA database.

     The expansion of the clinical license will allow ABC to provide additional services to health care providers and to bill third party insurance carriers under existing CPT codes which are included in these licenses. Management believes that these changes to its clinical license, and the resultant ability to utilize existing CPT codes, increases ABC's ability to obtain reimbursement for its testing procedures.

  August 1994 Placement

     On August 9, 1994, the Company completed a private offering (the "August Offering") of its securities to 15 investors for an aggregate of $620,000. The private placement was intended to comply pursuant to Section 4(2) under the Act and/or Regulation D promulgated thereunder. The securities sold by the Company comprised (i) $400,000 principal amount of 7% Promissory Notes due the earlier of August 1, 1995 or upon the completion of a public offering of Common Stock of the Company in which the Company receives gross proceeds of not less than $5 million, (ii) 57,143 shares of Common Stock for an aggregate of $200,000, and
(iii) 114,286 Common Stock Purchase Warrants for an aggregate of $20,000; each Warrant representing the right to purchase one share of Common Stock commencing September 1, 1995 through July 31, 2001 at an exercise price of $7.00 per share. The Promissory Notes were repaid in full when the Company completed its public offering in December 1994.

     The proceeds of the August 1994 offering were principally intended to fund and sustain the Company's operations through December 31, 1994 and to fund expenses to be incurred in connection with the completed public offering. The Company has filed a registration statement with the Securities and Exchange Commission covering the 57,143 shares of Common Stock and the shares of Common Stock underlying the 114,286 warrants sold in the August 1994 offering.

  April 1995 Placement

     On April 27, 1995, the Company, in a private transaction effected with eight investors, sold an aggregate of 120,000 shares of Common Stock and an aggregate of 45,714 Common Stock Purchase Warrants (the "Warrants") for an aggregate of $722,285.70. The private placement was intended to comply pursuant to Section 4(2) under the Act and/or Regulation D promulgated thereunder. The Warrants are exercisable at $7.00 per share through July 31, 2001, and the Warrant holders were accorded certain piggyback registration rights with respect to the shares of Common Stock underlying the Warrants. The Company has filed a Registration Statement with the Securities and Exchange Commission covering the 120,000 shares of Common Stock issued in connection with the April 1995 placement. The proceeds received by the Company as a result of the aforesaid transaction were used for additional working capital purposes.

  July 1995 Placement

     On July 14, 1995, the Company, in a private transaction effected with seven investors, sold an aggregate of 93,335 shares of Common Stock and an aggregate of 35,408 Common Stock Purchase Warrants (the "Warrants") for an aggregate of $561,780.40. The private placement was intended to comply pursuant to Section 4(2) under the Act and/or Regulation D promulgated thereunder. The Warrants are exercisable at $7.00 per share through July 31, 2001, and the Warrant holders were accorded certain piggyback registration rights with respect to the shares of Common Stock underlying the Warrants. The proceeds received by the Company as a result of the aforesaid transaction were to make available to the Company additional working capital.

                                  THE OFFERING

Common Stock Outstanding Prior to
  Offering(1)......................  5,649,757 shares
Common Stock Outstanding After the
  Offering(2)(3)...................  13,345,215 shares
Risk Factors.......................  This Offering involves a high degree of risk. See "Risk
                                     Factors."
Use of Proceeds....................  All of the proceeds of this Offering will be paid to the respective Selling Security Holders and none of the
                                     proceeds will be received by the Company. See "Use of
                                     Proceeds."
Nasdaq SmallCap Symbol.............  NTBM
Boston Stock Exchange Symbol.......  NTB

---------------
(1) Includes (i) 2,850,660 shares of Common Stock issued through June 26, 1997 upon conversion of 4,044 shares of Preferred Stock and (ii) 351,728 shares of Common Stock issued between April 30, 1997 and June 13, 1997 upon the exercise of certain warrants. Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 175,900 shares have been reserved for currently outstanding options and 174,100 shares are available for future issuances, (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances, (iii) 13,715 shares reserved for currently outstanding options under the Company's 1992 Incentive Stock Option Plan which has been terminated, (iv) any shares of Common Stock to be issued under the MSI Plan, and (v) 1,159,681 shares reserved for issuance in connection with other issued and outstanding warrants.

(2) Assumes the conversion of all of the remaining 9,956 shares of Series A Preferred Stock at a prevailing conversion price of $1.293750 (the average closing bid price of the Common Stock on the SmallCap Market of the Nasdaq Stock Market of the 5 days preceding June 27, 1997 less 25%) into 7,695,458 shares of Common Stock. Does not include (1) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 175,900 shares have been reserved for currently outstanding options and 174,100 shares are available for future issuances, and (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances, (iii) 13,715 shares reserved for currently outstanding options under the Company's 1992 Incentive Stock Option Plan which has been terminated; (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,159,681 shares reserved for issuance in connection with other issued and outstanding options and warrants.

(3) The number of shares of Common Stock issuable upon conversion of the remaining 9,956 shares of the Preferred Stock has been estimated based upon a conversion price of $1.293750 per share as of June 27, 1997. The actual number of shares of Common Stock may be subject to increase or decrease dependent upon the conversion price in effect at the date of conversion. The Company's Certificate of Incorporation authorizes the issuance of 12,000,000 shares of Common Stock. In the event that the remaining shares of Preferred Stock are converted at a conversion price of $1.293750 per share, the Company would not have available a sufficient number of authorized Common Stock. In such case the Company would be required to amend its Certificate of Incorporation to increase the number of shares of Common Stock which it is authorized to issue. No assurances may be given that such an amendment would be approved of by the Company's shareholders.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected financial data are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements for the year ended December 31, 1996, which appears elsewhere herein, includes a description of an uncertainty with respect to the Company's ability to continue as a going concern described in Note 1 to the consolidated financial statements. The financial data for the three months ended March 31, 1997 and 1996 are derived from the unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

     The pro forma consolidated statement of operations data for the three months ended March 31, 1997 and the year ended December 31, 1996 give pro forma effect to the Company's pending acquisition of a 52.6% majority interest in PCL (including an indirect majority interest in MSI, which is a wholly-owned subsidiary of PCL) as if such acquisition had occurred on January 1, 1997 and 1996, respectively, and the pro forma consolidated balance sheet data at March 31, 1997 gives effect to the Company's pending acquisition of a 52.6% majority interest in PCL as if it had occurred on March 31, 1997. The Company has not completed its evaluation of the carrying value of fixed assets or intangible assets acquired or debt assumed. The actual allocation of the final purchase price may be different from that reflected in the pro forma financial information. Such evaluation is expected to be completed prior to the filing of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. See the Company's Pro Forma Consolidated Financial Information (Unaudited) appearing elsewhere herein.

                                                PRO FORMA        THREE MONTHS      PRO FORMA
                                              THREE MONTHS     ENDED MARCH 31,     YEAR ENDED      YEAR ENDED DECEMBER 31,
                                             ENDED MARCH 31,   ----------------   DECEMBER 31,   ---------------------------
                                               1997(1)(2)       1997      1996     1996(1)(3)     1996      1995      1994
                                             ---------------   -------   ------   ------------   -------   -------   -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues...............................     $  16,375      $ 1,943   $   24     $ 76,031     $ 1,065   $   164   $   214
Cost of revenues...........................        12,927        1,542       55       54,084       1,278       211       200
                                                ---------      -------   ------     --------     -------   -------   -------
Gross profit (deficiency)..................         3,448          401      (31)      21,947        (213)      (47)       14
Total operating expenses...................        17,553        1,207      739       53,833       5,662     2,167     1,364
                                                ---------      -------   ------     --------     -------   -------   -------
Operating income (loss)....................       (14,105)        (806)    (770)     (31,886)     (5,875)   (2,214)   (1,350)
Net interest income (expense)..............        (2,573)        (519)      22       (8,127)        102       125       (48)
Loss attributable to minority interest.....         8,541           --       --       13,517          --        --        --
Other income (expense).....................        (1,342)          --       --       (5,446)     (2,015)       --         4
                                                ---------      -------   ------     --------     -------   -------   -------
Net loss...................................     $  (9,479)     $(1,325)  $ (748)    $(31,942)    $(7,788)  $(2,089)  $(1,394)
                                                =========      =======   ======     ========     =======   =======   =======
Net loss per share.........................     $   (5.08)     $ (1.36)  $ (.43)    $ (17.98)    $ (5.66)  $ (1.33)  $ (2.15)
                                                =========      =======   ======     ========     =======   =======   =======
Weighted average common shares
  outstanding..............................         2,193        2,193    1,728        1,961       1,961     1,570       648
                                                =========      =======   ======     ========     =======   =======   =======

                                                                       PRO FORMA                      DECEMBER 31,
                                                                       MARCH 31,    MARCH 31,   -------------------------
                                                                      1997(4)(5)      1997       1996      1995     1994
                                                                      -----------   ---------   -------   ------   ------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency)........................................    $ 8,727      $   410    $(1,667)  $1,871   $2,946
Total assets........................................................     80,521       16,804     22,406    3,819    4,388
Long-term debt......................................................     40,548           77        811      353      517
Minority interest...................................................     13,517           --         --       --       --
Stockholders' equity................................................     15,902       15,902     12,762    2,588    2,951

---------------

(1) Excludes the write down of PCL's intangibles of approximately $59.4 million for the three month pro forma period ended March 31, 1997 and the pro forma year ended December 31, 1996.

(2) Includes the historical quarter ended March 31, 1997 for Nu-Tech Bio-Med and MSI and the historical quarter ended February 28, 1997 for PCL.

(3) Includes the historical year ended December 31, 1996 for Nu-Tech Bio-Med and MSI and the historical year ended February 28, 1997 for PCL.

(4) Includes the historical balance sheet at March 31, 1997 for Nu-Tech Bio-Med and the historical balance sheet at February 28, 1997 for PCL and MSI.

(5) The historical balance sheet of PCL has been adjusted to reflect the PCL Plan becoming effective.

                                  RISK FACTORS

     An investment in the Shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus should be considered carefully in evaluating the Company and its business. An investment in the Shares is suitable only for those investors who can bear the risk of loss of their entire investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     Certain statements in this Prospectus, including information set forth in Nu-Tech's reports to the Commission filed under the Securities and Exchange Act of 1934 which are incorporated by reference herein, constitute or may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Nu-Tech Bio-Med, Inc. (the "Company") desires to avail itself of certain "safe harbor" provisions of the Act and is therefore including this special note to enable the Company to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to risks associated with recently consummated acquisitions, potential acquisitions (including Physicians Clinical Laboratory and indirectly Medical Science Institute) uncertainty of market acceptance of Analytical Biosystems' FCA, dependence on reimbursement by third party payers, uncertainty of eligibility for Medicare/Medicaid reimbursement, need for additional capital, certain patent and technology considerations, health care reform, competition and technological changes, limited facilities, governmental regulations, dependence upon key personnel, professional and product liability, the ability of the Company and/or PCL to obtain additional debt or equity financing to fund ongoing operations of PCL and MSI and other risks detailed in the Company's Securities and Exchange Commission filings, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein. In addition the report of the Company's independent auditors on the consolidated financial statements of the Company for the year ended December 31, 1996 contains an explanatory paragraph that there are certain conditions that raise substantial doubt about the ability to continue as a going concern. The Company to date has been materially dependent upon the efforts of its President and Chief Executive Officer, Mr. J. Marvin Feigenbaum. The loss of Mr. Feigenbaum's services may have a materially adverse effect upon the business or operations of the Company. Risk factors and investment considerations which may materially affect the Company, impact upon any forward looking statements, and which otherwise should carefully be considered, include the following:

  Historical Losses and Accumulated Deficit of Nu-Tech; Going Concern Qualification of Independent Auditors Report

     Through the third quarter ended September 30, 1996, the Company was classified as a development-stage company for financial accounting purposes by reason of the fact that it has not generated significant revenues from operations prior to such date. As a result of the acquisition of Prompt Medical, and the ownership, at that time, of MSI, the Company ceased to be classified as a development-stage company as of December 31, 1996. Since 1990, the Company's principal business has been conducted through its wholly-owned subsidiary, ABC. Prior to 1990, the Company, through other subsidiary corporations, had engaged in other unrelated businesses which have been discontinued. Since inception (February 1, 1982) through March 31, 1997, the Company has incurred an accumulated deficit of approximately $22,989,000. For the fiscal years ended December 31, 1996, 1995 and 1994, and the three months ended March 31, 1997, the Company incurred net losses of approximately $7,788,000, $2,089,000, $1,394,000 and $1,325,000, respectively. The amount of stockholders equity at March 31, 1997 was approximately $15,902,000. The amount of its working capital at March 31, 1997 was approximately $410,000. It is anticipated that the Company will continue to incur losses until such time, if ever, that ABC and NTBM attain revenues in amounts sufficient to support their respective operations and/or the operations of MSI and PCL (assuming the PCL acquisition is consummated) can be stabilized and returned to profitability. There can be no assurance that the Company will be able to successfully implement its marketing strategy, generate significant revenues or achieve profitable operations in the future. In addition, the report of the Company's independent auditors on the consolidated financial statements of the Company for the year ended December 31, 1996 contains an explanatory paragraph that there are certain conditions that raise substantial doubt about the ability to continue as a going concern. See Consolidated Financial Statements and Notes thereto of Nu-Tech.

  Historical Losses and Accumulated Deficit of PCL; Going Concern Qualification of Independent Auditors Report

     For the Fiscal Years ended February 28 (29), 1995, 1996 and 1997, Physicians Clinical Laboratory, Inc. ("PCL") incurred net losses of approximately $5,596,000, $79,184,000 and $98,679,000, respectively. At February 28, 1997, the retained deficit of PCL was $163,257,000. While in Chapter 11, PCL had available to it $9,800,000 in Debtor-in-Possession financing, and any unused portion of such financing was contributed to working capital. Prior to emerging from Chapter 11, PCL will require new financing, of which there can be no assurance that such financing will be obtained. In addition, the report of PCL's independent auditors on the consolidated financial statements of PCL for the year ended February 28, 1997 contains an explanatory paragraph that there are certain conditions that raise substantial doubt about the ability to continue as a going concern. See Consolidated Financial Statements and Notes thereto of PCL.

  Acquisition of Majority Interest in Physicians Clinical Laboratory, Inc.

     Physicians Clinical Laboratory, Inc. ("PCL") is currently operating under Chapter 11 of the United States Bankruptcy Code. The Company and PCL have submitted a plan to the United States Bankruptcy Court to acquire a 52.6% majority interest in PCL. Additionally, PCL is also in default on approximately $80,000,000 in senior secured debt and approximately $40,000,000 in subordinated debt. The Company purchased approximately $13,300,000 of PCL Senior Debt in advance of submission of the PCL Plan to the bankruptcy court. On April 18, 1997, the United States Bankruptcy Court, Central District of California Case No. SV96-23185-GM, following the approval and entry of findings of fact, conclusions of law and order confirming the second amended plan of reorganization of PCL and its affiliated debtors, entered a final judgment confirming the second amended plan of reorganization of PCL and its affiliated debtors.

     At February 28, 1997, the last date for which PCL filed reports with the Securities and Exchange Commission, PCL had total current liabilities of approximately $152,455,000 and net losses for the year ended February 28, 1997 of approximately $98,679,000. PCL has continued to operate at a loss since February 28, 1997. There can be no assurance that upon consummation of the PCL Plan that it will operate profitably even if confirmation of the PCL Plan results in a decrease of liabilities.

     In April and June of 1997, PCL received separate subpoenas to furnish certain documents to the United States Department of Defense ("DOD") and the United States Department of Health and Human Services with respect to the Company's Civilian Health and Medical Program of Uniformed Services billing practices. PCL is cooperating with DOD and HHS in such investigations and has produced and will continue to produce documents in response to the subpoenas. PCL believes that these investigations may be similar to investigations being conducted by DOD and HHS with respect to the billing practices of the clinical laboratory testing industry. PCL further believes that these investigations as they relate to PCL would not subject PCL to significant civil or criminal liability (which could include substantial fines, penalties or forfeitures, and mandatory or discretionary exclusion from participation in Medicare, Medi-Cal and other government funded health care programs), which could have a material adverse effect on the financial condition of PCL. In such case, the value of the investment of the Company in PCL could be adversely affected or lost in its entirety.

     In addition to the risks associated with the businesses of the Company and of PCL and MSI on an individual basis, the combined entity will present additional risks solely by virtue of the combination of the companies through affiliation. Assuming the acquisition of PCL is completed, the Company's size will increase substantially and its operations will expand from one geographical area to three states located on opposite ends of the country. There can be no assurance that the PCL acquisition (and the indirect acquisition of MSI) will be consummated in accordance with the PCL Plan, if at all.

     The Company anticipates that PCL and MSI will each require further funds to stabilize their respective operations following the proposed acquisition. There can be no assurance that these funds will be available to either the Company, PCL or MSI. See "General Business Developments Within Most Recent Fiscal Year -- Proposed Physicians Clinical Laboratory Acquisition" and "Acquisition and Disposition of Medical Science Institute."

  Acquisition of Medical Science Institute

     The Company, on November 18, 1996, completed the acquisition of Medical Science Institute ("MSI") which had been operating under Chapter 11 of the Bankruptcy Code since 1995. The completion of the acquisition of MSI was effected with the intent to resell and transfer such ownership to PCL on a pass through basis, which occurred on February 26, 1997. MSI incurred losses of approximately $617,000 during the 44 day period ending December 31, 1996, and approximately $291,000 for the 57 day period through February 26, 1997. There can be no assurance that the PCL acquisition, which would include MSI as a subsidiary of PCL, will result in additional profits to the Company.

  Need for Additional Funds

     The Company anticipates it may need additional capital for the operations of its ABC and Prompt Medical subsidiaries and for the operations of PCL and MSI, if not otherwise obtainable elsewhere, assuming they are acquired pursuant to the PCL Plan. The Company has no ongoing funding obligations with respect to either PCL or MSI. The Company, in the future, will also need additional funds from loans and/or the sale of equity securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. In the event such funds are not available for the operations of the Company, the Company and its wholly-owned subsidiaries may be forced to curtail operations, or, in an extreme situation, cease operations. If such funds are not available to either PCL or MSI, such entities may be required to curtail their respective operations.

  Risk Factors Associated with Medical Laboratory Business

     In light of its proposed acquisition of a majority ownership in PCL (which will include indirect majority ownership of MSI), the Company is presently, and will continue to be after the consummation of the PCL acquisition, subject to numerous risks associated with the medical laboratory business.

  Competition

     Competition in the clinical laboratory industry is intense. Each of MSI and PCL competes with other independent clinical laboratories as well as laboratories located in physicians' offices and in hospitals. Several regional and national independent clinical laboratories are larger and have greater financial resources than either MSI or PCL. Each of MSI or PCL may encounter more intense and varying levels of competition from other independent clinical laboratory companies in the future. In addition, changes in the regulatory environment in which each of MSI and PCL operates could affect the basis for competition in the industry, and could thereby have a material adverse effect on each of MSI and PCL's results of operations. There is also competition in the industry for acquisition candidates, and there can be no assurance that such candidates will be available to the Company, MSI or PCL on favorable terms, or at all.

  The Stark Bill and Other Restrictions Referral

     Each of ABC, MSI and PCL are subject to certain self-referral prohibitions of Federal law, commonly known as the "Stark Bill". The Stark Bill, which became effective January 1, 1992, generally prohibits MSI and PCL from billing the Medicare program if the physician ordering the test (or an immediate family member of such physician, as defined by the Stark Bill) has an ownership or investment interest in the Company, MSI or PCL or a compensation arrangement with the Company. Ownership interests would include ownership of shares of Common Stock purchased in the open market or otherwise. In the event that a significant number of either MSI or PCL's referring physicians who, in the aggregate, refer to either MSI or PCL a significant portion of their respective Medicare-billed testing were to acquire and maintain ownership or investment interests in either MSI or PCL, or enter into compensation agreements with either MSI or PCL, and in such case, either the Company, MSI or PCL were to continue to perform testing services for such physicians comprising a significant portion of either Nu-Tech, MSI or PCL's Medicare-billed testing, then either MSI or PCL's inability to bill the Medicare program for tests ordered by such physicians would have a material adverse effect on their respective revenues. There can be no assurance that physicians have complied or in the future will comply with these requests or accurately represent ownership of any Common Stock. The Stark Bill also requires MSI and PCL to comply with certain reporting requirements relating to physicians who have an ownership interest in the Company and physicians who order tests from, and have a compensation arrangement with, the Company. There can be no assurance that either the Company, MSI or PCL will be able to obtain adequate information concerning its physician stockholders to enable it fully to comply with these reporting obligations. Proposed regulations implementing the Stark Bill also would prohibit the Company, MSI and PCL from offering physician price discounts for laboratory services as an inducement for obtaining Medicare referrals. Those regulations also would prohibit the purchase by the Company of a physician-owned laboratory unless, for a period of one year before the transaction and one year after the transaction, the physician had not had any other financial relationship with the Company, MSI or PCL. Violations of the Stark Bill could subject the Company to significant civil penalties or exclusion from the Medicare program.

     In August, 1993, Congress passed and the President signed the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93"), which amended certain important provisions of the Stark Bill. OBRA '93 extended the prohibition on physician self-referrals to all Medicare- and Medicaid-billable clinical laboratory services, prohibiting the billing of such services to Medicare, Medicaid or any other State plan. Under the amendments, physician ownership of shares in a publicly traded corporation in which the average stockholder equity either at the end of the corporations' most recent fiscal year or an average over the prior three fiscal years exceeds $75 million will not be considered ownership or an investment interest subject to the prohibition. While this exception is not relevant to the ownership of shares in the Company at present, it may apply in the future.

     In July, 1993, the California Legislature passed, and the Governor of California signed, a comprehensive workers' compensation reform package. One of the statutes prohibits the referral by a physician of workers' compensation medical services to a clinical laboratory in which the physician or his or her family has a financial interest. The term "financial interest" is defined very broadly, covering many forms of direct or indirect payments, and includes interests which are created or transferred to avoid the prohibition. The legislation exempts referrals under the following circumstances: (1) when the physician's practices in a rural area and there is no alternative site within a reasonable distance, (2) when the financial interest is a loan made on commercially reasonable terms and the terms are not affected by referrals or volume of services, (3) when the financial interest is a lease made on commercially reasonable terms and the terms are not affected by referrals or volume of services, (4) when the interest is ownership of securities in a public company for which distribution or transfers for value are not based on referrals and which has gross assets over $100 million (a condition which presently is not met by the Company), (5) when the physician is not compensated for the referral or a university employed physician refers to a university owned laboratory and
(6) when the laboratory is owned by the physician's group practice to a multi-specialty clinic. The law also requires disclosure to the patient of any financial interest of the physician in the facility to which the referral is made. Violation of law, which is a misdemeanor, could subject MSI or PCL to fines and disciplinary action, including license revocation.

     Prohibitions Relating to the Mark-up of Laboratory Services. Clinical laboratories, physicians, hospitals and other health care providers in California are subject to Section 655.5 of the California Business and Professions Code. This statute prohibits those subject to the statute, including MSI and PCL, in billing patients or third-party payers, from marking up charges for any clinical laboratory services actually not rendered by the provider. Each of PCL and MSI derive a significant portion of their revenues which are subject to these regulations. In the event that either PCL or MSI are found in violation of these regulations, they may be subject to fines and/or sanctions.

  Anti-kickback Laws

     The Medicare/Medicaid anti-kickback statute prohibits laboratories from paying remuneration as inducement for referrals of patients or specimens to third parties for testing and contains severe penalties for violating testing services reimbursed by the Medicare or Medicaid (referred to in California as "MediCal") programs. Nu-Tech, PCL and MSI believe that their existing business relationships do not violate this statute. Court decisions and an administrative decision suggest that any direct or indirect payment conferred upon one who refers Medicare or Medicaid patients by or on behalf of the referral recipient may violate the statute if any part of the purpose of such benefits is to provide an incentive for such referrals. In addition, a provider convicted of violating such laws would be excluded from participation in the Medicare and MediCal programs. The Office of Inspector General of the United States Department of Health and Human Services has issued "safe harbor" regulations, which identify certain payment practices which do not violate the anti-kickback statute. Although these regulations protect certain types of investment interests, they do not protect investments by physicians or hospitals in Nu-Tech, PCL or MSI or the purchase of clinical laboratories from persons in a position to refer business to the laboratory after the purchase occurs.

     California law also prohibits the receipt or acceptance by licensed physicians of various forms of consideration, including rebates, refunds, discounts or preferences as compensation or inducement for referring patients, clients or customers to any other person (including a clinical laboratory), irrespective of any ownership which the physician may have in the entity to which the referral is made or the source of payment of other services. Laboratories that violate the California anti-kickback laws may be subject to loss of licensure and substantial fines. In addition, a provider convicted of violating such laws would be excluded from participation in the Medicare and MediCal programs. Each of PCL and MSI believe that it satisfies the requirements of California law with respect to its relationship with its physician-owners.

  Medicare/MediCal Reimbursement

     Laboratories are required to bill Medicare or MediCal directly for services and supplies provided to patients under these programs, and to accept Medicare or MediCal reimbursements as payment in full. In 1984, Congress established a reimbursement fee schedule for clinical laboratory testing performed for Medicare beneficiaries (excluding hospital in-patients). State Medicaid programs, including MediCal, are prohibited from paying more than the Medicare fee schedule stipulates for testing for Medicaid beneficiaries. When initially established, the Medicare fee schedules were set at 60% of prevailing local charges. Medicare reimbursement rates for clinical laboratory testing subsequently have been reduced several times pursuant to Congressional mandate. The reductions in Medicare reimbursement rates have been offset to some extent by increases in both the national cap and the local fee schedules tied to the Consumer Price Index ("CPI"). Further decreases in such fee schedules, however, could have a material adverse effect on businesses and operations of PCL and MSI. Proposals that would reduce the amounts reimbursable to and other independent testing laboratories under the Medicare program are continuously under consideration by Congress and the Executive Branch.

  Management Information Systems

     MSI's and PCL's testing operations and the level of service provided by each of PCL and MSI to its clients are dependent upon the accurate and effective operation of their respective management information systems. Any difficulty associated with or failure of such systems even for a short period of time, or any inability to expand processing capacity or develop and maintain networking capability when needed, could have a material adverse effect upon MSI's and PCL's results of operations.

  Litigation and Liability Insurance Coverage

     Although no significant liability has been imposed to date, each of MSI, PCL, ABC and Nu-Tech could be subject to legal actions arising out of the performance of its testing services, which could entail significant costs and liabilities. There can be no assurance that Nu-Tech, ABC, MSI or PCL will not at some time in the future incur significant liability arising out of such actions or any other actions relating to past or future testing services. While each of Nu-Tech, ABC, MSI and PCL currently maintains liability insurance, there can be no assurance that such coverage is sufficient, that each of Nu-Tech, ABC, MSI and PCL will be able to maintain such coverage with appropriate policy limits at an acceptable cost or that each of Nu-Tech, ABC, MSI and PCL will have other resources sufficient to satisfy any liability or litigation expense that may result from any insured or underinsured claims.

OTHER RISKS

  Uncertainty of Market Acceptance of Analytical Biosystems' FCA

     Since 1986, ABC has performed over 4,300 assays on solid mass tumors collected from over 260 different institutions and physicians. To date, however, ABC has attempted only limited marketing of the FCA. Demand for and market acceptance of the FCA is subject to a high degree of uncertainty, and there can be no assurance that the FCA will ever achieve a sufficient level of market acceptance to enable ABC to become profitable. The commercial success of ABC is materially dependent upon its ability to educate the medical community generally, and oncologists, surgeons, hospitals and HMOs in particular, of the benefits and applications of ABC's assay, and to distinguish ABC's technology from existing technology in the field and assays marketed by others. The process of educating the physician regarding the use and benefits of a new technology such as the FCA is, in the Company's opinion, difficult. No assurance can be given that ABC will be able to successfully recruit experienced sales personnel or successfully implement its proposed sales and marketing programs. In addition, as part of ABC's research and development and to enhance the ability of ABC to proceed with its intended sales and marketing of the FCA, ABC is seeking to develop new protocols to conduct new randomized prospective clinical trials. While the clinical trials which the Company anticipates conducting are not required as a condition to use or market the FCA, the Company believes that the results will have a material effect upon the acceptance of the Company's assay and the ultimate success of the Company's business, in that such results would, if they demonstrate the efficacy of the FCA, be an added sales and marketing tool. There is no assurance as to the results of such anticipated non-mandatory clinical trials or the time over which such trials will be completed.

  Dependence on Reimbursement by Third Party Payors

     The success of ABC in being able to market its FCA, in addition to educating potential users, will be dependent upon its ability to obtain routine reimbursement approval from third party payors. Additionally, the businesses of both MSI and PCL are dependent upon reimbursement for services. Reimbursement for diagnostic tests is typically determined by reference to whether such tests are generally accepted as standard medical practice by each third party payor, how the charges for such tests compare to charges for established tests for similar indications, and whether the charges are within the range of usual and customary services. Such determinations are independently made by each third party payor. Third party payors also consider whether a test will further the general objective of health care cost containment and enhance the potential for the reduction of treatment costs. ABC has recently received an expanded license from the State of Rhode Island which allows ABC to utilize existing CPT codes for portions of its laboratory services and which will enable ABC to obtain reimbursement for certain of its services. There can be no assurance that the Company will be able to maintain reimbursement approval on a routine basis from enough additional third party payors so as to have a significant impact on the marketing of the FCA. In the absence of third party reimbursement, the Company will be dependent upon direct patient payment. Such dependence may affect the amount and collectability of receivables of ABC.

  Certain Patent and Technology Considerations

     Prior to the acquisition of Prompt Medical and MSI, the Company's primary business was the FCA being marketed through ABC. ABC is the owner of three patents granted by the United States Patent Office relating to the FCA and its integral technology, as well as foreign patents which are founded upon its United States patents. The Company views ABC's patents as being material to ABC's business, its future success, and its ability to compete. The three United States patents were originally issued in 1985, 1988 and 1990, and the protection afforded the Company by virtue of such patents will expire in the years 2002, 2005 and 2007, respectively. On and after the respective dates of the expiration of the Company's patents, the Company's patented technology may become generally available to the marketplace.

     ABC's success will depend in part on its ability to defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. In addition, there can be no assurance that any patents issued to ABC will not be challenged, invalidated or circumvented, or that the rights granted thereunder will afford ABC protection from competitive products or processes. Furthermore, there can be no assurance that ABC or the Company will have the financial or other resources necessary to enforce or to defend a patent infringement or proprietary rights violation action. Neither ABC nor Nu-Tech is aware of any objection or challenge to its patents or of any asserted claim of patent infringement.

     The Company also relies on certain proprietary trade secrets and know-how, which are not patentable, and on certain ancillary technologies which are not patentable or proprietary and are therefore available to the Company's competitors. Although the Company has taken steps to protect its unpatented trade secrets and know-how, there can be no assurance that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

     The ability of ABC to obtain patents and similar rights and the nature, extent and enforceability of the intellectual property rights that may be obtained as a result of ABC's research efforts involve complex legal and factual concerns. Discoveries made or developed by the Company may not qualify for patents or if qualified, may be subject to challenge or to protracted proceedings. In addition, other public or private concerns, including universities, may hold or have filed patent applications and have been issued patents on inventions or otherwise possess proprietary rights to technology which may be necessary to commercially implement the Company's inventions. The extent to which the Company may be required to license other patents or proprietary rights, and the cost and availability of such licenses, are presently unknown. There can be no assurances that others may not independently develop similar technology or otherwise obtain access to the Company's know-how.

  Health Care Reform

     The Clinton Administration and various Congressional and private parties have proposed various plans to continue the reform of health care. Numerous alternatives are under consideration, including mandated basic health care benefits, controls on health care spending, price controls, the creation of large insurance purchasing groups and fundamental changes in the health care delivery system. In addition, several states have passed and implemented, or are considering, various health care reform proposals. The various proposals and plans may affect the businesses and operations of each of Nu-Tech, MSI, NTBM and ABC, as well as PCL. Although ABC believes its FCA to be cost-effective in overall chemotherapy treatment, changes in the level of support by federal and state governments of health care services, the methods by which such services may be delivered and the prices for such services may all have a materially adverse impact on the Company's ability to achieve and sustain a profit. Health care reform could also reduce the profitability of certain medical institutions and, in turn, adversely impact the fees Nu-Tech, MSI, PCL, NTBM and ABC are able to charge for their services. The Company cannot predict which, if any, health care reform plan might be adopted or, if adopted, the effect on these businesses.

  Competition and Technological Changes

     At the present time, there are several companies which commercially market chemoresistant assays in addition to general oncology related laboratory services. The Company believes that it is the only company currently marketing, though on a limited basis, a patented chemosensitivity assay in the United States. ABC believes that it competes based upon its patented technology, the high evaluability rate (i.e. the ability to successfully test the tumor) for most types of human solid tumors, and the positive and negative predictive accuracy of ABC's FCA assay. There can be no assurance that ABC's competitors will not succeed in developing technologies and services that are more accurate and effective than ABC's FCA or any other assay which may be developed by ABC or that would render the Company's technology and services obsolete or noncompetitive. In addition, in the event of the future development and approval of chemotherapeutic drugs which are not capable of being assayed by the FCA and such drugs become commonly used, such event may materially affect the ability of ABC to market the FCA.

     In addition, there are many public and private companies, including several well-known pharmaceutical companies and specialized biotechnology companies, universities and research centers, engaged in developing therapeutic and diagnostic products for the treatment of cancer. Many of ABC's competitors have substantially greater financial and technological resources than the Company or ABC, and have significantly greater experience in sales and marketing and research and development. Such companies may be more successful in developing alternate methods to predict the effectiveness or non-effectiveness of chemotherapeutic drugs on an individual cancer patient.

  Limited Facilities for FCA Services

     ABC currently has limited laboratory facilities at which to perform its FCA services. Since 1986, the Company has performed over 4,300 assays and currently is performing approximately 10 assays per month. The Company believes that ABC's present facilities are adequate to allow ABC to perform up to approximately 900 assays per month. No assurance may be given that the Company will have adequate or sufficient cash resources to fund necessary expansion of facilities and equipment to fully accommodate its future needs, or that additional capital for such purposes will be available to it. Such circumstances would have an adverse effect upon ABC's ability to maximize its business potential.

  Pledge of Principal Assets to Secure Existing Loans from the State of Rhode Island

     In connection with a series of loans obtained during 1993 and 1994 by the Company from the State of Rhode Island Economic Development Small Business Loan Fund Corporation ("SBLFC") in the principal aggregate amount of $791,000, the Company executed two patent security agreements granting the SBLFC a security interest in ABC's patents to secure $541,000 of the $791,000 of SBLFC loans (the principal balance of which, as of March 31, 1997, was approximately $269,000). All of the SBLFC loans, including those which are subject to the patent security interest, are further secured by a security interest in the Company's accounts receivable, inventory and equipment. Each of these loans is for a term of five years from its respective loan date, bear interest at the rate of 5.4% and, as to each loan, after the first year is amortized monthly as to principal and interest. The aggregate amount of monthly loan repayments is approximately $18,000 per month for the remainder of the loan terms. In the event that the Company, for whatever reason, is unable to continue to meet its loan repayment obligations, the assets which are pledged will be subject to the rights of the SBLFC as a secured party. Further, until the SBLFC loans are repaid, it is unlikely that the Company or ABC will be able to obtain additional secured financing utilizing this collateral.

  Governmental Regulation

     The Company is subject to regulation by the Health Care Financing Administration ("HCFA"), a division of the United States Department of Health and Human Services, under the Clinical Laboratories Improvement act of 1988 ("CLIA"). Theses regulations mandate that all clinical laboratories be certified to perform testing on human specimens and provide specific conditions for certification. These regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed for each type of test which is performed in a laboratory. CLIA and the regulations promulgated thereunder are enforced through continuous quality inspections of test methods, equipment, instrumentation, materials and supplies on a biennial and "spot" basis. Any change in CLIA or these regulations or in the interpretation thereof could have a materially adverse effect on the Company's business, prospects, financial condition or results of operations. To its knowledge, the Company is in compliance with the currently applicable regulations of HCFA. At the present time, the United States Food and Drug Administration ("FDA") does not regulate the FCA. In addition, the extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

  Dependence Upon Key Personnel

     The Company is dependent upon the executive abilities of its Chairman, J. Marvin Feigenbaum, to implement its present and anticipated future plans and programs. Mr. Feigenbaum has no background or training as a scientist, nor is Mr. Feigenbaum a physician. The Company has entered into an employment agreement with Mr. Feigenbaum for a term ending May 11, 2000 and has obtained, for its benefit, a policy of key man life insurance on the life of Mr. Feigenbaum in the amount of $1,000,000. The loss of Mr. Feigenbaum's services may have a materially adverse effect on the business or prospects of the Company. Additionally, as a result of the recent acquisitions of Prompt Medical and MSI, as well as the pending acquisition of PCL, current management, especially Mr. Feigenbaum, has been unable to devote full-time to operating ABC and the marketing of the FCA. The Company will be required to hire additional management or retain existing management at MSI and PCL in order to operate such businesses. In light of the financial difficulties of both MSI and PCL, culminating in their bankruptcy filings, it may be difficult for the Company, MSI or PCL to attract qualified personnel to these businesses. There can be no assurance that the Company will succeed in retaining current management or hiring qualified persons to operate these businesses.

  Professional and Product Liability

     As a clinical laboratory performing assay services and other medical laboratory services, the Company may be subject to professional and/or product claims. While no claims have been asserted against or instituted to date arising out of the performance by the Company of any assay, any such actions in the future may subject the Company to liability for damages and significant costs associated with the defense of such action or claim. ABC presently maintains professional liability insurance in the amount of $1,000,000 per claim and $3,000,000 aggregate as well as product liability insurance in the amount of $2,000,000 per occurrence and $4,000,000 aggregate. In addition, both MSI and PCL maintain professional liability insurance in the amount of $10,000,000 per claim and $10,000,000 aggregate, and product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 aggregate. There can be no assurance, however, that this coverage will be adequate to protect the company, MSI or PCL against future claims or that insurance will be available to the Company, MSI or PCL in the future on acceptable terms, if at all, or that a liability or other claim would not materially and adversely affect the business, prospects, financial condition or results of operations of the Company, MSI or PCL. The Company intends, however, if feasible, to increase the amounts of such insurance coverage to such greater amount as management, in its discretion, may determine having due regard to the cost of such insurance coverage.

  Classified Board of Directors

     In November 14, 1994, at a Special Meeting of Stockholders in Lieu of Annual Meeting, the Company's stockholders authorized and approved an amendment to the Company's Certificate of Incorporation to provide for a classified Board of Directors consisting of three classes of directors with terms which currently expire at the 1997, 1998 and 1999 Annual Meeting of Stockholders. Any further amendment to the Company's Certificate of Incorporation affecting the classified Board may only be adopted upon the affirmative vote of not less than 75% of the issued and outstanding shares entitled to vote thereon.

  No Dividends and None Anticipated

     Nu-Tech has never declared nor paid a dividend on any shares of its capital stock and the Board of Directors intends to continue this policy for the foreseeable future.

  Shares Eligible for Resale

     The Company currently has 5,649,757 shares of Common Stock issued and outstanding, of which 3,419,856 shares may be deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended. Such restricted securities may be sold in the future only pursuant to registration under the Act of an exemption therefrom, including Rule 144 promulgated thereunder. Of such 3,419,856 shares, the Company has registered for sale 3,359,856 shares, which became eligible for immediate resale, and has additionally registered 1,159,681 shares issuable upon exercise of various options and warrants. In addition, there are 9,956 shares of its Convertible Preferred Stock issued and outstanding, convertible into approximately 7,695,458 shares of Common Stock as of June 27, 1997.

     Additionally, the Company anticipates filing with the Securities and Exchange Commission a registration statement to register for sale an additional 563,714 shares of Common Stock of the Company which shares may be issued in connection with the exercise of options granted or to be granted under the Company's stock option plans. Sales of such additional shares may have an adverse effect upon the price of the Company's Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                               LEGAL PROCEEDINGS

     On May 23, 1997, a complaint was filed against Nu-Tech Bio-Med, Inc. (the "Company") and others in an action in the United States District Court for the Southern District of New York captioned Mordechai Gurary v. Isaac Winehouse, Isaac Winehouse d/b/a Wall & Broad Equities and Nu-Tech Bio-Med, Inc. (Docket No. 97 Civ. 3803 (LBS)). The complaint alleges that the Company and the other defendants violated Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 349 of the General Business Law of the State of New York (the "GBL"). The claims against the Company under the Exchange Act and the GBL are purportedly based on allegations that the Company knew of and failed to disclose, among other things, unlawful trading activity in the Company's securities by the other defendants named in the action. The complaint seeks compensatory damages in an unstated amount, seeks to enjoin the Company from registering certain Series A Convertible Preferred Stock until the determination of the action, and seeks reasonable attorneys' and expert fees as well as treble and punitive damages.

     The Company believes that the claims are without merit, and that it has good defenses which it will assert at the appropriate time. The action is currently in its preliminary stages. An answer has not as yet been interposed and the Company intends to move to dismiss the complaint on alternate legal grounds including the failure to state a cause of action.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is certain information as of June 27, 1997 with respect to the ownership of Common Stock by (i) the persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, (ii) each director and each officer, and (iii) directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the securities listed opposite such individual's name.

                     NAME AND ADDRESS                       AMOUNT OF AND NATURE OF         PERCENTAGE
                   OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP            OF CLASS
----------------------------------------------------------  -----------------------         ----------
J. Marvin Feigenbaum......................................          745,316(1)                 11.8%
55 Access Road
Warwick, RI 02886

Edmond E. Charrette, M.D. ................................           19,975(2)                 *
55 Access Road
Warwick, RI 02886

Leonard Green.............................................           13,309(3)                 *
55 Access Road
Warwick, RI 02886

David A. Sterling.........................................           14,809(3)                 *
55 Access Road
Warwick, RI 02886

Michael G. Jesselson......................................          184,882(4)                  2.9%
1301 Avenue of Americas
New York, New York 10019

Chriss W. Street..........................................           10,309(5)                 *
Chriss Street & Company
1111 Bayside Drive Suite 100
Corona del Mar, CA 92625

Robert B. Fagenson........................................           10,309(5)                 *
19 Rector Street
New York, NY 10006

Buchanan Fund Limited.....................................          336,488(6)                  6.0%
3 St. James's Square
London SW1Y 4JU
England

Buchanan Partners Limited.................................          336,488(7)                  6.0%
3 St. James's Square
London SW1Y 4JU
England

All Officers and Directors as
  a Group (6 persons in number)...........................          814,027(1)(2)(3)(5)        12.5%

---------------
 * Less than 1%.

(1) Includes (i) 9,999 shares of Common Stock owned by Mr. Feigenbaum; (ii) 45,316 shares of Common Stock held in a trust for the benefit of a minor child of Mr. Feigenbaum, as to which shares Mr. Feigenbaum disclaims beneficial ownership; (iii) 54,500 options owned by the Feigenbaum Foundation, as to which options Mr. Feigenbaum disclaims a beneficial interest in; and (iv) options and warrants to purchase an aggregate of 595,500 shares of Common Stock.

(2) Includes (i) 3,809 shares of Common Stock; (ii) presently exercisable options to purchase 2,857 shares of Common Stock; and (iii) options to purchase 13,309 shares of Common Stock granted under the Company's Non-Employee Director Plan.

(3) Includes options to purchase 13,309 shares of Common Stock under the Company's Non-Employee Director Plan.

(4) Includes Common Stock and Common Stock Purchase Warrants owned by several trusts of which Michael G. Jesselson is a trustee, co-trustee and/or a beneficiary and therefore holds shared voting power as follows: (i) Michael Jesselson & Lucy Lang TTEES UIT FBO Yosepha Jesselson -- 8,571 Shares of Common Stock; (ii) Michael Jesselson & Linda Jesselson TTEES UIT Fbo Jonathan Judah Jesselson -- 8,571 Shares of Common Stock; (iii) Michael Jesselson & Linda Jesselson TTEES UIT FBO Yaira Jesselson -- 8,571 Shares of Common Stock; (iv) Michael Jesselson & Linda Jesselson TTEES UIT
    FBO Maya Ariel Ruth Jesselson -- 8,571 Shares of Common Stock; (v)
    Erica Jesselson, Lucy Lang, Claire Strauss, Michael Jesselson & Benjamin Jesselson TTEES UIT FBO Benjamin Jesselson -- 27,199 Shares of Common Stock and 98,000 Common Stock Purchase Warrants; (vi) Erica Jesselson, Lucy Lang, Claire Strauss, Michael Jesselson & Benjamin J. Jesselson TTEES UIT FBO Michael Jesselson -- 12,700 Shares of Common Stock; and (vii) Michael Jesselson, Erica Jesselson, Lucy Lang, Clair Strauss and Benjamin J. Jesselson, TTEES UIT FBO Grandchildren -- 12,699 Shares of Common Stock.

(5) Includes options to purchase 10,309 shares of Common Stock under the Company's Non-Employee Director Plan.

(6) Includes 168,244 Shares of the Company's Common Stock owned of record by Buchanan Partners Limited according to a Schedule 13D received by the Company on June 30, 1997.

(7) Includes 168,244 Shares of the Company's Common Stock owned of record by Buchanan Fund Limited according to a Schedule 13D received by the Company on June 30, 1997.

                            SELLING SECURITY HOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Shareholders on June 27, 1997 (the "Shares"), the number of Shares covered by this Prospectus and the amount and percentage ownership of each Selling Shareholder after the offering of the Common Stock offered hereby assuming all the shares covered by this Prospectus are sold by the Selling Shareholders. Except as otherwise indicated by footnote below, none of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company.

                                                                SHARES OF
                                  SHARES OF      SHARES OF    COMMON STOCK
                                    COMMON       SERIES A       ISSUABLE
                                    STOCK        PREFERRED        UPON                                PERCENTAGE
                                    OWNED       STOCK OWNED   CONVERSION OF                 SHARES     OF SHARES
                                 BENEFICIALLY   BENEFICIALLY    SERIES A                    OWNED        OWNED
                                    AND OF        AND OF        PREFERRED       SHARES      AFTER        AFTER
    NAME OF SECURITY HOLDER       RECORD(1)      RECORD(2)      STOCK(3)      OFFERED(4)   OFFERING   OFFERING(5)
-------------------------------  ------------   -----------   -------------   ----------   --------   -----------
Buchanan Fund Ltd..............     168,244             0               0        168,244       0           0
Buchanan Partners, Ltd.........     168,244             0               0        168,244       0           0
Mifal Klita....................     141,750           800         618,357        760,107       0           0
Vermont Organization for Jewish
  Education-Lubavitch..........     141,750           300         231,884        373,634       0           0
Milton Partners................           0         1,000         772,947        772,947       0           0
Citra Trading Corp.............     106,312           150         115,942        222,254       0           0
Yisroel Goldstein..............      35,437            50          38,647         74,084       0           0
Champion Partners..............      42,525            60          46,377         88,902       0           0
Israel Daniel Levy.............      77,962           110          85,024        162,986       0           0
Agudath Shalom Banaich.........     141,750           800         618,357        760,107       0           0
Avraham Cohen..................      56,700            80          61,836        118,536       0           0
Bishop Merchant Group Ltd......           0           200         154,589        154,589       0           0
BMD Partners, a California
  General Partnership..........     274,715         1,626       1,256,812      1,531,527       0           0
Albert Yanni...................     106,312           100          77,295        183,607       0           0
Futures Brokerage Inc.(6)......     141,750           100          77,295        219,045       0           0
Blumfield Investment Inc.(7)...      53,156            75          57,971        111,127       0           0
Fanny Brach....................     141,750           100          77,295        219,045       0           0
Wayne Invest & Trade Inc.(7)...     141,750           400         309,179        450,929       0           0
UFH Endowment Ltd..............     106,312           150         115,942        222,254       0           0
United International Insurance
  Company(8)...................           0            75          57,971         57,971       0           0
Nachum Stein(8)................      17,719             0               0         17,719       0           0
Kentucky National Insurance
  Company(8)...................           0            75          57,971         57,971       0           0
Rutgers Casualty Insurance
  Company(8)...................      53,156             0               0         53,156       0           0
F&N Associates(8)..............      35,437             0               0         35,437       0           0
Eli Itzinger...................           0           200         154,589        154,589       0           0
Melvin Feigenbaum..............      35,437            50          38,647         74,084       0           0
Starr Securities, Inc.(9)......     257,471             0               0        257,471       0           0
Stewart J. Kahn................           0           100          77,295         77,295       0           0
Miklos Weinberger..............           0           100          77,295         77,295       0           0
Sholom Steinberg...............      71,868            95          73,430        145,298       0           0
Refco Capital Markets, Inc. ...           0         1,000         772,947        772,947       0           0

                                                                SHARES OF
                                  SHARES OF      SHARES OF    COMMON STOCK
                                    COMMON       SERIES A       ISSUABLE                              PERCENTAGE
                                    STOCK        PREFERRED        UPON                      SHARES     OF SHARES
                                    OWNED       STOCK OWNED   CONVERSION OF                 OWNED        OWNED
                                 BENEFICIALLY   BENEFICIALLY    SERIES A                    AFTER        AFTER
                                    AND OF        AND OF        PREFERRED       SHARES     OFFERING   OFFERING(5)
    NAME OF SECURITY HOLDER       RECORD(1)      RECORD(2)      STOCK(3)      OFFERED(4)      -            -
-------------------------------    -------         -----        ---------     ---------
Red Rock Management Corp.(6)...           0           300         231,884        231,884       0           0
Granat.........................     131,139           400         309,179        440,318       0           0
Gorra Holding c/o Josef
Goldenberg.....................      70,875           400         309,179        380,054       0           0
Barras Inv.
  c/o Shoschana Bornstein......           0           500         386,473        386,473       0           0
J&B Associates Profit Sharing
  Plan & Trust.................           0           300         231,884        231,884       0           0
Maslo Fund Ltd.................     131,139           260         200,966        332,105       0           0

---------------
(1) Represents Shares of Common Stock of the Company acquired prior to June 27, 1997 as a result of conversion of shares of Preferred Stock pursuant to the prevailing conversion price at the time of such conversion.

(2) Represents Shares of Preferred Stock not converted as of June 27, 1997.

(3) Represents shares of Common Stock issuable upon conversion of shares of Preferred Stock at a conversion price of $1.293750, representing the average closing bid price for the Common Stock of the Company on the SmallCap Market of the Nasdaq Stock Market for the five days preceding June 27, 1997, less 25%. The actual number of shares of Common Stock may be subject to increase or decrease dependent upon the conversion price if effect at the date of conversion of the Preferred Stock.

(4) Additional shares of Common Stock may be issued from time to time as a result of the conversion of any remaining unconverted shares of Series A Preferred Stock. To the extent additional shares of Common Stock may be issued to a selling shareholder as a result of additional conversions the number of shares of Common Stock under the heading "Shares Offered" will be increased to reflect the offer of such additional shares.

(5) Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 incentive Stock Option Plan, of which 175,900 shares have been reserved for currently outstanding options and 174,100 shares are available for future issuances, (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances, (iii) 13,715 shares reserved for currently outstanding options and under the Company's 1992 Incentive Stock Option Plan which has been terminated; (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,159,681 shares reserved for issuance in connection with other options and warrants.

(6) Simcha Hecht is the Attorney-in-Fact for both Futures Brokerage, Inc. and Red Rock Management Corp. Each entity has specifically disclaimed any ownership or interest of shares owned by the other entity. The ownership of Common Stock of each of these entities combined does not exceed 4.99% of the Company's issued and outstanding Common Stock.

(7) Mosi Kraus is the Attorney-in-Fact for both Blumfield Investments, Inc. and Wayne Invest & Trade, Inc. Each entity has specifically disclaimed any ownership or interest of shares owned by the other entity. The ownership of Common Stock of each of these entities combined does not exceed 4.99% of the Company's issued and outstanding Common Stock.

(8) Nachum Stein is an individual investor as well as the General Partner of F&N Associates and the Chairman of United International Ins. Co., Kentucky National Ins. Co. and Rutgers Casualty Ins. Co. Each entity and Mr. Stein individually has specifically disclaimed any ownership or interest in the shares owned by any of the other entities and Mr. Stein. The ownership of Common Stock of each of these entities combined does not exceed 4.99% of the Company's issued and outstanding Common Stock.

(9) Starr Securities, Inc. is a registered broker-dealer which may, from time to time, be a "market maker" in the Company's Common Stock.

     Each of the above-named Selling Shareholders have represented to the Company that they are not part of any "group" as defined in Rule 13d-5 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and each has represented that he or it is the sole beneficial owner of Common Stock of the Company registered in his or its name or issuable upon conversion of additional shares of Preferred Stock.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capitalization consists of 12,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more series. As of the date hereof, there were 5,649,757 shares of Common Stock outstanding and 9,956 shares of Series A Preferred Stock outstanding. No other shares or classes of Preferred Stock have been authorized or issued. The following summary description of the Common Stock and Preferred Stock are qualified in their entirety by reference to the Company's Articles of Incorporation.

COMMON STOCK

     Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after the satisfaction of the liquidation preference of the Preferred Stockholders.

     Shareholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

PREFERRED STOCK

  General

     The Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the Preferred Stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

     Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Company filed a Certificate of Designation (the "Certificate of Designation") on October 23, 1996 which was subsequently amended on November 20, 1996 with the Secretary of State of Delaware designating 14,000 shares of Preferred Stock as "Series A Convertible Preferred Stock." The following is a summary of the rights, preferences and privileges of the Preferred Stock.

  Dividends

     Holders of shares of the Preferred Stock are not to be entitled to receive dividends in cash or otherwise.

  Liquidation Rights

     In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive the liquidation price of $1,000 per share before any payment or distribution is made to the holders of the Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Preferred Stock. The holders of the shares of the Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to the liquidation rights to the Preferred Stock ("senior liquidation stock") has been paid in full. There is no prohibition upon the Company's creation of senior liquidation stock. See "Voting Rights." The holders of Preferred Stock and all series or classes of the Company's stock hereafter issued which rank on a parity as to liquidation rights with the Preferred Stock ("parity liquidation stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

  Voting Rights

     The holders of the Preferred Stock will not be entitled to voting rights except as required by Delaware Corporate Law.

  Redemption

     The Preferred Stock is not redeemable by the Company at any time.

  Conversion Rights

     Commencing on the 45th day following the closing of the Offering Period, and on the 75th and 105th days following the closing of the Offering Period, on each such date one-third of the Shares sold in the Offering will be convertible into Common Stock, at the option of the holder. Each share of Preferred Stock will be convertible into such number of shares of Common Stock (the "Conversion Shares") as shall equal $1,000 divided by a Conversion Rate equal to the lesser of (i) 75% of the average closing price of the Common Stock of the SmallCap Market of the Nasdaq Stock Market for the 5 trading days immediately preceding the date of the holder's notice of conversion or (ii) $17.50, subject to adjustment as described below. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in the Certificate of Designation, of the Common Stock will be paid.

     The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock. No adjustment in the conversion rate is required unless it would result in at least 1% increase or decrease in the conversion rate; however, any adjustment not made is carried forward. No adjustment need be made in the conversion rate in any of the foregoing cases if the holders of the Preferred Stock participate in the distribution or transaction on a basis and with notice that the Board of Directors determines to be fair to the holders of the Preferred Stock.

     In case of consolidation or merger of the Company with any other corporation (other than a wholly-owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provisions so that the holder of each share of Preferred Stock then outstanding will have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

  Mandatory Conversion

     In the event that less than all of the Shares of Preferred Stock are not converted prior to the date which is 270 days from the closing of the Offering Period, then the Company has the right, upon 30 days prior notice to cause all remaining outstanding Shares of Preferred Stock to be mandatorily converted into Common Stock at the then applicable conversion rate.

  Registration Rights and Adjustment

     Under the terms of the Preferred Stock, and a registration rights agreement entered into among the Company and the holders of the Preferred Stock, the Company agreed that it would use its best efforts to file with, and have declared effective by, the Commission a registration statement with respect to the shares of Common Stock underlying the Preferred Stock within 120 days of receipt of a demand notice from the holders of the Preferred Stock. Under the terms of the Preferred Stock, in the event the registration statement is not declared effective within such 120 day period, the then applicable conversion price would be reduced by 10%. In addition, for each 30 day period beyond the 120 period that the registration statement is not declared effective, the then applicable conversion price is subject to further reduction of 2%, up to an aggregate of 12%.

     The Company had heretofore filed, and in February 1997 withdrew, a registration statement relating to the shares of its Common Stock issuable upon conversion of the Preferred Stock. At the time of such filing, the Company had not received a valid written demand by a majority of the holders of the Preferred Stock to require it to proceed with such registration statement. At the time such registration statement was withdrawn, and through as of the date hereof, the Company likewise did not receive a written demand by the holders of a majority of Preferred Stock to file a registration statement. The filing of a registration statement of which this Prospectus is a part has been in effect by the Company without having a requisite demand made upon it.

  No Sinking Fund

     The Company is not required to provide for the retirement or redemption of the Preferred Stock through the operation of a sinking fund.

  Other Provisions

     The shares of Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Preferred Stock have no pre-emptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

  Transfer Agent

     The transfer agent for the Company's Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10004. The Company acts as its own transfer agent for the Preferred Stock.

                              PLAN OF DISTRIBUTION

     The Shares of Common Stock underlying the Preferred Stock issuable to Selling Security Holders upon exercise thereof, may be offered and sold from time to time by the Selling Stockholders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices relating to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling

Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

     Starr Securities, Inc. ("Starr") is a Selling Security Holder. Starr is a registered broker-dealer, and is a market maker in the Common Stock of the Company. Under certain circumstances, Rule 10b.6 promulgated under the Securities Exchange Act of 1934 may preclude Starr from making a market in any of the Company's securities for up to nine business days prior to the sale of the Shares by Starr pursuant to this Prospectus and continuing until Starr has completed the distribution of its Shares. The cessation of market making activities by Starr during the distribution of the Shares hereby may have a material adverse effect on the market, including price, for the Common Stock.

                            REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its stockholders, including consolidated financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.

                                 LEGAL MATTERS

     The legality of the offering of the Shares will be passed upon for the Company by Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019.

                                    EXPERTS

     The consolidated financial statements of Nu-Tech Bio-Med, Inc. at December 31, 1996 and 1995, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an uncertainty paragraph with respect to Nu-Tech's ability to continue as a going concern mentioned in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Physicians Clinical Laboratory, Inc. at February 28, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an uncertainty paragraph with respect to PCL's ability to continue as a going concern mentioned in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Physicians Clinical Laboratory, Inc. for the fiscal years ended February 28 (29), 1995 and 1996 appearing in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon (which contains an uncertainty paragraph with respect to PCL's ability to continue as a going concern mentioned in Notes 1 and 2 to the Consolidated Financial Statements of PCL) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing in giving said report.

                             ADDITIONAL INFORMATION

     The Company filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Nu-Tech Bio Med, Inc.

  Report of Independent Auditors......................................................   F-2
  Consolidated Balance Sheets, December 31, 1996 and 1995.............................   F-3
  Consolidated Statements of Operations, Years Ended December 31, 1996 and 1995.......   F-4
  Consolidated Statements of Cash Flows, Years Ended December 31, 1996 and 1995.......   F-5
  Consolidated Statements of Stockholders' Equity, Years Ended December 31, 1996 and
     1995.............................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
  Condensed Consolidated Balance Sheets, December 31, 1996, March 31, 1997
     (Unaudited)......................................................................  F-21
  Condensed Consolidated Statements of Operations, Three Month Period Ended March 31,
     1997 and 1996 (Unaudited)........................................................  F-22
  Condensed Consolidated Statements of Cash Flows, Three Month Period Ended March 31,
     1997 and 1996 (Unaudited)........................................................  F-23
  Notes to the Condensed Consolidated Financial Statements............................  F-24

Physicians Clinical Laboratories, Inc.

  Report of Independent Auditors......................................................  F-28
  Report of Independent Public Accountants............................................  F-29
  Consolidated Balance Sheets, February 28 (29), 1997, 1996 and 1995..................  F-30
  Consolidated Statements of Operations, Fiscal Years Ended February 28 (29), 1997,
     1996 and 1995....................................................................  F-31
  Consolidated Statements of Cash Flows, Fiscal Years Ended February 28 (29), 1997,
     1996 and 1995....................................................................  F-32
  Consolidated Statements of Stockholders' Equity, Fiscal Years Ended February 28
     (29), 1997, 1996 and 1995........................................................  F-33
  Notes to Consolidated Financial Statements..........................................  F-34

Pro Forma Consolidated Financial Information
  Unaudited Pro Forma Consolidated Statement of Operations, Three Months Ended March
     31, 1997 and the Year Ended December 31, 1996....................................  F-55
  Unaudited Pro Forma Consolidated Balance Sheet, March 31, 1997......................  F-56

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders
Nu-Tech Bio-Med, Inc.

     We have audited the accompanying consolidated balance sheets of Nu-Tech Bio-Med, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nu-Tech Bio-Med, Inc. at December 31, 1996 and 1995, and the consolidated results of their operations, stockholders' equity and cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Nu-Tech Bio-Med., Inc. will continue as a going concern. As more fully described in Note 1, the Company has expended cash in excess of cash generated from operations and has not achieved sufficient revenues to support future operations and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

ERNST & YOUNG LLP

Providence, Rhode Island
March 12, 1997

                             NU-TECH BIO-MED, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                             ----------------------------
                                                                                 1996            1995
                                                                             ------------    ------------
                                                 ASSETS
Current Assets:
  Cash and cash equivalents................................................  $  1,690,538    $  2,538,002
  Accounts receivable (net of allowance for doubtful accounts of approximately $2,823,400 and $16,700 at December 31, 1996 and 1995,
    respectively)..........................................................     1,751,230          67,480
  Inventory................................................................       219,428          12,219
  Prepaid expenses and other current assets................................        82,801         130,135
                                                                              -----------    ------------
         Total current assets..............................................     3,743,997       2,747,836
Investment in senior debt of Physicians Clinical Laboratory, Inc. .........    10,000,000              --
Less distribution received.................................................      (575,561)             --
                                                                              -----------    ------------
  Net investment in Physicians Clinical Laboratory, Inc. ..................     9,424,439              --
Equipment and Leasehold Improvements, net..................................     1,766,842         471,517
Goodwill (net of accumulated amortization of approximately $833,200 and
  $441,200 at December 31, 1996 and 1995, respectively)....................     6,352,860         308,816
Patents (net of accumulated amortization of approximately $73,700 at
  December 31, 1995).......................................................            --         141,596
Deferred acquisition costs.................................................     1,028,524         129,846
Deposits...................................................................        89,104          18,964
                                                                              -----------    ------------
         Total assets......................................................  $ 22,405,766    $  3,818,575
                                                                              ===========    ============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.........................................................  $  1,580,797    $    109,815
  Accrued expenses.........................................................     1,286,035         451,490
  Contract payable.........................................................        65,571         105,571
  Current portion of long-term debt........................................     2,263,990         197,246
  Current portion of capitalized lease obligations.........................       214,270          13,050
                                                                              -----------    ------------
         Total current liabilities.........................................     5,410,663         877,172
Long-Term Debt.............................................................       338,672         319,521
Capitalized Lease Obligations..............................................       471,984          33,624
Liabilities to be Paid with Common Stock...................................     3,422,500              --
                                                                              -----------    ------------
         Total liabilities.................................................     9,643,819       1,230,317
Commitments and Contingencies
Stockholders' Equity:
Series A convertible preferred stock, $.01 par value; 1,000,000 shares authorized, 14,000 issued and outstanding at December 31, 1996
  (liquidation preference of $14,000,000 at December 31, 1996).............           140
Common stock, $.01 par value; 12,000,000 shares authorized, 2,089,652 and
  1,742,148 shares issued and outstanding at December 31, 1996 and 1995,
  respectively.............................................................        20,897          17,422
Capital in excess of par value.............................................    34,501,337      17,544,715
Unvested common stock grant................................................            --        (946,107)
Deferred consulting expense................................................       (96,250)       (151,250)
Accumulated deficit........................................................   (21,664,177)    (13,876,522)
                                                                              -----------    ------------
         Total stockholders' equity........................................    12,761,947       2,588,258
                                                                              -----------    ------------
         Total liabilities and stockholders' equity........................  $ 22,405,766    $  3,818,575
                                                                              ===========    ============

          See accompanying notes to consolidated financial statements.

                             NU-TECH BIO-MED, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
Revenues:
  Assay sales, net..............................................  $   115,397       $   161,701
  Laboratory revenues, net......................................      836,143                --
  Medical billing services revenues.............................      113,932                --
  Other.........................................................           --             2,100
                                                                  -----------       -----------
          Total revenues, net...................................    1,065,472           163,801
Operating Costs:
  Laboratory expenses...........................................    1,188,564           211,377
  Medical billing services expenses.............................       89,314                --
  Selling, general and administrative expenses..................    3,689,588         2,089,778
  Public relations expenses.....................................    1,882,000                --
  Research and development expenses.............................       90,903            77,066
                                                                  -----------       -----------
          Total operating costs.................................    6,940,369         2,378,221
                                                                  -----------       -----------
Operating Loss..................................................   (5,874,897)       (2,214,420)
Other Income (Expense):
  Finance expense...............................................   (1,422,500)               --
  Write-off of goodwill and patents.............................     (372,864)               --
  Deferred acquisition assets charged off.......................     (218,914)               --
  Investment and interest income................................      161,871           158,977
  Interest expense..............................................      (60,351)          (33,514)
                                                                  -----------       -----------
          Total other income (expense)..........................   (1,912,758)          125,463
                                                                  -----------       -----------
Net Loss........................................................  $(7,787,655)      $(2,088,957)
                                                                  ===========       ===========
Net Loss Per Common Share.......................................  $     (5.66)      $     (1.33)
                                                                  ===========       ===========
Weighted Average Common Shares Outstanding......................    1,961,078         1,570,498
                                                                  ===========       ===========

          See accompanying notes to consolidated financial statements.

                             NU-TECH BIO-MED, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                       1996            1995
                                                                   ------------     -----------
Operating Activities:
Net loss.........................................................  $ (7,787,655)    $(2,088,957)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................       403,199         124,331
  Provision for bad debts........................................        56,799              --
  Finance expense relating to issuance of common stock...........     1,422,500              --
  Common stock and warrants charged to compensation..............     1,265,124         535,093
  Warrants issued to consultants as compensation, net............       700,800              --
  Write-off of goodwill and patents..............................       372,864              --
  Deferred acquisition costs charged off.........................       218,914              --
  Changes in assets and liabilities:
     Accounts receivable.........................................       337,565         (37,630)
     Prepaids and other current assets...........................       141,861         (89,034)
     Inventory...................................................       (56,292)             --
     Accounts payable and accrued expenses.......................       765,228         (61,213)
                                                                    -----------     -----------
Net cash used in operating activities............................    (2,159,093)     (1,617,410)
Investing Activities:
Capital expenditures.............................................       (19,403)       (503,278)
Acquisition of Medical Science Institute.........................    (4,951,948)             --
Acquisition of assets of Prompt Medical..........................      (179,891)             --
Investment in senior debt of Physicians Clinical Laboratory,
  Inc. ..........................................................   (10,000,000)             --
Cash distribution received on investment in senior debt of
  Physicians Clinical Laboratory, Inc. ..........................       575,561              --
Deferred acquisition costs.......................................      (519,842)       (129,846)
                                                                    -----------     -----------
Net cash used in investing activities............................   (15,095,523)       (633,124)
Financing Activities:
Proceeds from issuance of notes payable..........................     2,500,000              --
Repayment of notes payable.......................................      (755,239)       (192,149)
Repayment of contract payable....................................       (40,000)             --
Repayment of capitalized lease obligations.......................       (28,775)             --
Proceeds from sale of common stock...............................     2,596,166       1,177,496
Proceeds from sale of Series A Convertible preferred stock.......    12,135,000              --
                                                                    -----------     -----------
Net Cash Provided by Financing Activities........................    16,407,152         985,347
                                                                    -----------     -----------
Net Decrease in Cash and Cash Equivalents........................      (847,464)     (1,265,187)
Cash and Cash Equivalents at Beginning of Year...................     2,538,002       3,803,189
                                                                    -----------     -----------
Cash and Cash Equivalents at End of Year.........................  $  1,690,538     $ 2,538,002
                                                                    ===========     ===========
Supplemental Disclosure of Cash Flow Information: Interest
  Paid...........................................................  $     59,537     $    33,514
                                                                    ===========     ===========

          See accompanying notes to consolidated financial statements.

                             NU-TECH BIO-MED, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    NUMBER OF    SERIES A
                                    SHARES OF   CONVERTIBLE             COMMON
                                    SERIES A     PREFERRED   NUMBER OF   STOCK                  UNVESTED
                                   CONVERTIBLE   STOCK AT    SHARES OF  AT $.01  CAPITAL IN      COMMON       DEFERRED
                                    PREFERRED    $.01 PAR     COMMON      PAR     EXCESS OF       STOCK      CONSULTING
                                      STOCK        VALUE       STOCK     VALUE    PAR VALUE       GRANT       EXPENSE
                                   -----------  -----------  ---------  -------  -----------   -----------   ----------
Balances, December 31, 1994.......        --       $  --     1,429,128  $14,291  $14,724,150   $        --   $       --
  Issuance of unregistered common
    stock to investors at $6.00
    per share and 45,714 common
    stock purchase warrants (net
    of issuance costs of
    $53,700)......................        --          --      120,000    1,200       668,586            --           --
  Grant of unregistered common
    stock to officer at $14.81 per
    share.........................        --          --      100,000    1,000     1,480,200    (1,481,200)          --
  Grants of warrants to consultant
    at $7.00 per share............        --          --           --       --       165,000            --     (165,000)
  Issuance of unregistered common
    stock to investors at $6.00
    per share and 35,408 common
    stock purchase warrants (net
    of issuance costs of
    $54,090)......................        --          --       93,335      934       506,776            --           --
  Other...........................        --          --         (315)      (3)            3            --           --
  Amortization of unvested common
    stock grant...................        --          --           --       --            --       535,093           --
  Amortization of deferred
    consulting expense............        --          --           --       --            --            --       13,750
  Net loss........................        --          --           --       --            --            --           --
                                      ------         ---     ---------  -------  -----------   -----------     --------
Balances, December 31, 1995.......        --          --     1,742,148  17,422    17,544,715      (946,107)    (151,250)
  Issuance of unregistered common
    stock to investors at $11.50
    per share (net of cash
    issuance costs of $278,834)...        --          --      250,000    2,500     2,593,666            --           --
  Grant of warrants to
    consultants...................        --          --           --       --     1,243,550            --           --
  Amortization and adjustment to
    unvested common stock grant...        --          --           --       --      (112,765)      876,849           --
  Exchange of unvested common
    stock grant for warrants......        --          --           --       --       523,286        69,258           --
  Amortization of deferred
    consulting expense............        --          --           --       --            --            --       55,000
  Issuance of unregistered Series
    A Convertible preferred stock
    to investors at $1,000 per
    share (net of cash issuance
    costs of $1,865,000)..........    14,000         140           --       --    12,134,860            --           --
  Issuance of common stock to
    placement agent...............        --          --       60,000      600          (600)           --           --
  Issuance of common stock for
    purchase of Prompt Medical....        --          --       37,504      375       574,625            --           --
  Net loss........................        --          --           --       --            --            --           --
                                      ------         ---     ---------  -------  -----------   -----------     --------
Balances at December 31, 1996.....    14,000       $ 140     2,089,652  $20,897  $34,501,337   $        --   $  (96,250)
                                      ------         ---     ---------  -------  -----------   -----------     --------


                                                       TOTAL
                                    ACCUMULATED    STOCKHOLDERS'
                                      DEFICIT         EQUITY
                                    ------------   -------------
                                   <
Balances, December 31, 1994.......  $(11,787,565)   $ 2,950,876
  Issuance of unregistered common
    stock to investors at $6.00
    per share and 45,714 common
    stock purchase warrants (net
    of issuance costs of
    $53,700)......................            --        669,786
  Grant of unregistered common
    stock to officer at $14.81 per
    share.........................            --             --
  Grants of warrants to consultant
    at $7.00 per share............            --             --
  Issuance of unregistered common
    stock to investors at $6.00
    per share and 35,408 common
    stock purchase warrants (net
    of issuance costs of
    $54,090)......................            --        507,710
  Other...........................            --             --
  Amortization of unvested common
    stock grant...................            --        535,093
  Amortization of deferred
    consulting expense............            --         13,750
  Net loss........................    (2,088,957)    (2,088,957)
                                    ------------    -----------
Balances, December 31, 1995.......   (13,876,522)     2,588,258
  Issuance of unregistered common
    stock to investors at $11.50
    per share (net of cash
    issuance costs of $278,834)...            --      2,596,166
  Grant of warrants to
    consultants...................            --      1,243,550
  Amortization and adjustment to
    unvested common stock grant...            --        764,084
  Exchange of unvested common
    stock grant for warrants......            --        592,544
  Amortization of deferred
    consulting expense............            --         55,000
  Issuance of unregistered Series
    A Convertible preferred stock
    to investors at $1,000 per
    share (net of cash issuance
    costs of $1,865,000)..........            --     12,135,000
  Issuance of common stock to
    placement agent...............            --             --
  Issuance of common stock for
    purchase of Prompt Medical....            --        575,000
  Net loss........................    (7,787,655)    (7,787,655)
                                    ------------    -----------
Balances at December 31, 1996.....  $(21,664,177)   $12,761,947
                                    ------------    -----------

          See accompanying notes to consolidated financial statements.

                             NU-TECH BIO-MED, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1.  BASIS OF PRESENTATION

     Nu-Tech Bio-Med, Inc. (Nu-Tech or the Company), was originally organized under the laws of Delaware in September 1981 under the name of "Applied DNA Systems, Inc." On November 16, 1994, the Company changed its name to its present name.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Analytical Biosystems Corporation (ABC), NTBM Billing Services Inc. (NTBM) and Medical Science Institute (MSI) (see Note 3). All material intercompany transactions and balances have been eliminated. Where appropriate, prior year amounts have been reclassified to permit comparison.

     ABC is a clinical oncology laboratory service and research company located in Rhode Island; NTBM is a medical billing service business located in Florida; MSI is a full service medical laboratory facility which operates throughout the State of California.

     The consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has expended cash in excess of cash generated from operations and has not achieved sufficient revenues to support future operations and has a working capital deficiency. The Company anticipates that it will obtain additional debt or equity financing, generate additional revenues and/or reduce costs, although no assurance may be given that it will be able to do so. Obtaining additional financing or achieving adequate revenues is dependent upon future events, the outcome of which is presently not determinable. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

     Due to the acquisition of MSI and NTBM and their resulting revenues, the Company ceased reporting as a development stage enterprise in 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable

     The Company provides services to patients even though they may participate in programs that do not pay full charges. As a result, the Company is exposed to certain credit risks. The Company manages such risk by

                             NU-TECH BIO-MED, INC.

regularly reviewing its accounts and contracts, and by providing appropriate allowances. Actual results could differ from those estimates. Significant concentrations of gross accounts receivable were as follows:

                                                                      DECEMBER 31,
                                                                    -----------------
                                                                     1996       1995
                                                                    ------     ------
        Medicare..................................................   22.7%       8.1%
        Medi-Cal..................................................   15.5%         --
        Other negotiated contracts................................   20.9%
        Self-pay and commercial...................................   40.9%      91.9%
                                                                     -----      -----
                                                                    100.0%     100.0%
                                                                     -----      -----

  Inventory

     Inventory, primarily laboratory supplies, is stated at cost, which approximates market value, on a first-in, first-out (FIFO) basis.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets ranging from 3-10 years for financial reporting purposes, except for leasehold improvements which are being amortized over the life of the lease.

     Certain equipment has been acquired under capitalized lease obligations. These assets total $396,700 and $46,700 with related accumulated amortization of $26,700 and $3,200 at December 31, 1996 and 1995, respectively.

  Investment in Physicians Clinical Laboratory, Inc.

     The Company has recorded its investment in senior debt of Physicians Clinical Laboratory, Inc. at cost reduced by distributions received. In view of the anticipated exchange of senior debt (see Note 4) interest accrued on the debt has not been recorded.

  Fair Values of Financial Instruments

     For cash, accounts receivable and accounts payable the carrying amounts approximate fair value. It was not practicable to estimate the fair value of the Company's investment in senior debt in Physicians Clinical Laboratory, Inc. (see
Note 3).

  Other Assets

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996. The adoption of this statement had no impact on the financial position or results of operations of the Company.

     The Company accounts for goodwill at the lower of amortized cost or fair value. On an ongoing basis, management reviews to determine if "impairment indicators" are present. If impairment indicators are present, the Company performs a periodic assessment of assets for impairment. This review consists of the Company reevaluating significant assumptions used in determining the original cost of the acquired business

                             NU-TECH BIO-MED, INC.

and related goodwill. These assumptions include operating results, cash flows and other indicators of value. Based upon this periodic assessment, management determines whether there has been a permanent impairment of the value of goodwill and adjusts the carrying value accordingly. The Company determines fair value based upon independent appraisals or cash flows discounted at a risk adjusted rate, as appropriate in the circumstances. As a result of this process, during the fourth quarter of 1996, the Company charged off the balance of the remaining goodwill and capitalized patents relating to ABC totaling $372,900.

     Amortization of goodwill is provided using the straight-line method over the estimated useful lives of the assets (10 years).

  Stock Based Compensation

     The Company grants qualified stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for qualified stock option grants.

     For certain non-qualified stock options, restricted stock and warrants granted to employees, the Company recognizes as compensation expense the excess of the market value of the common stock issuable upon exercise of such options over the aggregate exercise price of such options. For warrants granted to non-employees, the Company recognizes as a charge the deemed fair value of the warrants or the value of the services provided, whichever is more reliably measurable. Such charges are amortized over the vesting period of each option or warrant or the recipient's service period, if shorter.

  Income Taxes

     The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities as well as net operating loss carryforwards and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

  Net Loss Per Common Share

     Net loss per common share is computed using the weighted average number of common shares outstanding during the year. Such loss gives effect to the deemed dividend associated with the conversion feature of the Series A convertible preferred stock. Fully-diluted earnings per share, assuming conversion of outstanding warrants, options and preferred stock are not presented since the effect would be antidilutive.

  Revenues

     The Company recognizes revenue as earned on an accrual basis, when services are performed.

3.  ACQUISITIONS AND DISPOSITION

  Acquisition and Sale of Medical Science Institute

     On November 18, 1996, the United States Bankruptcy Court of the Central District of California approved the First Amended Plan of Reorganization (the "MSI Plan") of Medical Science Institute ("MSI") pursuant to which the Company acquired all of the capital stock of MSI for a total purchase price of approximately $6,952,000. The acquisition was in the form of a purchase. MSI is engaged in the medical laboratory business primarily in the State of California and had been operating under Chapter 11 of the U.S.

                             NU-TECH BIO-MED, INC.

Bankruptcy Code since October 26, 1995. MSI is a California corporation with its principal executive offices located in Burbank, California.

     Pursuant to the MSI Plan, the holders of all of the MSI capital stock (including any and all options, warrants, and other convertible securities) will receive 134,228 shares of common stock of Nu-Tech with an aggregate value of $2 million recorded as a liability in the accompanying consolidated financial statements. The number of shares of common stock to be issued under the MSI Plan are based on the average closing price of a share of common stock on the NASDAQ SmallCap Market for the 15 day period preceding November 18, 1996. The recipients of Nu-Tech common stock will be entitled to "piggyback" registration rights with respect to such shares. The sole holder of all capital stock of MSI was granted the right to receive up to $275,000 in cash from Nu-Tech with a concurrent reduction in the number of shares of Nu-Tech's common stock. In addition, $225,000 value of Nu-Tech's common shares is permitted to be transferred by the former shareholder in consideration of a settlement agreement entered into with such creditor and a general release in favor of MSI.

     In addition, Nu-Tech agreed to make certain other payments to creditors and assume certain liabilities under the MSI Plan. These payments include: (a) approximately $750,000 to pay administrative claims of professionals, (b) an additional $425,000 for professional administrative claims payable over 12 months, (c) approximately $572,000 payable for federal and state payroll taxes,
(d) approximately $2,500,000 to Austin Financial Services, Inc. ("Austin Financial"), a secured creditor of MSI, (e) trade payables in the amount of approximately $738,000, (f) $75,000 payable to the federal government in satisfaction of certain claims and (g) $750,000 payable to general unsecured creditors. At the hearing confirming the MSI Plan held on November 18, 1996, the Company tendered $2,250,000 to the Court with respect to such payments.

     With respect to sums payable under the MSI Plan to Austin Financial, Nu-Tech obtained a loan in the principal amount of $2,500,000 from a third-party lender on December 2, 1996, and utilized the loan proceeds to pay off Austin Financial (see Note 7).

     In connection with this acquisition, the Company recorded $5,681,437 of excess cost over the fair market value of net assets acquired ("goodwill") related to this transaction and the remainder was allocated to the net assets of MSI acquired based on their estimated fair value. The Statement of Operations includes the operations of MSI for the period from November 18, 1996 (the date of acquisition) through December 31, 1996.

     The former sole stockholder and president of MSI has entered into an employment agreement with MSI. As part of the employment agreement, the employee has the right to borrow up to $100,000 from the Company, to be secured by the shares of common stock to be issued to him under the MSI Plan. He will also receive options to purchase 10,000 shares of Nu-Tech common stock for every $1,000,000 of annual collectible revenues obtained by MSI through the acquisition of other businesses by MSI in which he acted as the procuring cause. The options to be granted, if any, will bear an exercise price equal to the fair market value of Nu-Tech's common stock at the time of the grant. At December 31, 1996, no options have been granted.

     On February 26, 1997, the Company completed the sale of its ownership interest in MSI to Physicians Clinical Laboratory, Inc. ("PCL") (see Note 4). The Company sold its interests in MSI to PCL for its costs aggregating approximately $7.6 million. The Company received approximately $2.6 million in cash and a secured promissory note of PCL in the principal amount of $5,000,000. The note is secured by all the assets of PCL but is subordinate to certain other claims and administrative expenses. The Company used approximately $2 million of the sale proceeds to repay in full an outstanding secured loan which the Company had incurred to acquire MSI (see Note 7). In the event the PCL Plan of Reorganization (see Note 4) is consummated and such plan provides that the Company shall become the owner of 52.6% of the outstanding capital stock of PCL, the note will be forgiven. If the PCL Plan is not consummated by November 9, 1997,

                             NU-TECH BIO-MED, INC.

the note shall be payable in full. There can be no assurance that the note will be repaid in full if the PCL Plan is not consummated.

     PCL assumed all other obligations incurred by Nu-Tech in connection with the MSI acquisition, including Nu-Tech's guarantee of certain remaining obligations under the MSI Plan.

ACQUISITION OF BUSINESS ASSETS OF PROMPT MEDICAL BILLING COMPANY, INC.

     On October 21, 1996, the Company, through a newly formed wholly owned subsidiary, NTBM Billing Services, Inc. ("NTBM"), acquired all of the medical billing service assets of Prompt Medical Billing Services, Inc., a privately owned Florida corporation engaged in the medical billing service business. The acquisition was in the form of a purchase. The Company acquired the assets for a total consideration of $675,000 consisting of $100,000 in cash and 37,504 shares of restricted common stock of the Company. The number of shares may be subject to increase in the event the fair market value of the shares at the termination of the two year period is less than $500,000 or in the event the holders are unable to sell the shares. All consideration paid by the Company has been placed into escrow for a period of up to two years, to be released upon the attainment of certain performance levels. The cash consideration will be released from escrow in eight quarterly installments of $12,500 together with interest.

     In connection with this acquisition, the Company recorded $754,591 of excess cost over the fair market value of net assets acquired ("goodwill") related to this transaction. The Statement of Operations includes the operations of NTBM for the period from October 21, 1996 (the date of acquisition) through December 31, 1996.

  Pro Forma Disclosures

     Pro forma selected financial data, assuming the assets of Prompt Medical and the stock of Medical Science Institute had been acquired at the beginning of 1995 and 1996, respectively, follows:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1996            1995
                                                           ------------     -----------
                                                                   (UNAUDITED)
        Revenues.........................................  $ 13,139,000     $19,419,000
                                                           ------------     -----------
        Net loss.........................................  $(10,366,000)    $(4,704,000)
                                                           ============     ===========
        Net loss per common share........................  $      (6.49)    $     (2.70)
                                                           ============     ===========
        Weighted average common shares outstanding(1)....     2,109,702       1,742,230
                                                           ------------     -----------

---------------
(1) Adjusted for the issuance of 171,732 shares of the Company included in the purchase price.

     The above pro forma information does not purport to represent what the Company's results of operations would actually have been had the acquisition of the assets of Prompt and the stock of MSI in fact occurred at the beginning of the periods indicated or to project the Company's results for any future periods.

4.  INVESTMENT IN PHYSICIANS CLINICAL LABORATORY, INC.

     The Company has acquired certain debt securities of Physicians Clinical Laboratory, Inc., a Delaware corporation ("PCL"), which is a full-service clinical laboratory capable of providing a comprehensive battery of testing services. PCL is a publicly held corporation which, until recently, filed reports with the Commission under the Securities Exchange Act of 1934, as amended. PCL is delinquent in its filings with the Commission and has not filed any reports since the quarter ended May 31, 1996. PCL has been operating as a debtor-in-possession under Chapter 11 of the Bankruptcy Code since November 8, 1996.

     Nu-Tech has reached an agreement (the "PCL Plan") with the holders of the Senior Debt, Subordinated Debt and the management of PCL whereby Nu-Tech will acquire a 52.6% interest in PCL. The terms

                             NU-TECH BIO-MED, INC.

of the agreement provide that PCL would file a plan to effectuate the agreement. As required by the aforementioned agreement, the Company purchased approximately $13,300,000 of Senior Debt for $10,000,000 on November 7, 1996. In accordance with the PCL Plan, certain holders of Senior Debt contributed $10,000,000 in debtor-in-possession ("DIP") financing to PCL, which under the terms of the reorganization, will be forgiven. The PCL Plan also requires that the Company purchase an additional 17% of capital stock of PCL for $5,000,000 upon the approval of the PCL Plan. Pursuant to the PCL Plan, the debt purchased by Nu-Tech will be converted into 35.6% of the common stock of PCL, which together with the 17% purchased for $5,000,000, will result in Nu-Tech owning 52.6% of the outstanding common stock of PCL.

     On February 26, 1997, the Company completed the sale of its ownership interest in MSI and received, among other things, a $5,000,000 secured note receivable which may be used to satisfy its remaining $5,000,000 commitment with PCL (see Note 3).

     There can be no assurance that the PCL Plan will be consummated, or if consummated, will be upon the terms as originally submitted to the bankruptcy court. Should the PCL plan not be consummated, Nu-Tech will become a creditor of PCL. Under the terms of the PCL Plan, however, no competing offer for PCL may be accepted by the bankruptcy court unless (i) such competing offer is at least $2.5 million higher than the bid by Nu-Tech and (ii) on the effective date of the competing plan Nu-Tech receives $1.88 million in cash as compensation for its time and expense in pursuing the PCL Plan.

     In December 1996, the Company received a distribution totaling $575,561 which was applied against the Company's investment in senior debt of PCL.

5.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consists of the following:

                                                                 1996          1995
                                                              ----------     ---------
        Laboratory equipment................................  $  953,830     $ 454,131
        Computer equipment..................................     397,551        51,451
        Office equipment....................................     271,459       101,764
        Leasehold improvements..............................     499,414        79,114
                                                              ----------     ---------
                                                               2,122,254       686,460
        Less accumulated depreciation.......................    (355,412)     (214,943)
                                                              ----------     ---------
                                                              $1,766,842     $ 471,517
                                                              ==========     =========

     Depreciation expense was approximately $140,500 and $24,500 for the years ended December 31, 1996 and 1995, respectively.

6.  ACCRUED EXPENSES

     Accrued expenses are as follows:

                                                                    DECEMBER 31,
                                                               -----------------------
                                                                  1996          1995
                                                               ----------     --------
        Accrued acquisition fees.............................  $  117,000     $     --
        Employee compensation................................     418,192      280,210
        Consulting and professional fees.....................     275,000      137,139
        Other................................................     475,843       34,141
                                                               ----------     ---------
                                                               $1,286,035     $451,490
                                                               ==========     =========

                             NU-TECH BIO-MED, INC.

7.  DEBT

     Debt consists of the following:

                                                                    DECEMBER 31,
                                                               -----------------------
                                                                  1996          1995
                                                               ----------     --------
        Notes payable due to a third party, interest at 15%,
          all principal and interest due on January 31, 1997;
          secured by the Company's investment in Senior Debt
          of PCL. The loan was further secured by a personal
          guaranty of Nu-Tech's president (see below)........  $1,953,605     $     --
        Notes payable to State of Rhode Island's Small
          Business Loan Fund Corporation (SBLFC), interest at
          5.4%, due in monthly principal and interest
          payments of $18,360 through February 1998 and
          declining thereafter through February 1999; secured
          by virtually all of the assets of the Company......     319,519      516,767
        Other long-term liabilities related to MSI
          acquisition (see Note 3)...........................     329,538           --
                                                               ----------     ---------
                                                                2,602,662      516,767
        Current maturities of long-term debt.................   2,263,990      197,246
                                                               ----------     ---------
        Long-term debt, less current maturities..............  $  338,672     $319,521
                                                               ==========     =========

     On January 23, 1997, the Company obtained a new loan from a private lender in the principal amount of $2,000,000, which funds were used to repay the outstanding balance of the notes payable due to a third party (see above). All principal and interest on the new loan is due on March 22, 1997. The new loan is secured by a pledge of the Company's stock ownership in MSI, as well as the Company's investment in Senior Debt of PCL. In conjunction with the issuance of this note payable, the lenders were issued warrants to purchase 100,000 shares of common stock at an exercise price of $11.50 per share. The new third party lender is a significant stockholder of the Company. On February 26, 1997, in connection with the sale of MSI to PCL, the Company repaid the new loan (see
Note 3).

     Future principal payments on long-term debt due in each of the next five years are as follows:

            1997.....................................................  $2,263,990
            1998.....................................................     150,452
            1999.....................................................      54,864
            2000.....................................................      53,735
            2001.....................................................      58,807
            Thereafter...............................................      20,814
                                                                       ----------
                                                                       $2,602,662
                                                                       ==========

     The carrying amount of debt, using the discounted cash flow method, approximates its fair value.

8.  LEASE COMMITMENTS

     The Company leases various office and research facilities and certain equipment under noncancelable operating and capitalized leases. The leases expire at various times through August 2000, at which time the Company will have the option to renew leases from one to three years.

                             NU-TECH BIO-MED, INC.

     The Company's future minimum lease payments under capital and operating leases are as follows as of December 31, 1996:

                                                                 CAPITAL      OPERATING
                                                                  LEASES       LEASES
                                                                 --------     ---------
        1997...................................................  $326,322     $ 114,200
        1998...................................................   326,322       106,400
        1999...................................................   291,734        58,700
        2000...................................................    10,863        37,000
                                                                 --------      --------
                  Total minimum lease payments.................   955,241     $ 316,300
                                                                               ========
        Less interest..........................................   268,987
                                                                 --------
        Present value of minimum lease payments................   686,254
        Less capital lease obligations due within one year.....   214,270
                                                                 --------
        Capital lease obligations -- long-term portion.........  $471,984
                                                                 ========

     Rental expense was $168,500 and $25,000 for the years ended December 31, 1996 and 1995, respectively.

9.  STOCKHOLDERS' EQUITY

  Series A Convertible Preferred Stock

     On December 2, 1996, the Company completed a private placement offering under the Securities Act of 1933 and/or Regulation D promulgated thereunder, pursuant to which the Company issued a total of 14,000 shares of Series A Convertible Preferred Stock for a total aggregate purchase price of $14,000,000. The Company realized net proceeds of approximately $12,135,000 after deducting expenses totaling $1,865,000. In connection with this offering, the Company issued 60,000 shares of common stock and warrants to purchase 85,714 shares of common stock exercisable at $15.00 per share.

     The Series A Convertible Preferred Stock is convertible, by its terms, into shares of common stock at the option of the holder commencing on the 45th day after the issue date. Up to one third of the shares of the Series A Convertible Preferred Stock may be converted into common stock on each of the 45th day, 75th day and 105th day after the issue date. Commencing upon the 270th day following completion of the private placement, the Company has the right, upon 30 days' prior notice, to cause the Series A Convertible Preferred Stock to be converted into common stock at the then applicable conversion price. The shares will be convertible into such number of shares of common stock as shall equal $1,000 divided by a conversion rate equal to the lesser of (i) 75% of the average closing price of the common stock for the 5 days immediately preceding the date of the holder's notice of conversion or (ii) $17.50, subject to certain adjustments.

     The holders of a majority of the Series A Convertible Preferred Stock were granted one "demand" registration right with respect to the common stock underlying the Series A Convertible Preferred Stock. In the event that the Company does not file with, and have declared effective by, the Commission, a registration statement under the Act within 120 days of receipt of the demand notice of the investors holding the shares of the Series A Convertible Preferred Stock, the then applicable conversion price of the Series A Convertible Preferred Stock will be reduced by 10%. Further, for each 30 day period after the 120 day period that the registration statement has not been declared effective, the conversion price will be reduced by an additional 2%, up to an aggregate of 12%.

     The Company had heretofore filed and withdrew a registration statement relating to the shares of its Common Stock issuable upon conversion of the Preferred Stock. At the time of such filing, the Company believed that it had not received a valid written demand by a majority of the holders of the Preferred Stock to require it to proceed with such registration statement. The Company further believes that, at the time such

                             NU-TECH BIO-MED, INC.

registration statement was withdrawn, and through and as of the date hereof, it likewise did not receive a written demand by the holders of a majority of Preferred Stock to file a registration statement.

     Several Preferred Shareholders have indicated that they intend to commence an action against the Company arising out of the failure of the Company for its failure to cause the conversion shares to be registered, seeking unspecified damages and/or seeking to rescind their purchase of the Preferred Stock. The Company believes that if any such action is commenced against it, it has good and meritorious defenses. In the event any such action is brought against the Company, and the Company does not prevail thereon, and is found to be responsible for damages or losses, such circumstance would have a material adverse effect upon the Company's consolidated results of operations and financial position. The Company has had, and continues to have continuous discussions with representatives of the Preferred Shareholders concerning a resolution of the dispute arising out of the registration of the shares of the Company's Common Stock issuable upon conversion of the Preferred Shares. While no assurance may be given that such dispute will be satisfactorily resolved, the Company intends, however, to prepare and file such registration statement as soon as practicable to do so. The filing of such registration statement may not, however, resolve the dispute to the satisfaction of the Preferred Shareholders, and no assurance may be given that, even if such registration statement is filed by the Company, that the Preferred Shareholders may not thereafter commence an action against the Company.

     Holders of shares of the Series A Convertible Preferred Stock are not entitled to receive dividends in cash or otherwise. The holders of shares of the Series A Convertible Preferred Stock are not entitled to voting rights.

  Common Stock

     In April 1996, the Company completed a private offering of 250,000 shares of its common stock for an aggregate of $2,875,000. The Company realized net proceeds of approximately $2,596,000 from the private placement. In connection with this offering, the Company incurred expenses totaling $278,800 and issued warrants to purchase 75,000 shares of common stock exercisable at $14.50 per share.

     Investors in the April offering were granted certain "demand and piggyback" registration rights for the shares sold in the April offering. In settlement of certain alleged claims by the investors in the April offering that the Company had failed to timely register the shares owned by such investors, the Company agreed to issue one-half share to the investors for each share purchased in the April offering. The Company has expensed the fair value of the shares of common stock issued in February 1997 to settle the matter resulting in a non-cash charge of $1,422,500 in 1996 and has recognized a liability in the accompanying consolidated financial statements.

  Grant of Restricted Stock

     In June 1995, the Company granted 100,000 restricted shares to the Company's chairman that will vest periodically at a rate of 5,000 shares per year subject to certain conditions and certain accelerated provisions. The grant has been accounted for as an increase in common stock and capital in excess of par value at the fair value of the shares at the date of the grant (and modified periodically to reflect current valuations) offset by an equal charge to equity recorded as an Unvested Common Stock Grant. At December 31, 1995, conditions for acceleration were achieved, subject to one year continued employment. The Unvested Common Stock Grant was to be amortized over an eighteen-month vesting period and has been included in selling, general and administrative expenses. In addition, the Company has agreed to reimburse the officer for income taxes associated with the grant. Such reimbursements were accrued in accordance with the vesting schedule.

     On December 2, 1996, the Company agreed to exchange 95,000 unvested shares under the 1995 grant for 300,000 warrants with an exercise price of $7.00 per share. In connection with the exchange, the Company

                             NU-TECH BIO-MED, INC.

recognized the excess of the value ($26,200) of the old grant at the exchange rate (valued at $2,013,700) over the value of the new grant (valued at $1,987,500) as a reversal of an expense in 1996.

  Stock Option Plans

     At December 31, 1995, the Company has three stock option plans as follows:

  1994 Plans

     The Company has reserved 350,000 shares of common stock under the 1994 Employee Stock Option Plan (the 1994 Plan). Options granted under the 1994 Plan may be incentive options or nonqualified stock options, and shall be designated as such at the time of grant. The 1994 Plan permits the granting of incentive options only to officers and full-time employees of the Company, at no less than 100% of the fair market value of the Company's common stock at the date of the grant. Nonqualified stock options may be granted to officers, employees, consultants, and advisors of the Company, as well as to members of the Board of Directors, at a price determined by the Plan administrator but in no case less than 85% of the fair market value of the Company's common stock at the date of the grant. To the extent that any option intended to be an incentive option shall fail to qualify as such under Section 422 of the Internal Revenue Code of 1986, such options shall be deemed to be nonqualified options. The 1994 Plan is administered by the Option Committee of the Board of Directors, which has full power to determine the specific terms of each option granted, subject to the provisions of the 1994 Plan. As of December 31, 1996, the Company has granted options for a total of 175,900 shares under this Plan.

     The Company has reserved 200,000 shares of common stock under the Non-Employee Director Stock Option Plan (the Director Plan). Each non-employee director, upon election of the Company's Board of Directors, shall be granted options for 5,000 shares of common stock, and each shall be granted on subsequent annual anniversary dates of the initial grant, additional options for 8,000 shares of common stock. Under the terms of the agreement, the sum of the number of shares to be received upon any grant multiplied by the fair market value of each share at the time of the grant may not exceed $75,000. As of December 31, 1996, the Company has granted options for a total of 60,545 shares under this Plan.

     The exercise price of each option shall be 100% of the fair market value of the Company's common stock at the date of the grant. The Director Plan is administered by the Director Plan Committee, which is comprised of not less than two directors of the Company who are not entitled to participate in the Director Plan.

  1992 Plan

     The Company has reserved 13,714 shares of common stock under a 1992 Stock Option Plan (1992 Plan). In August 1994, the 1992 Incentive Plan was terminated except for then outstanding options and replaced by the 1994 Employee Plan.

  Other Stock Options

     The Company also has 15,857 stock options outstanding that were not issued under any specific plan.

  FAS 123 Disclosures

     The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123") and will continue to account for its stock option plans in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees.

                             NU-TECH BIO-MED, INC.

     The following table presents the combined activity of its stock option plans for the years ended December 31, as follows:

                                                          1996                           1995
                                               --------------------------     --------------------------
                                                              WEIGHTED                       WEIGHTED
                                                              AVERAGE                        AVERAGE
                                               OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                                               -------     --------------     -------     --------------
Outstanding at January 1.....................  239,671         $ 7.41         230,014         $ 7.27
  Granted....................................   26,545          14.13          20,500          11.06
  Canceled...................................     (200)          7.00         (10,843)         12.78
                                               -------         ------         -------         ------
Outstanding at December 31...................  266,016         $ 8.08         239,671         $ 7.41
                                               =======         ======         =======         ======
Options exercisable at December 31...........  239,471         $ 7.42         220,671         $ 7.07
                                               =======         ======         =======         ======

     The Company grants warrants in connection with financing activities, merger and acquisitions activity, and as a form of compensation to both employees and consultants. Expiration dates vary on outstanding warrants ranging from April 1998 through December 2001.

     The following table presents the combined activity for all warrants issued for the years ended December 31, as follows:

                                                          1996                            1995
                                              ----------------------------     --------------------------
                                                               WEIGHTED                       WEIGHTED
                                                               AVERAGE                        AVERAGE
                                              WARRANTS      EXERCISE PRICE     WARRANTS    EXERCISE PRICE
                                              ---------     --------------     -------     --------------
Outstanding at January 1....................    411,265         $ 9.65         227,143         $11.12
  Granted...................................  1,065,714          11.43         184,122           7.83
                                                -------         ------         -------         ------
Outstanding at December 31..................  1,476,979         $10.94         411,265         $ 9.65
                                                =======         ======         =======         ======
Warrants exercisable at December 31.........  1,476,979         $10.94         411,265         $ 9.65
                                                =======         ======         =======         ======

     The following table presents weighted average price and life information about significant option groups outstanding at December 31, 1996:

                                                OPTIONS OUTSTANDING
                                      ----------------------------------------       OPTIONS EXERCISABLE
                                                       WEIGHTED                    ------------------------
                                                        AVERAGE       WEIGHTED                     WEIGHTED
                                                       REMAINING      AVERAGE                      AVERAGE
                                        NUMBER        CONTRACTUAL     EXERCISE       NUMBER        EXERCISE
      RANGE OF EXERCISE PRICES        OUTSTANDING     LIFE (YRS.)      PRICE       EXERCISABLE      PRICE
------------------------------------  -----------     -----------     --------     -----------     --------
Less than $7.50.....................    214,328           5.39         $ 6.91        214,328        $ 6.91
$7.51 - $15.00......................     51,545           3.80          12.89         25,000         11.59
Greater than $15.00.................        143            .04          20.30            143         20.30
                                        -------                                      -------
                                        266,016                                      239,471
                                        =======                                      =======

                             NU-TECH BIO-MED, INC.

     The following table presents weighted average price and life information about significant warrant groups outstanding at December 31, 1996:

                                                WARRANTS OUTSTANDING
                                      ----------------------------------------       WARRANTS EXERCISABLE
                                                       WEIGHTED                    ------------------------
                                                        AVERAGE       WEIGHTED                     WEIGHTED
                                                       REMAINING      AVERAGE                      AVERAGE
                                        NUMBER        CONTRACTUAL     EXERCISE       NUMBER        EXERCISE
      RANGE OF EXERCISE PRICES        OUTSTANDING     LIFE (YRS.)      PRICE       EXERCISABLE      PRICE
------------------------------------  -----------     -----------     --------     -----------     --------
Less than $7.50.....................     592,551          4.56         $ 6.99          592,551      $ 6.99
$7.51 - $15.00......................     738,714          3.52          12.28          738,714       12.28
Greater than $15.00.................     145,714          1.64          20.18          145,714       20.18
                                       ---------                                     ---------
                                       1,476,979                                     1,476,979
                                       =========                                     =========

     The following are the pro forma net loss and net loss per share for 1996 and 1995, as if the compensation cost for options and warrants granted had been determined based on the fair value at the grant date for grants in 1996 and 1995, consistent with the provisions of FAS 123:

                                                   1996                            1995
                                        ---------------------------     ---------------------------
                                        AS REPORTED      PRO FORMA      AS REPORTED      PRO FORMA
                                        -----------     -----------     -----------     -----------
Net loss..............................  $(7,787,655)    $(9,199,485)    $(2,088,957)    $(2,169,368)
Net loss per share....................  $     (5.66)    $     (6.38)    $     (1.33)    $     (1.38)

     The weighted average fair value per share and exercise price of options and warrants granted during 1996 and 1995 were as follows:

                                                         1996                              1995
                                             -----------------------------     -----------------------------
                                                   WEIGHTED AVERAGE                  WEIGHTED AVERAGE
                                             -----------------------------     -----------------------------
                                             FAIR VALUE     EXERCISE PRICE     FAIR VALUE     EXERCISE PRICE
                                             ----------     --------------     ----------     --------------
Share price = Exercise price...............    $ 2.93           $12.53           $ 3.98          $  11.38
Share price > Exercise price...............    $ 8.05           $ 7.80           $ 6.64          $   7.00
Share price < Exercise price...............    $ 1.65           $16.80               --                --

     The fair value of options and warrants at the date of grant were estimated using the Black-Scholes model with the following weighted average assumptions:

                                                              OPTIONS            WARRANTS
                                                          ---------------     ---------------
                                                          1996      1995      1996      1995
                                                          -----     -----     -----     -----
    Expected life (years)...............................      5         5     1 - 5         3
    Interest rate.......................................   6.09%     6.09%     6.09%     6.09%
    Volatility..........................................   25.7%     25.7%     25.7%     25.7%

  Common Stock Reserved

     The Company has reserved 2,056,550 shares of common stock for the exercise of options and warrants. In addition, the Company has reserved a sufficient number of common shares to provide for the conversion of the Series A Convertible Preferred Stock (1,500,838 shares at December 31, 1996). The Company has also reserved 134,228 shares of common stock to be issued to the former owner of MSI (see Note 3) and 125,000 shares of common stock to be issued to certain investors.

                             NU-TECH BIO-MED, INC.

10.  CONTRACT RESEARCH

  Research Funding Agreement

     On December 14, 1990, the Company entered into an agreement with the Rhode Island Partnership for Science and Technology (RIPSAT) to fund research, development, testing and validation of an in vitro assay to predict the outcome of x-ray mediated chemotherapy enhancement anticancer therapy (the project) or radiation mediated chemotherapy enhancement (RMCE; the product).

     The project consists of two phases as follows:

          Applied research -- RIPSAT will fund operating and capital costs incurred in the performance of the Applied Research Phase up to a maximum of $320,338. RIPSAT will not fund more than 60% of the total project cost. Such research is paid for by the Company and reimbursed by RIPSAT. Through December 31, 1993, approximately $531,500 of total operating costs have been expended on this project. These operating costs included $362,255 in reimbursable costs expended by Brown University of which $320,338 of these reimbursable costs (the total grant) were reimbursed by RIPSAT. RIPSAT has been informed and has acknowledged that the Applied Research Phase will not be completed for an indeterminate period of time.

          Commercialization -- During the Commercialization Phase, the Company will pay amounts to RIPSAT equal to the funds received during the Applied Research Phase. Payment will begin at the end of the first calendar quarter in which sales of the product are recorded. Payments will be calculated as follows (i) 3% of quarterly net sales of the FCA, but not exceeding an aggregate of $107,000, and (ii) 5% of quarterly net sales of the RMCE. The 3% and 5%, under certain circumstances, may be increased to 6% and 10%, respectively. At December 31, 1996, the Commercialization Phase has not commenced.

  Research and License Agreement

     In May 1991, the Company entered into a Research Agreement with Brown University (Brown). Under the agreement, the Company will fund Brown for all direct and indirect costs incurred in the performance of the research which shall not exceed $375,604 without written authorization from the Company. The total reimbursable costs expended by Brown University under this agreement through December 31, 1993, were $362,255, of which $320,338 was reimbursed to the Company by RIPSAT. Of the $362,255, the Company has paid $296,684 to Brown leaving a balance of $65,571 at December 31, 1996.

     Under the provisions of the agreement, the Company has an option to license intellectual property developed in the performance of the agreement. The Company will pay royalties to Brown at a rate of 2% of sales which shall commence two years from issuance of a patent and extend for the life of the license.

  Clinical Trial Agreement

     On August 14, 1995, the Company entered into an Agreement with a research institution to conduct a clinical trial. The cost of this clinical trial was not to exceed $568,000. In 1996, the Agreement was terminated by the Company as a result of the institution's inability to obtain the requisite number of accruals. For the year ended December 31, 1996, the Company recorded expenses totaling $56,800 under the Agreement. No expenses were incurred under the agreement in 1995.

11.  INCOME TAXES

     At December 31, 1996, the Company has net operating loss carryforwards of approximately $24.5 million for income tax purposes that expire at various times from 2001 to 2011. Approximately $3,100,000 of these losses relate to a subsidiary of the Company that are limited in usage. In addition, utilization of the net operating loss carryforwards may be subject to limitations pursuant to
Section 382. No income tax benefit has been recorded during the years ended December 31, 1996 and 1995.

                             NU-TECH BIO-MED, INC.

     The principal components of the Company's deferred tax assets were as follows:

                                                               1996            1995
                                                           ------------     -----------
        Deferred tax assets:
          Net operating loss carryforwards.............    $  9,829,000     $ 5,732,000
          Federal general business tax credits.........         150,000         150,000
          Other........................................         175,000          25,000
                                                           ------------     -----------
                                                             10,154,000       5,907,000
        Valuation allowance............................     (10,154,000)     (5,907,000)
                                                           ------------     -----------
        Net deferred tax assets........................    $         --     $        --
                                                           ============     ===========

     Net deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization. The valuation allowance increased $4,247,000 in 1996, due primarily to the increases in net operating loss carryforwards and tax credits.

12.  ACQUISITION COSTS

     On December 14, 1995, the Company signed a letter of intent to acquire a majority interest in American Cytogenetics, Inc. (ACI). In the 3rd quarter of 1996, the Company expensed $218,914 of deferred acquisition costs for expenses incurred as a result of management's due diligence review of the business and operations of ACI which management has determined not to pursue and has terminated further negotiations.

     At December 31, 1996, the Company has $1,028,524 of deferred acquisition costs. The costs primarily relate to expenses incurred in conjunction with the Company's proposed acquisition of PCL (see Note 4). Included in the deferred costs, is investment banking expenses totaling $597,750 relating to the issuance of 75,000 warrants with an exercise price of $9.50 per share to an investment banker for work performed relating to the acquisition of PCL. The Company anticipates payments of an additional $231,350 in cash commissions and an additional 57,838 warrants upon the consummation of the PCL transaction (see
Note 13).

13.  OTHER AGREEMENTS

     In 1995, the Company entered into an agreement with an investment banker whereby the investment banker can earn cash commissions and up to 200,000 warrants with an exercise price of $9.50 if certain events, as defined, occur. The agreement expires in June 2000. In 1996, the investment banker earned a cash transaction fee totaling $300,000 and was granted 75,000 warrants (see Note 12).

     In May 1996, the Company entered into agreements with a consultant whereby the consultant would assist the Company in identifying potential investors and negotiating and structuring a transaction to provide equity financing, and, following such financing, providing financial public relations for a period of two years. No financing was arranged by the consultant and the agreements were terminated in the 3rd quarter of 1996 resulting in a $40,000 charge to operation results.

     In September 1996, the Company entered into an agreement with certain financial public relations firms for which firms have been paid an aggregate of $1,355,000 in cash and 300,000 warrants with exercise prices ranging from $14.00 to $16.80 per share. In connection with the warrants issued, the Company recorded an expense totaling $527,000. All such consideration has been expensed in the year ended December 31, 1996.

     On March 6, 1997, the Company adopted an Indemnification Trust (the "Trust") for the benefit of the current officers and directors of the Company. The Trust is in furtherance of the Company's indemnification obligations to its officers and directors and is intended to establish a mechanism to assure a source of funding for any payments the Company may be required to make under such Indemnification Agreements. Accordingly, the Company plans to fund the Trust in the amount of $250,000 in 1997.

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                              MARCH 31,      DECEMBER 31,
                                                                                 1997            1996
                                                                             ------------    -------------
                                                  ASSETS
Current Assets:
  Cash and cash equivalents................................................  $  1,052,975    $   1,690,538
  Accounts receivable (net of allowance for doubtful accounts of approximately $6,355 and $2,823,400 at March 31, 1997, and at December
    31, 1996, respectively)................................................        73,922        1,751,230
  Other receivables........................................................        52,609               --
  Inventory................................................................        10,714          219,428
  Prepaid expenses and other current assets................................        44,939           82,801
                                                                              -----------      -----------
         Total current assets..............................................     1,235,159        3,743,997
Investment in senior debt of Physicians Clinical Laboratory, Inc. .........    13,287,164        9,424,439
Note receivable............................................................       100,000               --
Equipment and Leasehold Improvements.......................................       364,652        1,766,842
Goodwill (net of accumulated amortization of approximately $33,575 and
  $833,200 at March 31, 1997, and December 31, 1996, respectively).........       721,016        6,352,860
Deferred acquisition costs.................................................     1,077,040        1,028,524
Deposits...................................................................        18,964           89,104
                                                                              -----------      -----------
         Total Assets......................................................  $ 16,803,995    $  22,405,766
                                                                              ===========      ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.........................................................  $    363,101    $   1,580,797
  Accrued expenses.........................................................       184,031        1,286,035
  Contract payable.........................................................        55,571           65,571
  Current portion of long term debt........................................       205,185        2,263,990
  Current portion of capitalized lease obligations.........................        17,265          214,270
                                                                              -----------      -----------
         Total current liabilities.........................................       825,153        5,410,663
Long-Term Debt.............................................................        63,339          338,672
Capitalized Lease Obligations..............................................        13,931          471,984
Liabilities to be Paid with Common Stock...................................            --        3,422,500
                                                                              -----------      -----------
         Total liabilities.................................................       902,423        9,643,819
Stockholders' Equity:
Series A convertible preferred stock, $.01 par value; 1,000,000 shares authorized; 14,000 issued and outstanding at March 31, 1997 (liquidation
  preference of $14,000,000 at March 31, 1997).............................           140              140
Common stock, $.01 par value; 12,000,000 shares authorized; 2,427,374 and
  2,089,652 shares issued and outstanding at March 31, 1997, and December
  31, 1996, respectively...................................................        24,273           20,897
Capital in excess of par value.............................................    38,948,820       34,501,337
Deferred consulting expense................................................       (82,503)         (96,250)
Accumulated deficit........................................................   (22,989,158)     (21,664,177)
                                                                              -----------      -----------
         Total stockholders' equity........................................    15,901,572       12,761,947
                                                                              -----------      -----------
         Total liabilities and stockholders' equity........................  $ 16,803,995    $  22,405,766
                                                                              ===========      ===========

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                    FOR THE THREE MONTHS ENDED
                                                                   ----------------------------
                                                                    MARCH 31,        MARCH 31,
                                                                      1997             1996
                                                                   -----------      -----------
Revenues:
  Assay sales, net...............................................  $    29,850      $    23,730
  Laboratory revenues, net.......................................    1,798,361               --
  Medical billing services revenues..............................      109,081               --
  Contract revenue...............................................        5,540               --
                                                                   -----------      -----------
          Total revenues, net....................................    1,942,832           23,730
Operating Costs:
  Laboratory expenses............................................    1,418,293           55,298
  Medical billing services expenses..............................      123,930               --
  Selling, general and administrative............................    1,190,235          717,855
  Research and development.......................................       16,610           20,768
                                                                   -----------      -----------
          Total operating costs..................................    2,749,068          793,921
                                                                   -----------      -----------
Operating loss...................................................     (806,236)        (770,191)
Other Income (Expense):
  Investment and interest income.................................       10,265           30,047
  Interest expense...............................................     (529,010)          (8,038)
                                                                   -----------      -----------
          Total other income (expense)...........................     (518,745)          22,009
                                                                   -----------      -----------
Net Loss.........................................................  $(1,324,981)     $  (748,182)
                                                                   ===========      ===========
Net Loss Per Common Share........................................  $     (1.36)     $     (0.43)
                                                                   ===========      ===========
Weighted Average Common Shares Outstanding.......................    2,192,690        1,728,069
                                                                   ===========      ===========

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE THREE MONTHS ENDED
                                                                     --------------------------
                                                                      MARCH 31,      MARCH 31,
                                                                        1997            1996
                                                                     -----------     ----------
Operating Activities:
Net loss...........................................................  $(1,324,981)    $ (748,182)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................      215,997        264,969
  Provision for bad debt...........................................       91,643             --
  Warrants issued in connection with debt..........................      494,000             --
  Changes in assets and liabilities:
     Accounts receivable, prepaids, inventory and other current
      assets.......................................................     (222,975)        43,935
     Accounts payable and accrued expenses.........................     (689,650)        20,900
     Accrued compensation..........................................           --        155,974
                                                                     -----------     ----------
Net cash used in operating activities..............................   (1,435,966)      (262,404)
Investing Activities:
Proceeds received from disposition of Medical Science Institute,
  net..............................................................    2,512,154             --
Acquisition costs..................................................      (48,517)      (106,812)
Capital expenditures...............................................      (15,394)       (11,523)
                                                                     -----------     ----------
Net cash provided by (used in) investing activities................    2,448,243       (118,335)
Financing Activities:
Proceeds from exercise of warrants.................................      534,359             --
Repayment of contract payable......................................      (10,000)       (24,999)
Repayment of notes payable.........................................   (2,037,332)       (48,321)
Repayment of capitalized lease obligations.........................      (36,867)        (2,041)
Notes receivable...................................................     (100,000)            --
                                                                     -----------     ----------
Net Cash Used in Financing Activities..............................   (1,649,840)       (75,361)
                                                                     -----------     ----------
Net Decrease in Cash and Cash Equivalents..........................     (637,563)      (456,100)
Cash and Cash Equivalents at Beginning of Period...................    1,690,538      2,538,002
                                                                     -----------     ----------
Cash and Cash Equivalents at End of Period.........................  $ 1,052,975     $2,081,902
                                                                     ===========     ==========

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

A.  BASIS OF PRESENTATION

     In the opinion of management of Nu-Tech Bio-Med, Inc. (the "Company" or "Nu-Tech") the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position of the Company at March 31, 1997, and the results of operations and cash flows for the three months ended March 31, 1997, and 1996.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Analytical Biosystems Corporation ("ABC"), NTBM Billing Services, Inc. ("NTBM") and Medical Science Institute ("MSI") through February 26, 1997 (see Note B). All material intercompany transactions and balances have been eliminated. Where appropriate, prior year amounts have been reclassified to permit comparison.

     ABC is a clinical oncology laboratory service and research company located in Rhode Island; NTBM is a medical billing service business located in Florida; MSI is a full service medical laboratory facility which operates throughout the State of California.

     The consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has expended cash in excess of cash generated from operations and has not achieved sufficient revenues to support future operations and has a working capital deficiency. The Company anticipates that it will obtain additional debt or equity financing, generate additional revenues and/or reduce costs, although no assurance may be given that it will be able to do so. Obtaining additional financing or achieving adequate revenues is dependent upon future events, the outcome of which is presently not determinable. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1996.

B.  DISPOSITION

     On February 26, 1997, the Company completed the sale of its ownership interest in MSI to Physicians Clinical Laboratory, Inc. ("PCL") (see Note C). The Company sold its interests in MSI to PCL for approximately $7.6 million. The Company received approximately $2.6 million in cash and a secured promissory note of PCL in the principal amount of $5,000,000. The note is secured by all the assets of PCL but is subordinate to certain other claims and administrative expenses. The Company used approximately $2 million of the sale proceeds to repay in full an outstanding secured loan which the Company had incurred to acquire MSI. In the event the PCL Plan of Reorganization (see Note C) is consummated and such plan provides that the Company shall become the owner of 52.6% of the outstanding capital stock of PCL, the note

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES
will be forgiven. If the PCL Plan is not consummated by November 9, 1997, the note shall be payable in full. There can be no assurance that the note will be repaid in full if the PCL Plan is not consummated.

     PCL assumed all other obligations incurred by Nu-Tech in connection with the MSI acquisition, including Nu-Tech's guarantee of certain remaining obligations under the MSI Plan.

     As a result of the above transactions, during the first quarter of 1997, the Company owned MSI for the 57 day period beginning January 1, 1997, and ending February 26, 1997. The following table sets forth a Statement of Operations on a pro forma basis to exclude the results of operations of MSI for the 57 day period beginning January 1, 1997, and ending February 26, 1997.

                                                                        FOR THE THREE MONTHS
                                                                                ENDED
                                                                       -----------------------
                                                                       MARCH 31,     MARCH 31,
                                                                         1997          1996
                                                                       ---------     ---------
REVENUES:
  Assay sales, net...................................................  $  29,850     $  23,730
  Medical billing services revenues..................................    109,081            --
  Contract revenue...................................................      5,540            --
                                                                       ---------     ---------
          Total revenues, net........................................    144,471        23,730
OPERATING COSTS:
  Laboratory expenses................................................     43,871        55,298
  Medical billing services expenses..................................    123,930            --
  Selling, general and administrative................................    365,211       717,855
  Research and development...........................................     16,610        20,768
                                                                       ---------     ---------
          Total operating costs......................................    549,622       793,921
                                                                       ---------     ---------
Operating loss.......................................................   (405,151)     (770,191)
OTHER INCOME (EXPENSE):
  Investment and interest income.....................................     10,265        30,047
  Interest expense...................................................   (532,273)       (8,038)
                                                                       ---------     ---------
          Total other income (expense)...............................   (522,008)       22,009
                                                                       ---------     ---------
NET LOSS.............................................................  $(927,159)    $(748,182)
                                                                       =========     =========

C.  INVESTMENT IN PHYSICIANS CLINICAL LABORATORY, INC.

     The Company has acquired certain debt securities of Physicians Clinical Laboratory, Inc., a Delaware corporation ("PCL"), which is a full-service clinical laboratory capable of providing a comprehensive battery of testing services. PCL is a publicly held corporation which, until recently, filed reports with the Commission under the Securities Exchange Ace of 1934, as amended. PCL is delinquent in its filings with the Commission and has not filed any reports since the quarter ended May 31, 1996. PCL has been operating as a debtor-in-possession under Chapter 11 of the Bankruptcy Code since November 8, 1996.

     Nu-Tech has reached an agreement (the "PCL Plan") with the holders of the Senior Debt, Subordinated Debt and the management of PCL whereby Nu-Tech will acquire a 52.6% interest in PCL (see Note G). The terms of the agreement provide that PCL would file a plan to effectuate the agreement. As required by the aforementioned agreement, the Company purchased approximately $13,300,000 of Senior Debt for $10,000,000 on November 7, 1996. In accordance with the PCL Plan, certain holders of Senior Debt contributed $10,000,000 in debtor-in-possession ("DIP") financing to PCL, which under the terms of the reorganization, will be forgiven. The PCL Plan also requires that the Company purchase an additional 17% of capital stock of PCL for $5,000,000 upon the approval of the PCL Plan. Pursuant to the PCL Plan, the debt

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES
purchased by Nu-Tech will be converted into 35.6% of the common stock of PCL, which together with the 17% purchased for $5,000,000, will result in Nu-Tech owning 52.6% of the outstanding common stock of PCL (see Note G).

     On February 26, 1997, the Company completed the sale of its ownership interest in MSI and received, among other things, a $5,000,000 secured note receivable which may be used to satisfy its remaining $5,000,000 commitment to PCL (see Note B). The Company recognized a deferred gain upon the sale of MSI to PCL, which was offset against the $5,000,000 promissory note to reach the net amount of $3,862,725.

D.  DEBT

     On January 23, 1997, the Company obtained a new loan from a private lender in the principal amount of $2,000,000, which funds were used to repay the outstanding balance of a $2,500,000 loan obtained on December 2, 1996, obtained to repay Austin Financial Services, Inc. under the MSI plan. The new loan was secured by a pledge of the Company's stock ownership in MSI, as well as the Company's investment in Senior Debt of PCL. In conjunction with the issuance of this note payable, the lenders were issued warrants to purchase 100,000 shares of common stock at an exercise price of $11.50 per share. In connection with this transaction, the Company recorded a $494,000 interest charge representing the fair value of warrants issued. On February 26, 1997, in connection with the sale of MSI to PCL, the Company repaid the new loan (see Note B).

E.  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (FAS 128), which will be adopted on December 31, 1997. FAS 128 requires companies to change the method currently used to compute earnings per share and to restate all prior periods for comparability. The adoption of FAS 128 is not expected to have any impact on the Company's previously reported earnings per share because common stock equivalents are excluded as their effect is antidilutive.

F.  LEGAL CLAIMS

     The Company had heretofore filed, and withdrew, a registration statement relating to the shares of its Common Stock issuable upon conversion of the Company's 14,000 shares of Series A Convertible Preferred Stock ("Preferred Stock"). At the time of such filing, the Company believed that it had not received valid written demand by a majority of the holders of the Preferred Stock to require it to proceed with such registration statement. The Company further believes that, at the time such registration statement was withdrawn, and through and as of the date hereof, it likewise did not receive a written demand by the holders of a majority of Preferred Stock to file a registration statement.

     Several Preferred Shareholders have indicated that they intend to commence an action against the Company arising out of the failure of the Company to cause the conversion shares to be registered, seeking unspecified damages and/or seeking to rescind their purchase of the Preferred Stock. The Company believes that, if any such action is commenced against it, it has good and meritorious defenses. In the event any such action is brought against the Company, and the Company does not prevail thereon, and is found to be responsible for the damages or losses, such circumstances would have a material adverse effect upon the Company's consolidated results of operations and financial position. The Company has had, and continues to have continuous discussions with representatives of the Preferred Shareholders concerning a resolution of the dispute arising out of the registration of the shares of the Company's Common Stock issuable upon conversion of the Preferred Shares. While no assurance may be given that such dispute will be satisfactorily resolved, the Company intends, however, to prepare and file such registration statement as soon as practicable to do so. The filing of such registration statement may not, however, resolve the dispute to the satisfaction of the Preferred

                     NU-TECH BIO-MED, INC. AND SUBSIDIARIES

Shareholders, and no assurance may be given that, even if such registration statement is filed by the Company, that the Preferred Shareholders may not thereafter commence an action against the Company.

G.  SUBSEQUENT EVENTS

     On April 18, 1997, the Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code filed by Physicians Clinical Laboratory, Inc. ("PCL") was approved by the United States Bankruptcy Court for the Central District of California. Currently, the Company is awaiting final documentation relating to the issuance of $55 million of secured notes by PCL to the former holders of its senior debt and subordinated debt. Upon the completion of the transaction, the Company will consolidate the accounts of PCL in its consolidated financial statements.

     On April 29, 1997, the Company reduced the exercise price of previously issued 1,076,979 warrants (the "Warrants") and 15,856 options (the "Options"), respectively, to $1.76 per share, which price is equal to 75% of the average closing price for the Company's common stock for the ten (10) days prior to such reduction. Upon the expiration of the 45 day period following such exercise price reduction, the option and/or warrant exercise price of the Stock Options and the Warrants will revert to and be exercisable at their original respective exercise prices which range from $4.35 per share to $28.35 per share. None of the Stock Options and the Warrants are directly or indirectly owned by any officer or director of the Company.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Physicians Clinical Laboratory, Inc.:

     We have audited the accompanying balance sheet of Physicians Clinical Laboratory, Inc. (a Delaware corporation) as of February 28, 1997, and the related statements of operations, changes in stockholders' deficit and cash flows for the year ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians Clinical Laboratory, Inc. as of February 28, 1997, and the results of its operations and its cash flows for the year ended February 28, 1997 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 3 to the combined financial statements, effective March 1, 1996, Physicians Clinical Laboratory, Inc. adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

Ernst & Young LLP

Sacramento, California
May 9, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Physicians Clinical Laboratory, Inc.:

     We have audited the accompanying balance sheet of Physicians Clinical Laboratory, Inc. (a Delaware corporation) as of February 29, 1996, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians Clinical Laboratory, Inc. as of February 29, 1996, and the results of its operations and its cash flows for each of the two years in the period ended February 29, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced a significant decline in operating income margins, a substantial net loss on operations, a negative operating cash flow, a negative working capital position and is in default under the terms of substantially all of its loan agreements. As a result, the lenders have the right to demand immediate payment of approximately $123.2 million of indebtedness and to foreclose on the Company's assets. The Company does not have sufficient resources to repay the indebtedness and has engaged an adviser to seek a proposed restructuring of the Company's indebtedness. All of these factors and others discussed in Notes 1 and 2 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Arthur Andersen LLP

Sacramento, California
June 28, 1996

                      PHYSICIANS CLINICAL LABORATORY, INC.
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                     AS OF FEBRUARY 29 (28), 1996 AND 1997

                                                                           FEBRUARY 29,     FEBRUARY 28,
                                                                               1996             1997
                                                                           ------------     -------------
                                                 ASSETS
Current Assets:
  Cash
  Trade accounts receivable --...........................................  $    391,815     $     500,516
    Third parties........................................................    17,948,681        18,998,025
    Related parties......................................................       476,923           322,964
                                                                           ------------     -------------
         Total accounts receivable.......................................    18,425,604        19,320,989
  Less -- Allowance for doubtful accounts................................     4,632,000         9,729,785
                                                                           ------------     -------------
    Net accounts receivable..............................................    13,793,604         9,591,204
  Notes receivable -- current............................................       350,000           361,650
  Supplies inventory.....................................................     1,370,742         1,534,592
  Prepaid costs and other assets.........................................       618,287         1,501,298
                                                                           ------------     -------------
         Total current assets............................................    16,524,448        13,489,260
Equipment and Leasehold Improvements, less accumulated depreciation and
  amortization of $19,196,157 and $23,238,541, respectively..............    16,929,581        11,595,900
Intangible Assets:
Leasehold interest, less accumulated amortization of $1,452,045..........     1,525,704                --
Customer lists, less accumulated amortization of $5,104,303..............    22,278,986                --
Covenants not to compete, less accumulated amortization of $3,482,760....     2,140,231                --
Goodwill, less accumulated amortization of $6,692,555....................    31,525,140                --
                                                                           ------------     -------------
         Total net intangible assets.....................................    57,470,061                --
Other Long-Term Assets...................................................       488,289           686,855
                                                                           ------------     -------------
         Total assets....................................................  $ 91,412,379     $  25,772,015
                                                                           ============     =============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current installments of long-term debt.................................  $123,880,031     $     283,687
  Note payable to related party..........................................            --         5,000,000
  Line of credit ($4,556,818 available to be drawn)......................            --         5,243,182
  Accounts payable.......................................................    12,185,439         1,237,338
  Accrued payroll........................................................     1,954,271         1,857,352
  Accrued paid time-off..................................................     1,255,634           170,201
  Accrued interest.......................................................     8,544,639         5,121,598
  Other accrued expenses.................................................     4,635,019         1,708,074
                                                                           ------------     -------------
         Total current liabilities.......................................   152,455,033        20,621,432
Long-Term Debt, less current installments................................       955,393           631,309
Other Long-Term Liabilities..............................................     2,614,537                --
Liabilities Subject to Compromise (Note 3)...............................            --       167,776,289
                                                                           ------------     -------------
         Total liabilities...............................................   156,024,963       189,029,030
Commitments and Contingencies (Notes 2, 5, 8 and 14) Stockholders'
Deficit
Preferred stock, par value $0.01 per share -- 20,000,000 shares authorized;
  none issued or outstanding.............................................            --                --
Common stock, par value $0.01 per share -- 30,000,000 shares authorized;
  6,033,087 and 6,071,419 shares issued and outstanding as of February 29
  (28), 1996 and 1997, respectively......................................        60,331            60,714
Additional paid-in capital...............................................    15,536,906        15,570,802
Retained deficit.........................................................   (80,209,821)     (178,888,531)
                                                                           ------------     -------------
         Total stockholders' deficit.....................................   (64,612,584)     (163,257,015)
                                                                           ------------     -------------
         Total liabilities and stockholders' deficit.....................  $ 91,412,379     $  25,772,015
                                                                           ============     =============

        The accompanying notes are an integral part of these statements.

                      PHYSICIANS CLINICAL LABORATORY, INC.
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED FEBRUARY 28 (29), 1995, 1996 AND 1997

                                                             YEAR ENDED FEBRUARY 28 (29),
                                                      -------------------------------------------
                                                          1995           1996           1997
                                                      ------------   ------------   -------------
Net Revenue
  Net revenue from third parties....................  $107,565,433   $ 86,828,901   $  60,422,858
  Net revenue from related parties..................     3,546,012      3,562,950       2,407,989
                                                      ------------   ------------   -------------
          Total net revenue.........................   111,111,445     90,391,851      62,830,847
Direct Laboratory Costs.............................    35,335,270     31,881,339      23,117,090
                                                      ------------   ------------   -------------
          Gross profit..............................    75,776,175     58,510,512      39,713,757
Laboratory Support Costs............................    24,741,263     26,509,055      20,013,962
                                                      ------------   ------------   -------------
          Laboratory profit.........................    51,034,912     32,001,457      19,699,795
Selling, General and Administrative.................    26,626,847     27,739,434      24,880,448
Provision for Doubtful Accounts (Note 3)............     4,318,516     30,538,625       8,843,252
Depreciation, Amortization and Write Down of
  Intangibles (Note 3)..............................     9,881,687     36,326,689      69,070,097
Credit Restructuring Costs..........................            --      4,903,436              --
Reorganization Charges..............................            --             --       1,558,820
Nonrecurring Acquisition Integration Expense........     9,250,188             --              --
                                                      ------------   ------------   -------------
          Operating income (loss)...................       957,674    (67,506,727)    (84,652,822)
Interest Expense....................................    (9,012,583)   (12,898,919)    (15,838,895)
Interest Income.....................................        88,269         61,285          21,855
Nonoperating Income (Expense), net..................       181,291       (383,375)     (1,708,848)
                                                      ------------   ------------   -------------
          Loss before benefit for income taxes......    (7,785,349)   (80,727,736)   (102,178,710)
Benefit for Income Taxes............................     2,189,112      1,543,250              --
                                                      ------------   ------------   -------------
          Loss before extraordinary gain............    (5,596,237)   (79,184,486)   (102,178,710)
                                                      ------------   ------------   -------------
Extraordinary Gain on Extinguishment of Debt, net of
  taxes of $0.......................................            --             --       3,500,000
                                                      ------------   ------------   -------------
Net Loss............................................  $ (5,596,237)  $(79,184,486)  $ (98,678,710)
                                                      ============   ============   =============
Loss Before Extraordinary Gain Per Common Share.....  $      (0.93)  $     (13.13)  $      (16.85)
                                                      ============   ============   =============
Net Loss Per Common Share...........................  $      (0.93)  $     (13.13)  $      (16.28)
                                                      ============   ============   =============
Weighted Average Common Shares Outstanding..........     6,013,000      6,030,000       6,063,000
                                                      ============   ============   =============

        The accompanying notes are an integral part of these statements.

                      PHYSICIANS CLINICAL LABORATORY, INC.
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED FEBRUARY 28 (29), 1995, 1996 AND 1997

                                                              YEAR ENDED FEBRUARY 28 (29),
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        -----------   ------------   ------------
Cash Flows from Operating Activities:
  Net loss............................................  $(5,596,237)  $(79,184,486)  $(98,678,710)
  Adjustments to reconcile net income to net cash
     provided by operating activities --
  Depreciation, amortization and write down of
     intangible assets................................    9,881,687     36,326,689     69,070,097
  Provision for doubtful accounts.....................    4,318,516     30,538,625      8,843,252
  Credit Restructuring Costs..........................           --      3,118,592             --
  Net change in income tax refund receivable..........   (5,181,785)     5,181,785             --
  Net changes in operating assets and liabilities.....   (4,322,761)     1,487,822     19,626,940
                                                        -----------   ------------   ------------
          Net cash used in operating activities.......     (900,580)    (2,530,973)    (1,138,421)
                                                        -----------   ------------   ------------
Cash Flows from Investing Activities:
  Increase of intangible assets in connection with
     acquisitions.....................................   (2,739,413)            --     (1,632,968)
  Purchase of Damon net of cash acquired..............  (58,111,866)            --             --
  Net acquisitions and disposals of equipment and
     leasehold improvements...........................   (8,989,249)    (1,963,463)       366,613
                                                        -----------   ------------   ------------
          Net cash used in investing activities.......  (69,840,528)    (1,963,463)    (1,266,355)
                                                        -----------   ------------   ------------
Cash Flows from Financing Activities:
  Borrowings of long-term debt........................   83,438,587      6,266,763      5,443,182
  Payments of principal on long-term debt --
  Third parties.......................................  (13,934,416)    (1,586,407)       536,016
  Gain on extinguishment of debt......................           --             --     (3,500,000)
  Proceeds from exercise of stock options.............       41,250             --             --
  Proceeds from sale of capital stock.................      111,224         23,999         34,279
                                                        -----------   ------------   ------------
          Net cash provided by financing activities...   69,656,645      4,704,355      2,513,477
                                                        -----------   ------------   ------------
          Net increase (decrease) in cash and cash
            equivalents...............................   (1,084,463)       209,919        108,701
Cash and Cash Equivalents, beginning of year..........    1,266,359        181,896        391,815
                                                        -----------   ------------   ------------
Cash and Cash Equivalents, end of year................  $   181,896   $    391,815   $    500,516
                                                        ===========   ============   ============

        The accompanying notes are an integral part of these statements.

                      PHYSICIANS CLINICAL LABORATORY, INC.
                             (DEBTOR-IN-POSSESSION)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED FEBRUARY 28 (29), 1995, 1996 AND 1997

                                              COMMON         COMMON         ADDITIONAL           RETAINED
                                           STOCK SHARES   STOCK AMOUNT    PAID-IN CAPITAL   EARNINGS (DEFICIT)
                                           ------------   -------------   ---------------   ------------------
Balance at March 1, 1994.................    6,006,606       $60,066        $15,360,704       $    4,570,902
  Net loss...............................           --            --                 --           (5,596,237)
  Proceeds from exercise of stock
     options.............................        7,500            75             41,175                   --
  Proceeds from sale of capital stock....       13,603           136            111,082                   --
                                             ---------       -------        -----------       --------------
Balance at February 28, 1995.............    6,027,709       $60,277        $15,512,961       $   (1,025,335)
  Net loss...............................           --            --                 --          (79,184,486)
  Proceeds from sale of capital stock....        5,378            54             23,945                   --
                                             ---------       -------        -----------       --------------
Balance at February 29, 1996.............    6,033,087       $60,331        $15,536,906       $  (80,209,821)
  Net loss...............................           --            --                 --          (98,678,710)
  Proceeds from sale of capital stock....       38,332           383             33,896                   --
                                             ---------       -------        -----------       --------------
Balance at February 28, 1997.............    6,071,419       $60,714        $15,570,802       $ (178,888,531)
                                             =========       =======        ===========       ==============

        The accompanying notes are an integral part of these statements.

                      PHYSICIANS CLINICAL LABORATORY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BUSINESS AND OPERATIONS

     Physicians Clinical Laboratory, Inc. ("PCL" or the "Company") provides clinical laboratory services in the State of California. The Company is a "hybrid" among clinical laboratory companies in that it serves both as a traditional reference laboratory for office based physician-clients and as an independent clinical laboratory for regional acute care hospitals. PCL operates within the health care industry which is undergoing significant changes such as managed care (including capitated payment arrangements), proposed federal and state health care reform measures, third party payor reimbursement decreases (including Medicare, MediCal and private insurance), industry consolidation and increasing regulation of laboratory operations.

     On November 8, 1996, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Laws in the United States Bankruptcy Court. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the Federal Bankruptcy Laws are stayed while the Company continues business operations as debtor-in-possession. These claims are reflected in the balance sheets as "liabilities subject to compromise" (Note
3). Additional claims ("liabilities subject to compromise") may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Company's assets ("secured claims") also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured primarily by liens on the Company's assets. Liabilities not subject to compromise reported in the accompanying balance sheets will be continuing obligations of the Company subsequent to the Company's emergence from bankruptcy.

     The Company received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including employee wages. Credit arrangements entered into subsequent to the Chapter 11 filings are described in
Note 2.

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Recurring losses, an accumulated deficit and lack of liquidity caused the Company to seek protection under the Federal Bankruptcy Laws in 1996. Management's Plan of Reorganization has been effectuated, as described in Note 2. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)  PLAN OF REORGANIZATION

     On April 18, 1997 the Bankruptcy Court confirmed the Company's Plan of Reorganization (Plan). Before the Company can emerge from bankruptcy (Effective
Date) certain conditions of the Plan must be met. The Plan is the result of extensive negotiations, both prior to and during the pendency of the Company's Chapter 11 cases among the Company, the Senior Lenders, certain of the Company's Subordinated Debenture holders, the Creditors' Committee and other parties-in-interest. The Plan reflects the results of negotiations with Nu-Tech Bio-Med, Inc. ("Nu-Tech"), which resulted in Nu-Tech's commitment to invest $14.8 million into the Company in return for the majority of the reorganized Company's common stock.

     The confirmed Plan provides for the following:

     - Nu-Tech to receive 35.6% of the reorganized Company's common stock in exchange for its holdings of senior secured debt.

     - Nu-Tech to receive 17% of the reorganized Company's common stock as a result of the purchase of Medical Science Institute (MSI) by the Company from Nu-Tech (see Note 15).

                      PHYSICIANS CLINICAL LABORATORY, INC.

     - Senior Lenders to receive $55 million in new senior secured promissory notes and 38.1% of the reorganized Company's common stock.

     - The holders of the Company's Subordinated Debentures to receive 9.3% of the reorganized Company's common stock.

     - The Company's general unsecured claims to receive a pro rata share of (i) $2.45 million in cash and (ii) a $400,000 noninterest-bearing note due one year after the Effective Date.

     - The Company's existing shareholders to receive warrants to purchase up to 5% of the shares of the reorganized Company's common stock at a price of $13.30 per share.

ADMINISTRATIVE CLAIMS

     On the Effective Date, each holder of an Allowed Administrative Claim shall receive Cash equal to the amount of such Allowed Administrative Claim, unless the holder and Company agree to other terms or a Final Order of the Bankruptcy Court provides for other terms. However, Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Company pursuant to the Plan (including Administrative Claims of governmental units for taxes) shall be assumed on the Effective Date and paid, performed or settled by the reorganized Company when due in accordance with the terms and conditions of the particular agreements governing the obligations.

  Priority Tax Claims

     Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the Company or the reorganized Company, each holder of a Priority Tax Claim will receive in full satisfaction of such Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments will be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at 8% per annum on the unpaid portion of each Priority Tax Claim.

     Unless otherwise agreed by the holder of a Priority Tax Claim and the Company or the reorganized Company, the first payment will be payable one year after the Effective Date or, if the Priority Tax Claim is not allowed within one year after the Effective Date, the first day of the quarter following the date on which (a) an order allowing such Claim becomes a Final Order or (b) a Stipulation regarding the Amount and Nature of Claim is executed by the reorganized Company and the Claim holder.

  Debtor-in-Possession (DIP) Financing Facility Claims

     Immediately prior to the Effective Date, provided that no unwaived events of default exist under the DIP Financing Facility, any amount available under the DIP Financing Facility shall be borrowed by the Company so that the total outstanding principal balance thereunder is $9,800,000. On the Effective Date, all amounts owing under the DIP Financing Facility shall be forgiven without any payment by the Company or further action by any party.

  Quarterly Fees to U.S. Trustee

     The reorganized Company shall pay all quarterly fees payable to the U.S. Trustee's Office for the Company after Confirmation, consistent with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

                      PHYSICIANS CLINICAL LABORATORY, INC.

CLASSIFIED CLAIMS AND INTERESTS

     All Claims and Interest, except Administrative Claims and Priority Tax Claims, are placed in the Classes described below.

     Each Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of other Classes. A Claim or Interest is also classified in a particular Class only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

CLASS 1 -- PRIORITY CLAIMS

  Classification: Class 1 consists of all Priority Claims against the Company.

     Treatment: On the Effective Date, each holder of an Allowed Class 1 claim shall receive Cash equal to the amount of the Claim, unless the holder and the reorganized Company agree to a different treatment. Any Allowed Class 1 Claim not due and owing on the Effective Date will be paid in full in Cash by the reorganized Company when such Claim becomes due.

CLASS 2 -- SENIOR DEBT CLAIMS

  Classification: Class 2 consists of all Senior Debt Claims against the
Company.

     Treatment: On the Effective Date, the existing lender agreements shall automatically be terminated without further action by any party and shall no longer be of any force or effect. Each holder of an allowed Senior Debt claim shall receive, on or as soon as practicable after the Effective Date, its Pro Rata Share of 952,000 shares of New Common Stock, which constitutes 38.1% of the amount of New Common Stock to be issued and outstanding on the Effective Date and the $55 million of New Senior Notes.

CLASS 3 -- NU-TECH SENIOR DEBT CLAIMS

  Classification: Class 3 consists of all Nu-Tech Senior Debt Claims.

     Treatment: On the Effective Date, the existing lender agreements shall automatically be terminated without further action by any party and shall no longer be of any force or effect. Nu-Tech shall receive, on or as soon as practicable after the Effective Date, 890,000 shares of New Common Stock, which constitutes 35.6% of the amount of New Common Stock to be issued and outstanding on the Effective Date.

CLASS 4 -- OTHER SECURED CLAIMS

  Classification: Class 4 consists of all Other Secured Claims against the
                  Company.

     Treatment: On the Effective Date, at the option of the reorganized Company, each Allowed Class 4 Claim shall be treated pursuant to either (i) or
(ii) below:

          (i) the reorganized Company may transfer the property securing the Claim to the holder of the Claim, in full satisfaction of the Claim; or

          (ii) the Claim may be Reinstated as follows: (A) any default, other than a default of a kind specified in section 365(b)(2) of Bankruptcy Code, shall be cured; (B) the maturity of the Claim shall be reinstated as the maturity existed before any default; (C) the holder of the Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the holder on any contractual provision that entitled the holder to demand or receive accelerated payment of the Claim; and (D) the other legal, equitable or contractual rights to which the claim entitles the holder shall not otherwise be altered.

                      PHYSICIANS CLINICAL LABORATORY, INC.

CLASS 5 -- UNSECURED CLAIMS

  Classification: Class 5 consists of all Unsecured Claims against the Company, including the CEO Claims.

     Treatment: On the Effective Date, the Company will deliver to the Third-Party Disbursing Agent, to be held in the Class 5 Disbursement Account for the benefit of holders of Allowed Class 5 Claims, $2.45 million in Cash and a New Unsecured Note in the amount of $400,000. Each holder of an Allowed Class 5 Claim, in full and final satisfaction of such Allowed Claim, shall receive its Pro Rata share of the assets held in the Class 5 Disbursement Account in accordance with the provisions of the Plan.

CLASS 6 -- OLD SUBORDINATED DEBENTURE CLAIMS

  Classification: Class 6 consists of all Old Subordinated Debenture Claims against the Company.

     Treatment: On the Effective Date, the Old Indenture and the Old Subordinated Debentures shall be automatically terminated without further action by any party and shall no longer be of any force and effect. Each holder of an Allowed Old Subordinated Debenture Claim, in full and final satisfaction of such Allowed Claim, shall receive, on or as soon as practicable after the Effective Date, its Pro Rata Share of 232,500 shares of New Common Stock, which constitutes 9.3% of the amount of New Common Stock to be issued and outstanding on the Effective Date.

CLASS 7 -- INTERESTS OF HOLDERS OF OLD COMMON STOCK IN PCL

  Classification: Class 7 consists of the interests of holders of Old Common
                  Stock in PCL.

     Treatment: Each holder of an Allowed Class 7 interest shall receive, in full and final satisfaction of such Interest, its Pro Rata Share of the New Warrants issued pursuant to the New Warrant Agreement. The New Warrants will allow existing shareholders to purchase up to 5% of the shares of the Reorganized Company's common stock at a price of $13.30 per share.

CLASS 8 -- INTERESTS OF HOLDERS OF INTERESTS IN SUBSIDIARIES

  Classification: Class 8 consists of the Interests of the Subsidiary Debtors.

     Treatment: In full and final satisfaction of the Allowed Class 8 Interests, the Company shall retain its Interests in each of the Subsidiary Debtors. Each Subsidiary Debtor shall be merged into the Reorganized Company on the Effective Date.

CLASS 9 -- INTERESTS OF HOLDERS OF OLD STOCK OPTIONS AND OLD WARRANTS

  Classification: Class 9 consists of the Interests of the holders of Old Stock
                  Options and Old Warrants.

     Treatment: The holders of Class 9 Interests shall not receive or retain any property under the Plan on account of such Interests.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Physicians Clinical Laboratory, Inc. and its subsidiaries (Physicians Clinical Laboratory, Inc. and its subsidiaries are collectively referred to hereinafter as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

                      PHYSICIANS CLINICAL LABORATORY, INC.

CASH EQUIVALENTS

     Cash and cash equivalents include cash in bank and on hand and liquid investments with original maturities of three months or less.

SUPPLIES INVENTORY

     Supplies inventory is stated at cost, which approximates market value, on a first-in, first-out (FIFO) basis. Supplies inventory consists primarily of laboratory supplies.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, except for leasehold improvements which are being amortized over the life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to income as incurred, significant renewals and betterments are capitalized.

     The estimated useful lives of the equipment and leasehold improvements are as follows:

                                                                            ESTIMATED
                                                                           USEFUL LIVES
                                                                           ------------
        Leasehold improvements...........................................    5-12 years
        Laboratory equipment.............................................    5-20 years
        Computer equipment...............................................    5-12 years
        Furniture and fixtures...........................................    5-12 years
        Automobiles......................................................     1-5 years

INTANGIBLE ASSETS

     All amortization is calculated using the straight-line method over the following lives:

                                                                           LIFE
                                                                    ------------------
        Customer list.............................................       19 years
        Covenant not to compete...................................  Life of Agreement
        Goodwill..................................................       19 years
        Leasehold interest........................................    Life of Lease

     Prior to fiscal 1995, the Company used a 36 year amortization life for goodwill. Effective March 1, 1994, the Company adopted a goodwill life of 19 years due to the rapid changes occurring in the healthcare industry. The 19 years has also been applied on a remaining life basis for goodwill relating to acquisitions made prior to March 1, 1994. The effect of reducing the life to 19 years was to increase amortization expense for fiscal 1995 by approximately $1,300,000.

     Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's enterprise value and deducts the fair value of all tangible and intangible assets to arrive at the recoverable value of goodwill. Using this approach, the Company recorded a write-down of $25,000,000 to intangible assets which

                      PHYSICIANS CLINICAL LABORATORY, INC.

was allocated to Goodwill as of February 29, 1996. The amount of the write-down was based upon a Board-approved restructuring plan prepared by investment bankers engaged to assist and advise the Company on a proposed restructuring of the Company's indebtedness.

     During 1997, the Company continued to experience customer losses, significant reduction in third party reimbursements and other changes in the health care industry having adverse effects on the Company's operations. These factors have resulted in significant cash flow deficits and continued operating losses. As a result, management has reevaluated the recoverability of goodwill and other intangible assets and concluded they have no continuing value. Accordingly, the Company has recorded a $59.4 million write-off of those assets.

     Amortization expense less the write-down of intangibles, for leasehold interest was $277,189, $257,983 and $250,813, covenants not to compete, $1,114,835, $1,070,242 and $1,027,598, goodwill, $2,765,197, $3,367,445 and
$2,011,458, and customer lists $1,410,399, $1,431,449 and $1,441,226 in fiscal
1995, 1996 and 1997, respectively.

DEBT ISSUANCE COSTS

     Costs incurred in connection with the issuance of the convertible subordinated debentures, notes payable to banks and lines of credit are deferred and amortized over the life of the related debt using an effective interest rate method. During fiscal year 1996, the debt issuance costs related to the bank debt and the Convertible Subordinated Debentures was expensed due to defaults with covenants in the lending agreement and the Indenture. The amounts were $1,450,140 and $1,668,466, respectively and are included in credit restructuring costs in the Statement of Operations.

EARNINGS PER SHARE

     Weighted average shares outstanding include common stock equivalents computed using the treasury stock method except for periods in which their inclusion would be anti-dilutive. It is probable that the Plan of Reorganization will require the issuance of common stock or common stock equivalents, thereby diluting current equity interests.

LIABILITIES SUBJECT TO COMPROMISE

     Liabilities subject to compromise consist of the following:

                                                                       FEBRUARY 28, 1997
                                                                       -----------------
        Long-term debt...............................................    $ 121,984,291
        Accounts payable.............................................       15,737,121
        Accrued paid time-off........................................        1,123,185
        Accrued interest.............................................       18,993,764
        Other accrued expenses.......................................        9,937,928
                                                                         -------------
        Total liabilities subject to compromise......................    $ 167,776,289
                                                                         =============

REORGANIZATION CHARGES

     Reorganization charges consist primarily of professional fees incurred as part of the Chapter 11 bankruptcy.

                      PHYSICIANS CLINICAL LABORATORY, INC.

DIRECT LABORATORY AND LABORATORY SUPPORT COSTS

     Direct laboratory costs consist of labor costs, supplies expense, reference and pathology fees, utilities and other expenses. Included in reference and pathology fees are charges from related parties of $362,851, $391,926 and $326,920 for the years ended February 28 (29), 1995, 1996 and 1997, respectively.

     Laboratory support costs consist of patient service center costs, courier costs, laboratory administration expenses, customer service costs, materials management costs and management service charges from related parties. Management service charges from related parties were $876,004, $868,338 and $405,419 for the years ended February 28 (29), 1995, 1996 and 1997, respectively.

REPAIRS AND MAINTENANCE EXPENSE

     Repairs and maintenance expense was $1,140,424, $1,174,077 and $908,795 in fiscal 1995, 1996 and 1997, respectively.

INCOME TAXES

     The provision for income taxes and related tax assets and liabilities have been computed in accordance with SFAS No. 109, "Accounting for Income Taxes."

STATEMENTS OF CASH FLOWS

     Net changes in operating assets and liabilities consist of the following:

                                                         YEAR ENDED FEBRUARY 28 (29),
                                                 --------------------------------------------
                                                     1995            1996            1997
                                                 ------------     -----------     -----------
    Increase in accounts receivable............  $(12,402,033)    $(9,917,080)    $(4,640,852)
    Net (increase) decrease in supplies
      inventory, prepaid costs, deposits and
      other assets.............................      (952,735)      2,017,177      (1,257,077)
    Increase in accounts payable and accrued
      expenses.................................     9,032,007       9,387,725      25,524,869
                                                 ------------     -----------     -----------
    Net change in operating assets and
      liabilities..............................  $ (4,322,761)    $ 1,487,822     $19,626,940
                                                 ============     ===========     ===========

     Supplemental disclosure of cash flow information is as follows:

                                                           YEAR ENDED FEBRUARY 28 (29),
                                                       -------------------------------------
                                                          1995           1996         1997
                                                       ----------     ----------     -------
    Cash paid for interest --
      Third parties..................................  $8,199,578     $4,400,969     $26,277

     Non-cash transactions consist of the following:

                                                           YEAR ENDED FEBRUARY 28 (29),
                                                     ----------------------------------------
                                                        1995           1996           1997
                                                     ----------     ----------     ----------
    Gain on extinguishment of debt paid by a
      related party................................  $       --     $       --     $3,500,000
    Note payable to related party resulting from
      MSI acquisition..............................  $       --     $       --     $5,000,000

RECLASSIFICATIONS

     Certain reclassifications to prior years' financial statements have been made to conform to the 1997 presentation.

                      PHYSICIANS CLINICAL LABORATORY, INC.

REVENUE RECOGNITION

     Revenues are recognized when services are performed. Revenues under capitated agreements are recognized monthly as earned. Expenses are accrued on a monthly basis as services are provided.

     Services under government programs represent approximately 29%, 30% and 33% of net revenue for the year ended February 28 (29), 1995, 1996 and 1997, respectively. The Company's primary concentration of credit risk is accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Significant concentrations of gross accounts receivable at February 29 (28), 1996 and 1997, reside in receivables from governmental agencies of 48% and 52%, respectively.

     Due to the significant changes occurring in the health care industry related to managed care, billing system/process challenges and accounts receivable collection problems, it is reasonably possible that the Company's estimate of the net realizable value of accounts receivable will change in the near term. No estimate can be made of a range of amounts of loss that are reasonably possible.

     Services under government programs represent approximately 29%, 30% and 33% of net revenue for the year ended February 28 (29), 1995, 1996 and 1997, respectively. The Company's primary concentration of credit risk is accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Significant concentrations of gross accounts receivable at February 28 (29), 1996 and 1997, reside in receivables from governmental agencies of 48% and 52%, respectively.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

     NOTES RECEIVABLE

     The carrying amount approximates fair value.

     It was not practicable to estimate the fair value of the Company's debt due to the debt being in default. See Note 1 and 5.

USE OF ESTIMATE IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Company adopted Statements of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The pronouncement requires that assets to be held and used, and assets held for sale be reviewed for impairment. Any loss resulting from the impairment of such assets held and used is included as a component of continuing operations.

     Also in 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of the pronouncement, the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company has not yet determined what the impact of Statement 128 will be on the calculation of fully diluted earnings per share.

(4)  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                                                       FEBRUARY 29, 1996
                                                                       -----------------
                                                                             COST
                                                                       -----------------
        Equipment....................................................     $27,417,178
        Furniture and fixtures.......................................       2,614,725
        Leasehold improvements.......................................       6,093,835
                                                                          -----------
        Total........................................................      36,125,738
        Less -- Accumulated depreciation and amortization............      19,196,157
                                                                          -----------
        Net book value...............................................     $16,929,581
                                                                          ===========

                                                                          FEBRUARY 28,
                                                                              1997
                                                                        ----------------
                                                                              COST
                                                                        ----------------
        Equipment.....................................................    $ 28,259,918
        Furniture and fixtures........................................       2,194,510
        Leasehold improvements........................................       4,380,013
                                                                          ------------
        Total.........................................................      34,834,441
        Less -- Accumulated depreciation and amortization.............      23,238,541
                                                                          ------------
        Net book value................................................    $ 11,595,900
                                                                          ============

     Depreciation expense relating to equipment and leasehold improvements charged to operations was $9,881,687, $11,326,689 and $4,967,068 for fiscal years ended 1995, 1996 and 1997, respectively. As of February (29) 28, 1996 and 1997, respectively, the Company recorded a write down of $25,000,000 and $59,371,935 to intangible assets.

                      PHYSICIANS CLINICAL LABORATORY, INC.

(5)  LONG-TERM DEBT

Long-term debt consists of the following:

                                                                         FEBRUARY 29 (28),
                                                                    ---------------------------
                                                                        1996           1997
                                                                    ------------   ------------
Convertible subordinated debentures, currently in default, par value $1,000 per debenture, bearing interest at 7.5% due 2000.
  The debentures are convertible into shares of common stock at any time before maturity at a conversion price of $12.20 per
  share...........................................................  $ 40,000,000   $ 40,000,000
Variable interest rate notes payable to banks, currently in
  default, bearing interest at prime plus 3% plus 2% for penalties and interest; unpaid principal payments are bearing interest and penalties of prime plus 3% plus 2%, principal due in aggregate monthly and quarterly installments, with final payments due
  March 2000, secured by all assets of the Company................    47,359,476     43,859,476
Various lines of credit, currently in default, which allow
  aggregate borrowings up to $33,700,000 bearing interest at prime plus 3% plus 2% for penalties and interest; unpaid principal payments are bearing interest and penalties of prime plus 3%
  plus 2%, interest due monthly and quarterly with principal due
  through March 1997, secured by all assets of the Company........    33,500,000     33,700,000
Notes payable to former owners of acquired laboratories, currently in default, with interest rates ranging from 6.0% to 6.7%, with additional late charges of 3% and 6%, respectively, due monthly with principal due through July 1996; secured by assets acquired
  from the related laboratories...................................     2,383,493      2,376,113
Notes payable for Accounts Payable vendors converted to notes, currently in default, with interest rates ranging from 8% to
  12%, principal due in monthly and quarterly installments due
  through April 1988..............................................            --      1,047,767
Note payable to the City of Burbank, non-interest bearing, due annually through September 2005 (annual payments forgiven if
  building is still occupied).....................................       150,000        150,000
Capital lease obligations (Note 8)................................     1,442,455        850,935
                                                                    ------------   ------------
Liabilities subject to compromise in 1997.........................            --    121,984,291
Note payable to related party, bearing interest at 10%, principal to be satisfied by issuance of 17% of issued and outstanding stock of reorganized company; secured by property, assets, and rights
  of any kind.....................................................            --      5,000,000
Note payable to the Internal Revenue Service, bearing interest at
  9%, principal due in monthly installments of $5,301 through May
  2002............................................................            --        261,732
Note payable bearing interest at 10%, principal due in monthly
  installments of $11,886 through May 1997........................            --         35,075
Capital lease obligations (Note 8)................................            --        618,189
                                                                    ------------   ------------
                                                                     124,835,424      5,914,996
Less -- Current installments......................................   123,880,031      5,283,687
                                                                    ------------   ------------
Long-term debt, less current installments.........................  $    955,393   $    631,309
                                                                    ============   ============

     As of February 28, 1997, the prime rate was 8.25%. All assets of the Company are pledged as collateral to secure its borrowings. The loan agreements with the Bank are conditional upon the Company's ongoing ability to comply with certain covenants. The covenants include the maintenance of specified working capital and debt-to-worth ratios.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     The Company has been in default since September of 1995 with respect to principal and interest payments and certain covenants under its credit agreement with respect to approximately $80.9 million of secured indebtedness. The secured indebtedness under the Credit Agreement is classified as a Class 2 claim under the Plan. The Company has also been in default since September of 1995 with respect to interest payments on its $40 million 7.5% Convertible Subordinated Debentures due 2000 and the Note issued by the Company in connection with the acquisition of Medical Group Pathology Laboratory. The Debentures are classified as a Class 3 claim under the Plan. The Company does not have available cash or other cash resources available to cure the defaults under the Credit Agreement or the Indenture covering the Debentures, or otherwise to make interest or principal payments with respect to its debt obligations.

     During the second quarter of fiscal 1996, the Company entered into negotiations for the restructuring of its bank debt. The negotiations resulted in the third and fourth amendment to its Credit Agreement with a group of banks led by Wells Fargo Bank National Association (the holders of the Company's debt obligations pursuant to the Credit Agreement hereinafter are referred to as the "Bank Group"). As a result of insufficient cash flows caused by, among other things, reductions in third party payor reimbursement rates, billing and collection problems and effects and changes in the health care industry, the Company was unable to make interest payments under its Credit Agreement due monthly since September 1995, each in the amount of approximately $660,000 (excluding penalties on unpaid amounts), principal amortization payments due on September 13, 1995 and October 6, 1995, each in the amount of $600,000, principal amortization payments due on November 3, 1995, December 29, 1995 and March 31, 1996, each in the amount of $1,200,000, principal amortization payments due on February 7, 1996, June 30, 1996, September 30, 1996, December 31, 1996 and March 31, 1997, each in the amount of $3.6 million. In addition, the Company failed to make four interest payments each in the amount of $1.5 million in respect of its Debentures due on August 15, 1995, February 15, 1996, August 15, 1996 and February 17, 1997, respectively. Failure to pay the interest with respect to the Debentures, as well as failure to timely pay principal and interest with respect to the loans under the Credit Agreement, constitute defaults under the Credit Agreement and the Indenture governing the Debentures. The deferred financing costs related to the Credit Agreement and the Debentures of $1,450,140 and $1,668,466 were written off as of August 31, 1995 and February 29, 1996, respectively. The costs associated with the Credit Agreement restructuring and write off of the deferred financing costs has been reflected in the statement of operations as Credit Restructuring costs.

     As a result of the Company's failure to make principal and interest payments under its existing Lender Agreements, the Company and its Senior Lenders entered into the Third Amendment to the Credit Agreement in May 1995. In connection with the Third Amendment to the Credit Agreement, the lenders required the Company's guarantor, one of the Company's largest shareholders, to provide a guaranty of the Company's borrowings in the amount of $3.5 million. In December 1996, the Company's guarantor paid the full amount of the guaranty to the Senior Lenders. This extraordinary item resulted in a net gain per common share of $.57.

     On October 13, 1995, the Company was notified by the Nasdaq Stock Market Listing Qualification Committee (the "Listing Committee") that the Company's common stock would be removed from listing on the Nasdaq National Market but would be listed on the Nasdaq SmallCap Market due to the Company's inability to satisfy the Nasdaq National Market's net tangible assets requirement. The Company had been granted a temporary exception to the Nasdaq National Market's net tangible asset requirement, which exception expired on October 12, 1995. The Company's common stock began to trade on the Nasdaq SmallCap Market on Monday October 16, 1995. On October 25, 1995, the Listing Committee determined not to extend certain exceptions to the applicable listing requirements, and the Company's common stock was removed from trading on the Nasdaq SmallCap Market. The Company's common stock currently trades in the over-the-counter market.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     The removal of the Company's common stock from listing on the Nasdaq National Market System constituted a Redemption Event under the Company's Indenture governing its Debentures. Such Redemption Event required the Company to offer to repurchase the Debentures from the holders thereof at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Written notice of the occurrence of such Redemption Event was given to the registered holders of the Debentures on November 2, 1995, and no such holder perfected its right to redeem such Debentures within the period provided under the Indenture. In addition, under the terms of the Registration Rights Agreement between the Company and holders of the Debentures, the Company is obligated to maintain an effective registration statement covering the Debentures and the Company's common stock with respect to which the Debentures are convertible.

     Maturities of long-term debt, excluding capital lease obligations, in each of the next five fiscal years are as follows:

                        YEAR ENDED FEBRUARY 28 (29),
            -----------------------------------------------------
              1998...............................................    $126,210,043
              1999...............................................          45,542
              2000...............................................          49,843
              2001...............................................          54,549
              2002...............................................          59,701
            Thereafter...........................................          10,485
                                                                     ------------
                                                                     $126,430,163
                                                                     ============

     The above table reflects maturities of long-term debt before the effects of changes under the Plan that will occur on the Effective Date. On the Effective Date, substantially all of the existing long-term debt will be replaced with $55 million of New Senior Notes and common stock of the New Company, as described in
Note 2.

     On November 4, 1993, the Company entered into an interest rate swap with an investment bank. The swap is for $10,000,000 notional amount with a fixed rate of 4.5625% received by the Company and a floating rate paid by the Company at the six-month London Interbank Offered Rate (LIBOR). The rate adjustment dates are November 8 and May 8 each year and the payment dates are six months after the rate adjustment date. The swap contract expired November 8, 1996.

     As of February 29, 1996 six month LIBOR was 5.297%. The Company did not make its May 8, 1995, November 8, 1995 and May 8, 1996 semi-annual payments of $76,684, $93,750 and $59,375 based upon six month LIBOR of 6.094% as of November 8, 1994, 6.061% as of May 8, 1995 and 5.75% as of November 8, 1995. As of
February 28, 1997 the fair value of this contract was a liability of the Company of approximately $150,000.

     The Company entered into the swap to convert a portion of its fixed rate subordinated debentures to a variable rate. As such, the Company had been accruing the net payments to be made on the contract as an adjustment to interest expense.

(6)  LINE OF CREDIT

     The company has a line of credit with a financial institution which provides for maximum borrowings of $9,800,000 under the DIP Financing Facility bearing interest at prime plus 2%. As of February 28, 1997, $5,243,182 had been withdrawn on the line, and $4,556,818 was available to be withdrawn. Immediately prior to the Effective Date, provided that no unwaived event of default exists under the DIP Financing Facility, any amounts available under the DIP Financing Facility will be borrowed by the Company so that the total

                      PHYSICIANS CLINICAL LABORATORY, INC.

outstanding principal balance thereunder is $9,800,000. On the Effective Date, all amounts owing under DIP Financing Facility will be forgiven without any payment by the Debtors or further action by any party. The line is secured by a first priority lien and security interest in all assets of the company.

(7)  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                         YEAR ENDED FEBRUARY 28 (29),
                                                  -------------------------------------------
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Current
      Federal...................................  $(2,947,750)    $  (141,820)    $        --
      State.....................................           --         (42,842)             --
                                                  -----------     -----------     -----------
                                                   (2,947,750)       (184,662)             --
    Deferred
      Federal...................................      531,783      (1,043,396)             --
      State.....................................      226,855        (315,192)             --
                                                  -----------     -----------     -----------
                                                      758,638      (1,358,588)             --
                                                  -----------     -----------     -----------
                                                  $(2,189,112)    $(1,543,250)    $        --
                                                  ===========     ===========     ===========

     The effective tax rate and statutory federal income tax rate are reconciled as follows:

                                                                   YEAR ENDED FEBRUARY 28
                                                                            (29),
                                                                  -------------------------
                                                                  1995      1996      1997
                                                                  -----     -----     -----
    Federal statutory income tax rate...........................  (34.0)%   (34.0)%   (34.0)%
    State franchise taxes, net of federal income tax benefit....   (6.1)     (6.1)     (6.1)
    Change in valuation allowance...............................    5.8      38.3      40.1
    Additional provision for intangible assets..................    4.5        --        --
    Other.......................................................    1.7      (0.2)       --
                                                                  -----     -----     -----
                                                                  (28.1)%    (2.0)%      --%
                                                                  =====     =====     =====

                      PHYSICIANS CLINICAL LABORATORY, INC.

     At February 28, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $76,670,000 and $38,370,000 respectively. The loss carryforwards expire between the years 1997 and 2012 for federal and state income tax purposes.

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                               YEAR ENDED FEBRUARY 29 (28),
                                                               -----------------------------
                                                                   1996             1997
                                                               ------------     ------------
    DEFERRED TAX (ASSETS)/LIABILITIES
    Current
      Accrued Expenses.....................................    $ (1,114,146)    $ (1,039,480)
      Bad Debt.............................................      (4,765,504)      (8,842,877)
      Prepaid Expenses.....................................          65,021         (282,184)
      Other................................................         499,304          214,915
                                                               ------------     ------------
    Total Current Deferred (Assets)/Liabilities............      (5,315,325)      (9,949,626)
      Valuation Allowance..................................       5,315,325        9,949,626
                                                               ------------     ------------
    Net Current Deferred (Assets)/Liabilities..............              --               --
    Non-Current
      Amortization.........................................      (9,598,474)     (30,247,568)
      Depreciation.........................................        (448,365)        (843,566)
      Net Operating Loss...................................     (15,037,165)     (29,190,589)
      Sec. 481(a) Cash to Accrual..........................          44,032               --
                                                               ------------     ------------
    Total Non-Current Deferred (Assets)/Liabilities........     (25,039,972)     (60,281,723)
    Valuation Allowance....................................      25,039,972       60,281,723
                                                               ------------     ------------
    Net Non-Current Deferred (Assets)/Liabilities..........              --               --
    TOTAL NET DEFERRED (ASSETS)/LIABILITIES................    $         --     $         --
                                                               ============     ============

     As discussed in Note 2, the Company has filed petition for relief under Chapter 11 of the Federal Bankruptcy Laws. To the extent that the Company is insolvent, cancellation of indebtedness income arising from the Plan of Reorganization will be offset against the federal net operating losses. Additionally, as a result of the "change in ownership" provisions of the Tax Reform Act of 1986, a portion of any remaining federal net operating loss carryover may be subject to an annual limitation regarding their utilization against taxable income in future periods.

(8)  LEASES

     The Company is obligated under capital leases for certain computer and laboratory equipment that expire at various dates during the next five years. Equipment under capital leases was $3,928,355 and $4,002,622, and related accumulated amortization was $2,218,837 and $2,913,010 as of February 29, 1996 and February 28, 1997.

     The Company also leases its laboratories and patient service centers under operating leases expiring over various terms. Many of the monthly lease payments are subject to increases based on the Consumer Price Index from the base year.

     Beginning March 1, 1989, the Company began subletting one of its unoccupied facilities. The sublease term coincides with that of the remaining primary lease of eight years with rent for the year ended

                      PHYSICIANS CLINICAL LABORATORY, INC.

February 28, 1997 equal to $217,795 and subject to annual increases based on the Consumer Price Index not to exceed 10% per year.

     The Company also leases remote draw station space, several automobiles and other equipment, which have been classified as operating leases and expire over the next 9 years. Many of the draw station leases have renewal options and monthly lease payment subject to annual increases.

     Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of February 28, 1997 are:

                            YEAR ENDED                             CAPITAL       OPERATING
                        FEBRUARY 28 (29),                           LEASES         LEASES
    ----------------------------------------------------------    ----------     ----------
         1998.................................................    $  772,117     $2,778,390
         1999.................................................       569,517      1,790,159
         2000.................................................       309,002      1,057,639
         2001.................................................            --        223,408
         2002.................................................            --         81,849
      Thereafter..............................................            --         42,050
                                                                  ----------     ----------
    Total minimum lease payments..............................     1,650,636     $5,973,495
                                                                                 ==========
    Less -- Amount representing Interest (at rates ranging
      from 7.2% to 20.7%).....................................       181,512
                                                                  ----------
    Present value of net minimum capital lease payments.......    $1,469,124
                                                                  ==========

     Total rental expense under operating leases was $7,178,089, $10,199,909 and $6,113,445 for fiscal years 1995, 1996 and 1997, respectively.

(9)  RELATED PARTY TRANSACTIONS

     The Company provides laboratory and computer services to certain of its stockholders (and their affiliated entities). Laboratory and computer service charges are billed to and paid by the stockholders at negotiated rates. The following laboratory and computer service revenue was billed by the Company to stockholders (and their affiliated entities).

                                                           YEAR ENDED FEBRUARY 28 (29),
                                                     ----------------------------------------
                                                        1995           1996           1997
                                                     ----------     ----------     ----------
    Laboratory and computer service revenue from
      stockholders...............................    $3,546,012     $3,562,950     $2,407,989
                                                     ==========     ==========     ==========

     Amounts due from stockholders and included in accounts receivable were as follows:

                                                                       FEBRUARY 29 (28),
                                                                     ---------------------
                                                                       1996         1997
                                                                     --------     --------
    Amounts due from stockholders................................    $476,923     $322,964
                                                                     ========     ========

     The Company received management services from Diagnostic Pathology Medical Group, Inc. (DPMG), a stockholder of the Company. The services of certain management personnel were provided to the Company for management fees at a cost of $326,000, $256,253 and $104,010 for fiscal years 1995, 1996 and 1997, respectively.

     In addition, the Company received professional services from the former owners of certain of its acquisitions. Professional service fees paid in connection with the related professional service agreements were $550,000, $188,000 and $9,333 in fiscal years 1995, 1996 and 1997, respectively.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     The Company occasionally uses the specialized laboratory services of one of its owners and several of its owners' stockholders. Most of these services are billed to the Company at negotiated discounts from the billing entities' customary charges. Amounts billed to the Company were as follows:

                                                            YEAR ENDED FEBRUARY 28 (29),
                                                         -----------------------------------
                                                           1995         1996         1997
                                                         ---------    ---------    ---------
    Billings from stockholders.........................  $ 362,851    $ 391,926    $ 326,920
                                                         =========    =========    =========

     The Company has loaned the President and CEO funds at various times as follows:

                                DATE                               INTEREST RATE      AMOUNT
    -------------------------------------------------------------  -------------     ---------
    October 1990.................................................        10%         $  50,000
    October 1993.................................................         7%           150,000
    August 1994..................................................         7%           150,000
                                                                        ---           --------
    Total outstanding as of February 28, 1997....................                    $ 350,000
                                                                                      ========

     As of February 28, 1997, no payments have been received.

     The Company also leases draw station space and purchases other services and various supplies from several of its stockholders. The total amount paid by the Company for these items was $123,944, $97,137 and $26,691 for fiscal years 1995, 1996 and 1997, respectively.

(10)  EMPLOYEE BENEFIT PLAN

     As of January 1, 1989, the Company adopted a 401(k) profit sharing plan under which employees may contribute between 1% and 20% of their annual compensation to the Plan. A minimum of 90 days of service is required prior to participation in the Plan by an employee. On April 30, 1990, the plan was amended to provide that the Company would contribute 50% of employee contributions up to 6% of their annual gross compensation for those employee who have at least one full year of service. The Company contribution to the 401(k) plan was discontinued effective December 31, 1995. The Company contributed $398,906 and $288,219 in fiscal years 1995 and 1996, respectively.

(11)  STOCK OPTION PLAN AND WARRANTS

STOCK OPTION PLAN

     In March 1992 and February 1994, the Board of Directors adopted and the stockholders of the Company subsequently approved two separate stock option plans (the "1992 Plan" and the "1994 Plan," respectively and together, the "Stock Option Plans"). These Stock Option Plans provide for the granting to employees and directors of nonqualified stock options to purchase authorized but unissued common stock. The maximum number of shares that may be sold under the 1992 Plan and the 1994 Plan is 590,649 and 300,000, respectively, subject to anti-dilution adjustments. The Board of Directors has designated the Compensation Committee to administer the Stock Option Plans. The Committee is empowered to designate the employees who will receive options and to determine the number of shares, vesting schedule, option price (which may not be less than 85% of the fair market value of the optioned shares), and option term (which may not exceed ten years except in limited circumstances). Options may provide for payment of the option price in cash, by application of vested deferred compensation credits, or by the surrender of shares owned by the optionee for more than one year. Options are not transferable except upon death and may be exercised during the lifetime only by the optionee or his legal representative. Options will terminate 180 days or 270 days after termination of the optionee's employment under the 1992 Plan and the 1994 Plan, respectively, or two years after permanent disability or death. The Board of Directors may amend the Stock Option Plan in any respect. The Committee may modify outstanding options or may accept the cancellation of existing options in return for the

                      PHYSICIANS CLINICAL LABORATORY, INC.

grant of new options (which may be for the same or a different number of shares and specify the same or a different option price). No option may be granted under the 1992 Plan or the 1994 Plan after July 28, 2002, or January 12, 2004, respectively.

     In connection with the acquisition of MGPL, PCLG and San Joaquin Diagnostic Laboratories (SJDL), options were granted under a plan (the "Acquisition Stock Option Plan") separate from the 1992 Plan and the 1994 Plan. The Stock Option Plans are classified as class 9 claims under the Plan.

STOCK OPTIONS OUTSTANDING

                                           1992      1994     ACQUISITION  TOTAL         OPTION
                                           PLAN      PLAN       PLAN     OPTIONS         PRICE
                                         --------   -------   --------   --------   ----------------
Outstanding at February 28, 1994.......   564,645    36,667     50,842    652,154     $5.50 - $14.25
Granted................................   188,000    30,000         --    218,000     $8.88 - $11.50
Exercised..............................   (7,500)        --         --    (7,500)              $5.50
Forfeited..............................  (15,000)        --         --   (15,000)    $10.25 - $11.50
Expired................................        --        --   (26,035)   (26,035)             $14.25
                                         --------    ------   --------   --------     --------------
Outstanding at February 28, 1995.......   730,145    66,667     24,807    821,619     $5.50 - $14.25
Granted................................    10,000        --         --     10,000              $4.25
Forfeited..............................  (94,845)        --         --   (94,845)     $5.50 - $11.50
                                         --------    ------   --------   --------     --------------
Outstanding at February 29, 1996 and
  February 28, 1997....................   645,300    66,667     24,807    736,774     $5.50 - $11.50

ADDITIONAL INFORMATION REGARDING STOCK OPTIONS

                                                            2/28/95     2/29/96     2/28/97
                                                            --------    --------    --------
    Authorized shares.....................................   941,491     941,491     941,491
    Shares available for granting.........................   119,872     204,717     204,717
    Exercisable shares....................................   293,683     372,787     451,891

     In addition to the shares reflected above, 5,000 options each were granted to each member of the Board of Directors, subject to shareholder approval. The exercise price of these options will be 85% of the greater of the market price of the Company's common stock on November 14, 1994 and the price on the date of shareholder approval.

WARRANTS

     In connection with a revision to the Company's Credit Agreement with the Bank Group (the Third Amendment), two warrants were issued to Sutter Health in exchange for a guaranty of $3,500,000 of borrowings from the Bank Group. In December 1996, Sutter Health paid the $3,500,000 guaranty as the Company was in default of the Credit Agreement.

     In exchange for the guaranty, Sutter Health received a warrant to purchase up to 1,200,000 shares of the Company's common stock (Warrant A) and a second warrant to purchase up to 300,000 shares of the Company's common stock (Warrant
B). The exercise prices of Warrant A are as follows:

        Tranche 1:...............................    125,000 shares at $4.2219 per share
        Tranche 2:...............................    687,500 shares at $5.1266 per share
        Tranche 3:...............................    387,500 shares at $5.1266 per share

     Tranches 1 and 2 became exercisable May 10, 1995. Tranche 3 became exercisable June 10, 1995.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     Warrant B became exercisable as of June 10, 1995. Rights to purchase shares under Warrant B may be exercised under the same terms as Tranche 3. Both warrants expired 90 days from the expiration date of the guaranty.

(12)  EMPLOYEE STOCK PURCHASE PLAN

     In March 1993, the Board of Directors adopted, and the shareholders approved, an employee stock purchase plan ("ESPP") which provide employees of the Company with an opportunity to purchase common stock of the Company at 85% of fair market value through payroll deductions. The maximum number of shares that may be sold under the ESPP is 225,000 subject to adjustments upon changes in capitalization of the Company. During fiscal 1995, 1996 and 1997, 13,603, 5,378 and 38,332 shares respectively of Common Stock were purchased through this plan for $111,623, $24,090 and $34,279, respectively. The Board of Directors has designated the Compensation Committee to administer the ESPP. On February 29, 1996 198,883 shares were available to be granted under the plan. The ESPP was discontinued effective June 30, 1996.

(13)  EMPLOYMENT AGREEMENT

     The Company's CEO entered into an employment agreement with the Company with a term expiring on February 28, 1999, which provides for his employment as Chief Executive Officer. This agreement provides for a base salary of $375,000 annually and for quarterly bonuses of up to 3% of pre-tax net profits dependent on the achievement of pre-tax net profit and other performance objectives. The Company may terminate the agreement before the end of its term if certain performance objectives have not been achieved. The Company may also terminate the agreement without any cause by providing severance pay equal to two times current base salary plus bonus for the four preceding quarterly periods.

     The CEO also entered into two compensation agreements with the Company. Under one of these agreements, the CEO received the sum of $155,000 in cash on March 1, 1992, representing payment of accrued deferred compensation, and an additional deferred compensation credit of $100,000 that may be applied only to offset the purchase price of stock options awarded to the CEO which are described in Note 9.

     Under the other agreement, a deferred compensation account in the amount of $1,855,000 was established for the CEO which vests at the rate of one seventh on March 1 in each of the years 1993 through 1999. The vested portion, in general, may be applied only to offset the purchase price of stock options granted to the CEO. If, on any March 1 vesting date, the fair market value of the Company is determined to be less than $40 million, the vesting schedule is delayed by one year.

     Under the Plan, all employment contracts or agreements between the CEO and the Company will be treated as a single Class 5 claim, in an allowed amount not exceeding $390,000.

(14)  LEGAL PROCEEDINGS

     As discussed previously, on November 8, 1996 (Petition Date), the Company and its subsidiaries commenced reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Under chapter 11, actions to enforce certain claims against the Company are stayed if the claims arose, or are based on, events that occurred on or before the Petition Date. The ultimate terms of settlement of these claims will be determined in accordance with the terms of the Plan confirmed by the Bankruptcy Court on April 18, 1997.

     Prepetition claims that were contingent, unliquidated, or disputed as of the Petition Date, including, without limitation, those that arise in connection with rejection of executory contracts or unexpired leases, may be allowed or disallowed depending on the nature of the claim. Such claims may be fixed by the Bankruptcy Court or otherwise settled or agreed upon by the parties and approved by the Bankruptcy Court.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     Described below are certain legal proceedings involving the Company that were in existence as of the Petition Date. All such proceedings have been stayed pursuant to section 362 of the Bankruptcy Code, and can only proceed with the approval of the Bankruptcy Court. As a general matter, the treatment of claims arising prior to the Petition Date, including claims on account of litigation, will be determined and paid pursuant to the terms of the Plan. The Plan provides that following the Effective Date, such prepetition litigation, as well as postpetition litigation involving claims based upon prepetition events, will become subject to a permanent injunction. The Plan further provides that the Company, the reorganized Company or the Committee may resolve or adjudicate the amount of a prepetition litigation claim in the manner in which such claim would have been resolved if the Company had not instituted the Bankruptcy Cases. Additionally, the Bankruptcy Court may enter orders modifying the automatic stay and/or permanent injunction to permit certain matters to continue to be prosecuted in the courts or before arbitrators where or before whom such matters are pending, generally for the purpose of pursuing payment of such claims as are insured from third-party insurers. Because of the bankruptcy proceedings, the Company's financial exposure with respect to the prepetition litigation claims set forth in actions currently pending against the Company is limited by the Plan and should not have a material financial impact on the Company.

     A dispute has arisen between the Company and Medical Group Pathology Laboratory, Inc. ("MGPL"), the seller of the Santa Barbara facility which the Company acquired in 1992 (Acquisition), relating to the payment obligations under the Agreement of Purchase and Sale of Assets between the Company and MGPL. The Company and MGPL have been unable to reach successful negotiations with respect to this matter. On November 8, 1995, MGPL commenced an action (Litigation) against the Company in the Superior Court of the State of California, Santa Barbara County, captioned Medical Group Pathology Laboratory, Inc. v. Physicians Clinical Laboratory, Inc. (Case No. 210318). The complaint alleges breach of the promissory note executed by the Company in connection with the Acquisition and failure to pay amounts due thereunder equalling $1,169,505 plus interest and late fees, and seeks compensatory damages in the amount of sums allegedly due, in addition to unspecified general damages and attorney's fees. In December, 1995, a default was entered against the Company in the Litigation. The Company has no substantive defenses to the Litigation. The Company was able to have the default set aside before a judgment was entered in connection therewith. As of the Petition Date (at which time the Litigation was stayed), a standstill agreement with MGPL was in effect, pursuant to which the parties agreed to attempt in good faith to determine the precise amount owed to MGPL by the Company under the MGPL Agreement. As of February 28, 1997, the outstanding principal amount of the Note issued by the Company to MGPL in connection with the MGPL Agreement was $890,107.

     On June 20, 1996, suit was filed against the Company in the Superior Court of Sacramento under the caption Maintenance Management Corporation v. Physicians Clinical Laboratory, Inc., Case No. 96AS03171. This lawsuit relates to a management contract entered into among the Company and the plaintiff therein, and alleges breach of contract and fraudulent and negligent misrepresentation. The complaint seeks compensatory damages in excess of $3.0 million, interest and expenses, as well as exemplary damages. However, based upon the facts presently known to the Company, it does not believe that the merits of these claims, if any, justify the amount of damages sought, and the Company does not believe that this lawsuit, if adversely determined, would have a material adverse effect on the financial condition of the Company.

     In the ordinary course of business, several lawsuits have been filed against the Company by former employees alleging, among other things, employment discrimination and harassment, fraud, wrongful (including retaliatory) discharge in violation of public policy, and related claims, including intentional and negligent infliction of emotional distress, loss of consortium, breach of contract and breach of the covenant of good faith and fair dealing. A number of such suits include claims against current employees of the Company. Any existing indemnification arrangements between any such employees and the Company with respect to such claims are subject to the terms of the Plan as prepetition claims, as described above.

                      PHYSICIANS CLINICAL LABORATORY, INC.

     Additionally, several lawsuits have been filed against the Company by former patients alleging medical malpractice and requesting punitive damages. Notwithstanding the limitations on the Company's liability exposure resulting from the bankruptcy proceedings, as described above, the Company does not expect these matters, either individually or in the aggregate, to have a material adverse effect on the financial condition of the Company. Moreover, the Company believes that its insurance policies may cover some or all judgments against the Company, if any, in these matters.

     To date, the Company has not experienced any significant liability with respect to such claims.

  Postpetition Litigation

     On or about January 22, 1997, Taylor R. McKeeman, the Company's former Vice President for Laboratory Operations, filed a Request for Payment of Administrative Expense with respect to a prepetition Separation Agreement between the Company and Mr. McKeeman. Under the Separation Agreement, Mr. McKeeman is entitled to receive a severance payment in the event he is terminated after a "Change in Control" occurs, as such term is defined in the Separation Agreement. This request was denied by order of the Bankruptcy Court, entered on March 19, 1997, because (i) no Change in Control occurred prior to the termination of Mr. McKeeman's employment and (ii) any claim of Mr. McKeeman against the Company's bankruptcy estates arising out of the Separation Agreement constitutes a prepetition claim. Mr. McKeeman filed a notice of appeal on or about March 5, 1997. If Mr. McKeeman were to prevail on appeal, the Company would incur an administrative claim against their estates in the approximate amount of $300,000.

  Regulatory Investigation

     In April of 1997, the Company received a subpoena to furnish certain documents to the United States Department of Defense ("DOD") with respect to the Company's Civilian Health and Medical Program of Uniformed Services ("CHAMPUS") billing practices. The Company has produced and will continue to produce documents in response to the DOD's subpoena. In late May 1997, the Company was notified that its Medicare and Medi-Cal billing practices also were undergoing review by the United States Department of Health and Human Services ("HHS"), and in early June of 1997, the Company received a subpoena to furnish certain documents to HHS in connection with such review. The Company is cooperating with DOD and HHS in such investigations. The Company believes that these investigations may be similar to investigations being conducted by DOD and HHS with respect to the billing practices of the clinical laboratory testing industry. The Company further believes that these investigations are in their early stages. There can be no assurance that the result of such investigations as they relate to the Company would not subject the Company to significant civil or criminal liability (which could include substantial fines, penalties or forfeitures, and mandatory or discretionary exclusion from participation in Medicare, Medi-Cal and other government funded healthcare programs), which could have a material adverse effect on the financial condition of the Company.

(15)  ACQUISITIONS AND INTANGIBLE ASSETS

     In February 1997, the Company purchased 100% of the common stock of MSI from Nu-Tech for $7,643,183.

     The Company accounted for the transaction using the purchase method of accounting and has included MSI in the accompanying financial statements. There is no operating activity of MSI included in the

                      PHYSICIANS CLINICAL LABORATORY, INC.

statement of operations of the Company for the year ended February 28, 1997. Pro forma results of operations are as follows for the year ended February 28 (29):

                                                              YEAR ENDED FEBRUARY 28 (29),
                                                             ------------------------------
                                                                 1996             1997
                                                             ------------     -------------
                                                             (UNAUDITED)
    Net revenue............................................  $105,093,420     $  75,125,077
    Net loss...............................................  $(81,920,908)    $(102,004,130)
    Net loss per common share..............................  $     (13.58)    $      (16.82)

     As reported on the Company's Current Report on Form 8-K for January 24, 1997, on January 2, 1997, the Company's Board of Directors voted to accept the proposal of the independent certified public accounting firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending February 28, 1997. Accordingly, the engagement of Arthur Andersen LLP as the Company's independent auditors was discontinued effective January 17, 1997. For further information, see the Company's Current Report on Form 8-K for January 24, 1997.

                             NU-TECH BIO-MED, INC.

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma consolidated statement of operations data for the three months ended March 31, 1997 and the year ended December 31, 1996 give pro forma effect to the Company's pending acquisition of a majority 52.6% interest in PCL (including an indirect majority interest in MSI, which is a wholly-owned subsidiary of PCL) as if such acquisition had occurred on January 1, 1997 and 1996, respectively, and the following unaudited pro forma consolidated balance sheet data at March 31, 1997 gives effect to the Company's pending acquisition of a majority 52.6% interest in as if it had occurred on March 31, 1997. The Company has not completed its evaluation of the carrying value of fixed assets or intangible assets acquired or debt assumed. The actual allocation of the final purchase price may be different from that reflected in the pro forma financial information. Such evaluation is expected to be completed prior to the filing of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. The unaudited pro forma consolidated financial data are not necessarily indicative of what the Company's financial condition or results of operations would have been had the acquisition been consummated at the assumed dates.

                                                                     THREE MONTHS ENDED MARCH 31, 1997
                                                   ---------------------------------------------------------------------
                                                                                 ADJUSTMENTS
                                                                                  TO INCLUDE
                                                                                    OTHER
                                                      NU-TECH          PCL         ACQUIRED      PRO FORMA     PRO FORMA
                                                   HISTORICAL(1)  HISTORICAL(2)  COMPANIES(3)  ADJUSTMENTS(4)  COMBINED
                                                   -------------  -------------  ------------  --------------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues......................................    $ 1,943       $  13,175       $1,257        $     --     $ 16,375
Cost of revenues..................................      1,542          10,443          942              --       12,927
                                                      -------       ---------       ------        --------     --------
Gross profit (deficiency).........................        401           2,732          315              --        3,448
Operating expenses................................      1,207          16,100          240          (1,188)(a)   17,553
                                                      -------       ---------       ------                     --------
                                                                                                     1,194(b)
                                                                                                  --------
Operating income (loss)...........................       (806)        (13,368)          75              (6)     (14,105)
Net interest income (expense).....................       (519)         (4,359)         (31)          4,399(c)    (2,573)
                                                                                                    (2,063)(d)
Loss attributable to minority interest............         --              --           --           8,541(e)     8,541
Other income (loss)...............................         --         (60,738)          (4)         59,400(f)    (1,342)
                                                      -------       ---------       ------        --------     --------
Net income (loss).................................    $(1,325)      $ (78,465)      $   40        $ 70,271     $ (9,479)
Net income (loss) per share.......................    $ (1.36)      $  (35.78)      $  .02        $  32.04     $  (5.08)
Weighted average common shares outstanding........      2,193           2,193        2,193           2,193        2,193

                                                                        YEAR ENDED DECEMBER 31, 1996
                                                    ---------------------------------------------------------------------
                                                                                  ADJUSTMENTS
                                                                                   TO INCLUDE
                                                                                     OTHER
                                                       NU-TECH          PCL         ACQUIRED      PRO FORMA     PRO FORMA
                                                    HISTORICAL(1)  HISTORICAL(2)  COMPANIES(3)  ADJUSTMENTS(4)  COMBINED
                                                    -------------  -------------  ------------  --------------  ---------

STATEMENT OF OPERATIONS DATA:
Net revenues......................................     $ 1,065       $  62,831      $ 12,135       $     --     $ 76,031
Cost of revenues..................................       1,278          43,131         9,675             --       54,084
                                                       -------       ---------      --------       --------     --------
Gross profit (deficiency).........................        (213)         19,700         2,460             --       21,947
Operating expenses................................       5,662          43,394         4,672         (4,670)(a)   53,833
                                                       -------       ---------      --------                    --------
                                                                                                      4,775(b)
                                                                                                   --------
Operating income (loss)...........................      (5,875)        (23,694)       (2,212)          (105)     (31,886)
Net interest income (expense).....................         102         (15,817)         (428)        16,266(c)    (8,127)
                                                                                                     (8,250)(d)
Loss attributable to minority interest............          --              --            --         13,517(e)    13,517
Other income (loss)...............................      (2,015)        (62,668)         (163)        59,400(f)    (5,446)
                                                       -------       ---------      --------       --------     --------
Net income (loss).................................     $(7,788)      $(102,179)     $ (2,803)      $ 80,828     $(31,942)
Net income (loss) per share.......................     $ (5.66)      $  (52.10)     $  (1.43)      $  41.21     $ (17.98)
Weighted average common shares outstanding........       1,961           1,961         1,961          1,961        1,961

                                                                          MARCH 31, 1997
                                                 ----------------------------------------------------------------
                                                    NU-TECH             PCL            PRO FORMA        PRO FORMA
                                                 HISTORICAL(1)     HISTORICAL(2)     ADJUSTMENTS(4)     COMBINED
                                                 -------------     -------------     --------------     ---------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets
  Cash and cash equivalents....................     $ 1,053          $     501         $    4,556(g)     $ 6,110
  Accounts receivable, net.....................          74              9,941                 --         10,015
  Inventory....................................          11              1,534                 --          1,545
  Other current assets.........................          98              1,513                 --          1,611
                                                    -------          ---------         ----------        -------
    Total current assets.......................       1,236             13,489              4,556         19,281
Property and equipment, net....................         365             11,596                            11,961
Investment in senior debt of PCL...............      13,287                 --            (13,287)(h)         --
Deferred acquisition costs.....................       1,077                 --             (1,077)(h)         --
Notes receivable...............................         100                 --                 --            100
Intangible assets, net.........................         721                 --             47,752(h)      48,473
Other assets...................................          18                688                 --            706
                                                    -------          ---------         ----------        -------
Total assets...................................     $16,804          $  25,773         $   37,944        $80,521
                                                    =======          =========         ==========        =======
Current liabilities
  Accounts payable and accrued liabilities.....     $   547          $  10,095         $   (1,350)(i)    $ 9,792
                                                                                              500(h)
  Notes payable................................          --              5,000             (5,000)(i)         --
  Line of credit...............................          --              5,243             (5,243)(i)         --
  Other current liabilities....................          56                 --                 --             56
  Current portion of long-term debt and
    capitalized leases.........................         222                284                200(i)         706
                                                    -------          ---------         ----------        -------
    Total current liabilities..................         825             20,622            (10,893)        10,554
Long-term debt, net of interest to be accreted
  totaling $15,913.............................          --                 --             39,087(h)(i)   39,087
Other long-term debt and capitalized lease
  obligations..................................          77                632                752(i)       1,461
Liabilities subject to compromise..............          --            167,776           (167,776)(i)         --
Minority interest..............................          --                 --             13,517(h)      13,517
Total stockholders' equity (deficit)...........      15,902           (163,257)           127,973(i)      15,902
                                                    -------          ---------                           -------
                                                                                           35,284(h)
                                                                                       ----------
Total liabilities and stockholders' equity.....     $16,804          $  25,773         $   37,944        $80,521
                                                    =======          =========         ==========        =======

---------------
(1) Nu-Tech's historical statement of operations data includes the three-month period ending March 31, 1997 and the year ended December 31, 1996, respectively, and March 31, 1997 for the balance sheet data.

(2) PCL's historical statement of operations data includes the three-month period ending February 28, 1997 and the year ended February 28, 1997, respectively, and February 28, 1997 for the balance sheet data.

(3) Includes adjustments to recognize an entire three month period to reflect the acquisition of MSI for the three month period ended March 31, 1997; includes adjustments to recognize an entire year to reflect the acquisition of MSI and Prompt Medical for the year ended December 31, 1996.

(4) A summary of the pro forma adjustments is set forth as follows:

       (a) To eliminate amortization of historical goodwill of PCL.

       (b) To record amortization of newly created goodwill as a result of Nu-Tech's acquisition of PCL.

       (c) To eliminate interest expense incurred by PCL and MSI on debt to be forgiven.

       (d) To record interest expense on the $55 million debt using a 12% rate, payable in additional debt. Also includes accretion of debt discount.

       (e) To record the minority interest share of losses up to the extent of the minority interest ($4.7 million suspended for the year ended December 31, 1996).

       (f)  To eliminate write down of historical intangibles of PCL.

       (g) To reflect the borrowing of the remainder of the $9.8 million debtor-in-possession financing.

       (h) To reclassify Nu-Tech's net investment in Senior Debt of PCL ($13,287) and deferred acquisition costs ($1,077) as a 52.6% investment in PCL's equity and to record minority interest (47.4%) in the net assets of PCL at their fair value.

       (i) To account for PCL liabilities to be converted to equity or modified by the bankruptcy court in accordance with the PCL Plan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.

                                      ITEM                                  AMOUNT
        -----------------------------------------------------------------  ---------
        Securities and Exchange Commission Registration Fee..............  $   5,493
        Nasdaq Stock Market listing fee..................................  $   7,500
        Boston Stock Exchange listing fee................................  $   5,000
        Printing and Engraving Expenses..................................  $  15,000
        Accounting Fees and Expenses.....................................  $  35,000
        Legal Fees and Expenses..........................................  $  50,000
        Blue Sky Fees and Expenses.......................................  *$  5,000
        Miscellaneous Fees and Expenses..................................  *$  6,007
                                                                           ---------
                  Total..................................................  $ 129,000
                                                                           =========

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Delaware provide generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses with such court shall deem proper.

     The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorized the Board to enter into an indemnification agreement with each officer or director.

     In accordance with Delaware law, the Company's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for
(i) breaches of a director's fiduciary duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the

Company nor its stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

     The Company has entered into Indemnification Agreements with each of its directors and officers (the "Indemnitees") pursuant to which it has agreed to provide for indemnification, to the fullest extent permitted by law and the Company's By-Laws, against any and all expenses, judgments, fines, penalties, and amounts paid in settlement arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of the Company. Such indemnification includes the advance of expenses to the Indemnitees (including the payment of funds in trust therefor under certain circumstances) and is subject to there not having been determined that the Indemnitee would not be permitted to be indemnified under applicable law. The rights of indemnification are in addition to any other rights which the Indemnitees may have under the Company's Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise.

ITEM 16.  EXHIBITS

     The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. The following exhibits designated by a double asterisk (**) will be filed by amendment. All other exhibits are filed herewith.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
-------  ------------------------------------------------------------------------------------
 2.1*    Asset Purchase Agreement dated September 13, 1996, among Nu-Tech Bio-Med, Inc., NTBM
         Billing Services, Inc., Prompt Medical Services, Inc., Judith Prussin and Jeffrey
         Prussin (filed without exhibits or schedules) [filed as Exhibit 2.1 to Report on
         Form 8-K filed dated September 30, 1996].
 2.2*    Order Confirming Medical Science Institute's First Amended Plan of Reorganization
         dated November 18, 1996 (US Central District of California Case No. LA 95-37790 ID)
         together with First Amended Disclosure Statement and Plan of Reorganization for
         Medical Science Institute [filed and Exhibit 2.2 to Report on Form 8-K filed with the Commission on December 3, 1996].
 2.3*    Disclosure Statement of Physicians Clinical Laboratory as filed with the U.S.
         Bankruptcy Court (Central District of California Case No. SV96-23185-GM) [filed as
         Exhibit 2.3 to Form S-3, File No. 333-17859
 2.4*    Joint Plan of Reorganization of Physicians Clinical Laboratory as filed with the
         U.S. Bankruptcy Court (Central District of California Case No. SV96-23185-GM) [filed as Exhibit 2.4 to Form S-3, File No. 333-17859].
 3.1*    Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 16, 1994 [Exhibit 3.1.5 to Amendment No. 1 to Registration
         Statement on Form SB-2, File No. 33-84622].
 3.2*    Amendment and Restated By-Laws effective November 16, 1994 [Exhibit 3.2.2 to
         Registration Statement on Form SB-2, File No. 33-84622].
 3.3*    Amended Certificate of Designation, Preferences and Rights and Number of Shares of
         Series A Preferred Stock as filed with the Secretary of State of Delaware on October
         23, 1996 [filed as Exhibit 3.3 to Report on Form 10-QSB for the fiscal quarter ended
         September 30, 1996].
 3.4*    Certificate of Amendment of Amended Certificate of Designations, Preferences and
         Rights and Number of Shares of Series A Convertible Preferred Stock as filed with the Secretary of State of Delaware on November 20, 1996.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
-------  ------------------------------------------------------------------------------------
 4.1*    Form of Common Stock Certificate [Exhibit 4.1 to Registration Statement on Form
         SB-2, File No. 33-84622].
 4.2*    Form of Warrant and Warrant Agreement relating to Warrants to purchase an aggregate of 114,286 shares of Common Stock issued to certain individuals on August 9, 1994 in connection with a Bridge Financing [Exhibit 4.2 to Registration Statement on Form
         SB-2, File No. 33-84622].
 4.3*    Form of Warrant Agreement issued to Starr Securities, Inc. and Stein, Shore
         Securities, Inc. [Exhibit 4.4 to Registration Statement on Form SB-2, File No.
         33-84622].
 4.4*    Form of Registration Rights Agreement dated August 9, 1994 between the Registrant and certain individuals in connection with completed Bridge Financing [Exhibit 4.5 to Registration Statement on Form SB-2, File No. 33-84622].
 5.1     Opinion of Camhy Karlinsky & Stein LLP.
10.1*    Amended and Restated Employment Agreement with J. Marvin Feigenbaum [Exhibit 10.2 to
         Registration Statement on Form SB-2, File No. 33-84622].
10.2*    Employment Agreement with Dr. Kenneth E. Blackman as of July 1, 1994 [Exhibit 10.3
         to Registration Statement on Form SB-2, File No. 33-84622].
10.3*    Patent No. 4,559.299 dated December 17, 1985 [Exhibit 10.4 to Registration Statement
         on Form SB-2, File No. 33-84622].
10.4*    Patent No. 4,734,372 dated March 29, 1988 [Exhibit 10.5 to Registration Statement on
         Form SB-2, File No. 33-84622].
10.5*    Patent No. 4,937,298 dated June 26, 1990 [Exhibit 10.6 to Registration Statement on
         Form SB-2, File No. 33-84622].
10.6*    Assignment of Patent No. 4,559.299 recorded on March 29, 1993, by Brown University
         Research Foundation, in favor of Analytical Biosystems Corporation [Exhibit 10.7 to
         Registration Statement on Form SB-2, File No. 33-84622].
10.7*    Assignment of Patent No. 4,734.372 recorded on March 29, 1993, by Brown University
         Research Foundation, in favor of Analytical Biosystems Corporation [Exhibit 10.8 to
         Registration Statement on Form SB-2, File No. 33-84622].
10.8*    Assignment of Patent No. 4,937.187 recorded on March 29, 1993, by Brown University
         Research Foundation, in favor of Analytical Biosystems Corporation [Exhibit 10.9 to
         Registration Statement on Form SB-2, File No. 33-84622].
10.9*    Consulting Agreement with Starr Securities, Inc. [Exhibit 10.10 to Amendment No. 1
         to Registration Statement on Form SB-2, File No. 33-84622].
10.10*   Funding Agreement dated December 14, 1990 between Rhode Island Partnership for
         Science and Technology and Analytical Biosystems Corporation [Exhibit 10.11 to
         Registration Statement on Form SB-2, File No. 33-84622].
10.11*   Loan Agreement dated February 11, 1993 between State of Rhode Island Economic
         Development Small Business Loan Fund Corporation ("SBLFC") and Analytical Biosystems
         Corporation in the amount of $150,000 [Exhibit 10.(iii) to Report on Form 10-KSB for
         the fiscal year ended December 31, 1992].
10.12*   Loan Agreement dated February 25, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $100,000 [Exhibit 10.(iii) to Report on Form 10-KSB for
         the fiscal year ended December 31, 1992].
10.13*   Loan Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $250,000 [Exhibit 10(i)(a) to Report on Form 8-K dated
         April 30, 1993].

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
-------  ------------------------------------------------------------------------------------
10.14*   Loan Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $166,666 [Exhibit 10.(iii)(d) to Report on Form 10-KSB
         for the fiscal year ended December 31, 1993].
10.15*   Loan Agreement dated February 17, 1994 between SBLFC and Analytical Biosystems
         Corporation in the amount of $125,000 [Exhibit 10.(iii)(e) to Report on Form 10-KSB
         for the fiscal year ended December 31, 1993].
10.16*   Security Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems
         Corporation [Exhibit 10.17 to Registration Statement on Form SB-2, File No.
         33-84622].
10.17*   Patent Security Agreement dated April 19, 1993 between SBLFC and Analytical
         Biosystems Corporation [Exhibit 10.18 to Registration Statement on Form SB-2, File
         No. 33-84622].
10.18*   Patent Security Agreement dated October 22, 1993 between SBLFC and Analytical
         Biosystems Corporation [Exhibit 10.19 to Registration Statement on Form SB-2, File
         No. 33-84622].
10.19*   Form of Indemnification Agreements between Registrant and Registrant's Directors and
         Officers [Exhibit 10.20 to Registration Statement on Form SB-2, File No. 33-84622].
10.20*   Lease Agreement as of November 1, 1994 for facility located at 55 Access Road,
         Warwick, Rhode Island 02886 [Exhibit 10.21 to Amendment No. 1 to Registration
         Statement on Form SB-2, File No. 33-84622].
10.21*   Consulting Agreement and Warrant with Dr. Elliot Fishkin [Exhibit 10.22 to Amendment
         No. 1 to Registration Statement on Form SB-2, File No. 33-84622].
10.22*   Redacted copy of Clinical Trials Agreement dated August 14, 1995 between Analytical
         Biosystems Corporation and research institution and certain individuals [Exhibit
         10.1 to Report on Form 8-K dated August 11, 1995].
10.23*   Agreement dated April 10, 1995 between Analytical Biosystems Corporation and Loats
         Associates [Exhibit 10.1 to Report on Form 8-K dated August 20, 1995].
10.24*   Form of Registration Rights Agreement entered into among the Company and the holders of the Company's Series A Preferred Stock entered into on December 2, 1996. [Filed as Exhibit 10.24 to Registration Statement on Form S-3 File 333-17857].
10.25*   Form of Registration Rights Agreement entered into among the Company and certain holders of the Company's Common Stock entered into on April 12, 1996 in connection with private placement offering completed on April 12, 1996. [Filed as Exhibit 10.25 to Registration Statement on Form S-3 File 333-17857].
23.1     Consent of Ernst & Young LLP, independent auditors of Nu-Tech Bio-Med, Inc. and
         Physicians Clinical Laboratory, Inc. for the year ended February 28, 1997.
23.2     Consent of Arthur Andersen LLP, independent public accountants of Physicians
         Clinical Laboratory, Inc. for the Fiscal Year Ended February 29, 1996.
23.3     Consent of Camhy Karlinsky & Stein LLP (included as part of Exhibit 5.1).
99.1*    1992 Stock Option Plan [Exhibit 28 to Report on Form 10-Q for the quarter ended
         March 31, 1992].
99.2*    1994 Incentive Stock Option [Exhibit 99.2 to Registration Statement on Form SB-2,
         File No. 33-84622].
99.3*    Non Employer Director Stock Option Plan [Exhibit 99.3 to Registration Statement on
         Form SB-2, File No. 33-84622].
99.4*    Amended and Restated Non-Employee Director Stock Option Plan [filed as Exhibit to the Company's Proxy Statement for the Annual Meeting held August 27, 1996].

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 30th day of June, 1997.

                                          Nu-Tech Bio-Med, Inc., Inc.

                                          By: /s/ J. MARVIN FEIGENBAUM

                                            ------------------------------------
                                                    J. Marvin Feigenbaum
                                            Chairman of the Board of Directors,
                                                  President, Chief Executive
                                               Officer, Chief Financial Officer
                                               and Principal Accounting Officer

June 30, 1997

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints J. Marvin Feigenbaum, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                               CAPACITY                      DATE
------------------------------------------  ---------------------------------    --------------

         /s/ J. MARVIN FEIGENBAUM           Chairman of the Board of              June 30, 1997
------------------------------------------    Directors, President, Chief
           J. Marvin Feigenbaum               Executive Officer, Chief
                                              Financial Officer and Principal
                                              Accounting Officer
         /s/ EDMOND E. CHARRETTE            Director                              June 30, 1997
------------------------------------------
           Edmond E. Charrette

          /s/ ROBERT B. FAGENSON            Director                              June 30, 1997
------------------------------------------
            Robert B. Fagenson

           /s/ CHRISS W. STREET             Director                              June 30, 1997
------------------------------------------
             Chriss W. Street

            /s/ LEONARD GREEN               Director                              June 30, 1997
------------------------------------------
              Leonard Green

          /s/ DAVID A. STERLING             Secretary, Director                   June 30, 1997
------------------------------------------
            David A. Sterling

EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
-------  ------------------------------------------------------------------------------  ----
 2.1*    Asset Purchase Agreement dated September 13, 1996, among Nu-Tech Bio-Med,
         Inc., NTBM Billing Services, Inc., Prompt Medical Services, Inc., Judith
         Prussin and Jeffrey Prussin (filed without exhibits or schedules) [filed as
         Exhibit 2.1 to Report on Form 8-K filed dated September 31, 1996]. ...........
 2.2*    Order Confirming Medical Science Institute's First Amended Plan of
         Reorganization dated November 18, 1996 (US Central District of California Case
         No. LA 95-37790 ID) together with First Amended Disclosure Statement and Plan of Reorganization for Medical Science Institute [filed and Exhibit 2.2 to
         Report on Form 8-K filed with the Commission on December 3, 1996]. ...........
 2.3*    Disclosure Statement of Physicians Clinical Laboratory as filed with the U.S.
         Bankruptcy Court (Central District of California Case No. SV96-23185-GM)
         [filed as Exhibit 2.3 to Form S-3, File No. 333-17859.........................
 2.4*    Joint Plan of Reorganization of Physicians Clinical Laboratory as filed with the U.S. Bankruptcy Court (Central District of California Case No.
         SV96-23185-GM) [filed as Exhibit 2.4 to Form S-3, File No. 333-17859]. .......
 3.1*    Amended and Restated Certificate of Incorporation filed with the Secretary of
         State of Delaware on November 16, 1994 [Exhibit 3.1.5 to Amendment No. 1 to
         Registration Statement on Form SB-2, File No. 33-84622]. .....................
 3.2*    Amendment and Restated By-Laws effective November 16, 1994 [Exhibit 3.2.2 to
         Registration Statement on Form SB-2, File No. 33-84622]. .....................
 3.3*    Amended Certificate of Designation, Preferences and Rights and Number of
         Shares of Series A Preferred Stock as filed with the Secretary of State of
         Delaware on October 23, 1996 [filed as Exhibit 3.3 to Report on Form 10-QSB for the fiscal quarter ended September 30, 1996]. ............................
 3.4*    Certificate of Amendment of Amended Certificate of Designations, Preferences
         and Rights and Number of Shares of Series A Convertible Preferred Stock as
         filed with the Secretary of State of Delaware on November 20, 1996. ..........
 4.1*    Form of Common Stock Certificate [Exhibit 4.1 to Registration Statement on
         Form SB-2, File No. 33-84622]. ...............................................
 4.2*    Form of Warrant and Warrant Agreement relating to Warrants to purchase an aggregate of 114,286 shares of Common Stock issued to certain individuals on
         August 9, 1994 in connection with a Bridge Financing [Exhibit 4.2 to
         Registration Statement on Form SB-2, File No. 33-84622]. .....................
 4.3*    Form of Warrant Agreement issued to Starr Securities, Inc. and Stein, Shore
         Securities, Inc. [Exhibit 4.4 to Registration Statement on Form SB-2, File No.
         33-84622]. ...................................................................
 4.4*    Form of Registration Rights Agreement dated August 9, 1994 between the
         Registrant and certain individuals in connection with completed Bridge
         Financing [Exhibit 4.5 to Registration Statement on Form SB-2, File No.
         33-84622]. ...................................................................
 5.1     Opinion of Camhy Karlinsky & Stein LLP. ......................................
10.1*    Amended and Restated Employment Agreement with J. Marvin Feigenbaum [Exhibit
         10.2 to Registration Statement on Form SB-2, File No. 33-84622]. .............
10.2*    Employment Agreement with Dr. Kenneth E. Blackman as of July 1, 1994 [Exhibit
         10.3 to Registration Statement on Form SB-2, File No. 33-84622]. .............
10.3*    Patent No. 4,559.299 dated December 17, 1985 [Exhibit 10.4 to Registration
         Statement on Form SB-2, File No. 33-84622]. ..................................

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
-------  ------------------------------------------------------------------------------  ----
10.4*    Patent No. 4,734,372 dated March 29, 1988 [Exhibit 10.5 to Registration
         Statement on Form SB-2, File No. 33-84622]. ..................................
10.5*    Patent No. 4,937,298 dated June 26, 1990 [Exhibit 10.6 to Registration
         Statement on Form SB-2, File No. 33-84622]. ..................................
10.6*    Assignment of Patent No. 4,559.299 recorded on March 29, 1993, by Brown
         University Research Foundation, in favor of Analytical Biosystems Corporation
         [Exhibit 10.7 to Registration Statement on Form SB-2, File No. 33-84622]. ....
10.7*    Assignment of Patent No. 4,734.372 recorded on March 29, 1993, by Brown
         University Research Foundation, in favor of Analytical Biosystems Corporation
         [Exhibit 10.8 to Registration Statement on Form SB-2, File No. 33-84622]. ....
10.8*    Assignment of Patent No. 4,937.187 recorded on March 29, 1993, by Brown
         University Research Foundation, in favor of Analytical Biosystems Corporation
         [Exhibit 10.9 to Registration Statement on Form SB-2, File No. 33-84622]. ....
10.9*    Consulting Agreement with Starr Securities, Inc. [Exhibit 10.10 to Amendment
         No. 1 to Registration Statement on Form SB-2, File No. 33-84622]. ............
10.10*   Funding Agreement dated December 14, 1990 between Rhode Island Partnership for
         Science and Technology and Analytical Biosystems Corporation [Exhibit 10.11 to
         Registration Statement on Form SB-2, File No. 33-84622]. .....................
10.11*   Loan Agreement dated February 11, 1993 between State of Rhode Island Economic
         Development Small Business Loan Fund Corporation ("SBLFC") and Analytical
         Biosystems Corporation in the amount of $150,000 [Exhibit 10.(iii) to Report on Form 10-KSB for the fiscal year ended December 31, 1992]. .................
10.12*   Loan Agreement dated February 25, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $100,000 [Exhibit 10.(iii) to Report on Form
         10-KSB for the fiscal year ended December 31, 1992]. .........................
10.13*   Loan Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $250,000 [Exhibit 10(i)(a) to Report on Form 8-K dated April 30, 1993]. .......................................................
10.14*   Loan Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems
         Corporation in the amount of $166,666 [Exhibit 10.(iii)(d) to Report on Form
         10-KSB for the fiscal year ended December 31, 1993]. .........................
10.15*   Loan Agreement dated February 17, 1994 between SBLFC and Analytical Biosystems
         Corporation in the amount of $125,000 [Exhibit 10.(iii)(e) to Report on Form
         10-KSB for the fiscal year ended December 31, 1993]. .........................
10.16*   Security Agreement dated October 22, 1993 between SBLFC and Analytical
         Biosystems Corporation [Exhibit 10.17 to Registration Statement on Form SB-2,
         File No. 33-84622]. ..........................................................
10.17*   Patent Security Agreement dated April 19, 1993 between SBLFC and Analytical
         Biosystems Corporation [Exhibit 10.18 to Registration Statement on Form SB-2,
         File No. 33-84622]. ..........................................................
10.18*   Patent Security Agreement dated October 22, 1993 between SBLFC and Analytical
         Biosystems Corporation [Exhibit 10.19 to Registration Statement on Form SB-2,
         File No. 33-84622]. ..........................................................
10.19*   Form of Indemnification Agreements between Registrant and Registrant's
         Directors and Officers [Exhibit 10.20 to Registration Statement on Form SB-2,
         File No. 33-84622].
10.20*   Lease Agreement as of November 1, 1994 for facility located at 55 Access Road,
         Warwick, Rhode Island 02886 [Exhibit 10.21 to Amendment No. 1 to Registration
         Statement on Form SB-2, File No. 33-84622]. ..................................

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
-------  ------------------------------------------------------------------------------  ----
10.21*   Consulting Agreement and Warrant with Dr. Elliot Fishkin [Exhibit 10.22 to
         Amendment No. 1 to Registration Statement on Form SB-2, File No.
         33-84622]. ...................................................................
10.22*   Redacted copy of Clinical Trials Agreement dated August 14, 1995 between
         Analytical Biosystems Corporation and research institution and certain individuals [Exhibit 10.1 to Report on Form 8-K dated August 11, 1995]. ......
10.23*   Agreement dated April 10, 1995 between Analytical Biosystems Corporation and
         Loats Associates [Exhibit 10.1 to Report on Form 8-K dated August 20,
         1995]. .......................................................................
10.24*   Form of Registration Rights Agreement entered into among the Company and the holders of the Company's Series A Preferred Stock entered into on December 2,
         1996. [Filed as Exhibit 10.24 to Registration Statement on Form S-3 File
         333-17857]. ..................................................................
10.25*   Form of Registration Rights Agreement entered into among the Company and certain holders of the Company's Common Stock entered into on April 12, 1996 in connection with private placement offering completed on April 12, 1996.
         [Filed as Exhibit 10.25 to Registration Statement on Form S-3 File
         333-17857]. ..................................................................
23.1     Consent of Ernst & Young LLP, independent auditors of Nu-Tech Bio-Med, Inc.
         and Physicians Clinical Laboratory, Inc. for the year ended February 28,
         1997. ........................................................................
23.2     Consent of Arthur Andersen LLP, independent public accountants of Physicians
         Clinical Laboratory, Inc. for the Fiscal Year Ended February 29, 1996. .......
23.3     Consent of Camhy Karlinsky & Stein LLP (included as part of Exhibit 5.1).
99.1*    1992 Stock Option Plan [Exhibit 28 to Report on Form 10-Q for the quarter ended March 31, 1992]. .......................................................
99.2*    1994 Incentive Stock Option [Exhibit 99.2 to Registration Statement on Form
         SB-2, File No. 33-84622]. ....................................................
99.3*    Non Employer Director Stock Option Plan [Exhibit 99.3 to Registration
         Statement on Form SB-2, File No. 33-84622]. ..................................
99.4*    Amended and Restated Non-Employee Director Stock Option Plan [filed as Exhibit to the Company's Proxy Statement for the Annual Meeting held August 27,
         1996]. .......................................................................

     The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. The following exhibits designated by a double asterisk (**) will be filed by amendment. All other exhibits are filed herewith.